As Filed with the Securities and Exchange Commission on November
6, 1997
                                  REGISTRATION NO. 333-_____

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549
                   -----------------------------
                            FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                   -----------------------------
                       HIBERNIA CORPORATION
        (Exact name of registrant as specified in its charter)

Louisiana          6711                72-0724532
(State or other    Primary Standard   (I.R.S. Employer
jurisdiction of    Industrial         Identification No.)
incorporation or   Classification
organization)      Code Number)

                       313 Carondelet Street
                   New Orleans, Louisiana  70130
                          (504) 533-5332
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)
                  -----------------------------
                            Gary L. Ryan
            Senior Vice President and Corporate Counsel
                        Hibernia Corporation
                        313 Carondelet Street
                    New Orleans, Louisiana  70130
                           (504) 533-5560
        (Name, address, including zip code, and telephone number, including area code of agent for service)

COPIES TO:

Jeffrey C. Gerrish, Esq.     Patricia C. Meringer, Esq.
Gerrish & McCreary, P.C.     Senior Vice President,
700 Colonial Blvd.           Corporate Counsel and Secretary
Suite 200                    Hibernia Corporation
Memphis, TN  38124-2120      225 Baronne Street, 11th Floor
(901) 767-0900               New Orleans, Louisiana  70112
                             (504) 533-2486


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:
     As soon as practicable after this registration statement is declared effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
                                               /_____/


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------
Title of each  Amount to be  Proposed  Proposed  Amount of
class of       registered    maximum   maximum   registration
securities to                offering  aggregate fee (1)
be registered                price per offering
                             share (1) price (1)
--------------------------------------------------------------
Class A
Common Stock,
no par value    1,752,706    $30.88    $11,946,546  $3,620.00
                shares
--------------------------------------------------------------
(1) Based upon the book value of the securities to be received by the registrant or cancelled in the exchange or transaction as of June 30, 1997 of $11,946,546 pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                      HIBERNIA CORPORATION

  Cross Reference Sheet Pursuant to Rule 404 of Regulation C

       Item of Form S-4               Location or Caption in
                                      Proxy Statement
                                      (Prospectus)

1. Forepart of Registration Statement Outside Front
   and Outside Front Cover Page of    Cover Page
   Proxy Statement-Prospectus

2. Inside Front and Outside Back      Table of Contents;
   Cover Pages of Proxy Statement-    Available Information;
   Prospectus                         Incorporation by
                                      Reference

3. Risk Factors, Ratio of Earnings    Introduction; The
   to Fixed Charges and Other         Parties to the Merger;
   Information                        Summary; Proposed
                                      Merger;
                                      Certain Regulatory
                                      Considerations

4. Terms of the Transaction           Introduction; Summary;
                                      Proposed Merger

5. Pro Forma Financial                Pro Forma Financial
   Information                        Information

6. Material Contacts with the         Proposed Merger
   Company Being Acquired

7. Additional Information Required    Not Applicable
   for Reoffering by Persons and
   Parties Deemed to be Underwriters

8. Interests of Named Experts and     Validity of Shares
   Counsel

9. Disclosure of Commission Position Not Applicable on Indemnification for Securities
   Act Liabilities


10. Information with Respect to       Introduction;
    S-3 Registrants                   Available Information;
                                      Incorporation of
                                      Certain Documents by
                                      Reference; The Parties
                                      to the Merger

11. Incorporation of Certain          Available Information;
    Information by Reference          Incorporation of
                                      Certain Documents by
                                      Reference

12. Information with Respect to       Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain          Not Applicable
    Information by Reference

14. Information with Respect to       Not Applicable
    Registrants other than S-3
    or S-2 Registrants

15. Information with Respect to       Not Applicable
    S-3 Companies

16. Information with Respect to       Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to       Summary; The Parties
    Companies Other Than S-3 or       to the Merger; Certain
    S-2 Companies                     Information Concerning
                                      Northwest;
                                      Management's Discussion
                                      and Analysis of
                                      Financial Condition
                                      and Results of
                                      Operations of
                                      Northwest

18. Information if Proxies,           Outside Front Cover
    Consents or Authorizations        Page; Introduction;
    are to be Solicited               The Parties to the
                                      Merger; Summary;
                                      Meeting Information;
                                      Proposed Merger;
                                      Certain Information
                                      Concerning Northwest;
                                      Relationship with
                                      Independent Auditor


19. Information if Proxies,           Not Applicable
    Consents, or Authorizations are
    not to be Solicited or in an
    Exchange Offer


              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                      NORTHWEST BANCSHARES OF LOUISIANA, INC.
                       ________ __, 1997

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Northwest Bancshares of Louisiana, Inc. ("Northwest"), a Special Meeting of the shareholders of Northwest will be held at the main office of Northwest Bancshares of Louisiana, Inc., 214 South Washington, Mansfield, Louisiana 71052, on ________ __, 1997 at _____ _.m., for the purpose of considering and voting upon the following matters:

     1. A proposal to approve (a) the Agreement and Plan of Merger, effective as of June 26, 1997 (the "Agreement") between Northwest and Hibernia Corporation ("Hibernia") pursuant to which (i) Northwest will be merged (the "Merger") into Hibernia (which will survive the Merger), and (ii) each outstanding share of common stock, no par value, of Northwest ("Northwest Common Stock") will be converted into either (i) a minimum of 3.898 (if the Average Market Price of Hibernia Common Stock is greater than $14.11) and a maximum of 4.531 (if the Average Market Price is less than $14.11 and equal to or greater than $12.14) shares of common stock, no par value, of Hibernia ("Hibernia Common Stock")(if the Average Market Price of Hibernia Common Stock, as defined in the Agreement, is greater than $14.11) or (ii) $55.00 per share in cash (if the Average Market Price of Hibernia Common Stock, as defined in the Agreement, is less than $12.14) (as described more fully in the accompanying Proxy Statement - Prospectus) and (b) the Merger.

        2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on _______ __, 1997 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

        Each share of Northwest Common Stock will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of a majority of the issued and outstanding shares of Northwest Common Stock, present in person or by proxy, at the Special Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF NORTHWEST COMMON STOCK VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND THE MERGER.

        Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Northwest prior to the date of the Special Meeting, by attending the Special Meeting or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                                        By Order of the Board of Directors,



                                        Secretary



                                 PROXY STATEMENT


                     NORTHWEST BANCSHARES OF LOUISIANA, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ________ __, 1997


                                   PROSPECTUS

                              HIBERNIA CORPORATION

                               1,752,706 SHARES OF
                              CLASS A COMMON STOCK
                                 (NO PAR VALUE)


        This Proxy Statement-Prospectus is being furnished to the holders of common stock, no par value (the "Northwest Common Stock"), of Northwest
Bancshares of Louisiana, Inc., a Louisiana corporation ("Northwest"), in connection with the solicitation of proxies by the Board of Directors of Northwest for use at a special meeting of shareholders (the "Special Meeting") to be held at _____ _.m., local time, on ________ __, 1997, at the office of Northwest, 214 South Washington, Mansfield, Louisiana 71052, and at any adjournments or postponements thereof.

     At the Special Meeting, the holders of record of Northwest Common Stock as of the close of business on _______ __, 1997 (the "Record Date") will consider and vote upon a proposal to approve (a) the Agreement and Plan of Merger effective as of June 26, 1997 (the "Agreement") between Northwest and Hibernia Corporation ("Hibernia") pursuant to which (i) Northwest will be merged (the "Merger") into Hibernia and Hibernia will be the corporation surviving the Merger and (ii) each outstanding share of Northwest Common Stock, except for shares of Northwest Common Stock owned by Hibernia or its subsidiaries and shares as to which dissenters' rights have been exercised and perfected under Louisiana law, will be converted into either (i) a minimum of 3.898 and a maximum of 4.531 shares of common stock, no par value, of Hibernia ("Hibernia Common Stock"), or (ii) if the Average Market Price of Hibernia Common Stock is less than $12.14, $55.00 per share in cash, and (b) the Merger. Cash will be paid to holders of Northwest Common Stock in lieu of issuing fractional shares. Whether Hibernia Common Stock or cash is exchanged for shares of Northwest Common Stock will depend upon the Average Market Price of Hibernia Common Stock, as defined in the Agreement. Also, if Hibernia Common Stock is to be exchanged for Northwest Common Stock, the actual Exchange Rate (the number of shares of Hibernia Common Stock to be exchanged for each share of Northwest Common Stock), will depend upon the Average Market Price of Hibernia Common Stock. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

        This  Proxy   Statement-Prospectus  also  constitutes  a  prospectus  of
Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated.
See "PROPOSED MERGER -- Terms of the Merger."

     The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The last reported sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on November __, 1997 was $______ per share.

        This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Northwest on or about November __, 1997.

        No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement- Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Northwest.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is November __, 1997.



                           TABLE OF CONTENTS


                                                                 Page
INTRODUCTION...............................................
AVAILABLE INFORMATION......................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............
THE PARTIES TO THE MERGER..................................
     Hibernia..............................................
     Northwest.............................................
     Pro Forma Combined Selected Financial Information
       (Unaudited).........................................
     Comparative Per Share Information (Unaudited).........
SUMMARY....................................................
     The Proposed Merger...................................
     Management and Operations After the Merger............
     Recommendation of the Board of Directors..............
     Basis for the Terms of the Merger.....................
     The Fairness Opinion..................................
     Votes Required........................................
     Conditions; Abandonment; Amendment....................
     Interests of Certain Persons in the Merger............
     Employee Benefits.....................................
     Material Tax Consequences.............................
     Dissenters' Rights....................................
     Differences in Shareholders' Rights...................
     Accounting Treatment..................................
     Other Pending Merger Transactions for Hibernia........
MEETING INFORMATION........................................
     Solicitation and Revocation of Proxies................
     Vote Required.........................................
     Recommendation........................................
PROPOSED MERGER............................................
     General...............................................
     Background of and Reasons for the Merger..............
     Terms of the Merger...................................
     Opinion of Financial Advisor..........................
     Closing Date and Effective Date of the Merger.........
     Closing Date and
     Employee Benefits.....................................
     Distribution of Merger Consideration After the Merger.
     Expenses..............................................
     Representations and Warranties;
       Conditions to the Merger; Waiver....................
     Regulatory and Other Approvals........................
     Business Pending the Merger...........................
     Termination...........................................
     Management and Operations After the Merger............
     Certain Differences in Rights of Shareholders.........
     Interests of Certain Persons in the Merger............
     Material Tax Consequences.............................
     Resale of Hibernia Common Stock.......................
     Rights of Dissenting Shareholders.....................
     Accounting Treatment..................................
CERTAIN REGULATORY CONSIDERATIONS..........................
PRO FORMA FINANCIAL INFORMATION............................
CERTAIN INFORMATION CONCERNING NORTHWEST...................
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF NORTHWEST
 December 31, 1996 and 1995................................
     Northwest Quarterly Financial  Statements  (Unaudited) for the period ended
       June 30, 1997.......................................
     Management's Discussion and Analysis of Financial
       Condition and Results of Operation
       June 30, 1997 and 1996..............................
RELATIONSHIP WITH INDEPENDENT AUDITORS.....................
VALIDITY OF SHARES.........................................
EXPERTS....................................................
NORTHWEST CONSOLIDATED FINANCIAL INFORMATION...............

APPENDIX A  --  AGREEMENT AND PLAN OF MERGER
APPENDIX B  --  OPINION OF SOUTHARD FINANCIAL
APPENDIX C  --  SELECTED PROVISIONS OF THE LOUISIANA BUSINESS
                    CORPORATION LAW RELATING TO RIGHTS OF
                    DISSENTING SHAREHOLDERS
APPENDIX D  --  OPINION OF ERNST & YOUNG LLP REGARDING CERTAIN
                    TAX MATTERS


                            INTRODUCTION

        If the shareholders of Northwest approve the Agreement and the Merger, Northwest will be merged into Hibernia, and Hibernia will be the corporation surviving the Merger. If the Merger is completed, shareholders of Northwest (except for shareholders who exercise and perfect their dissenters' rights under Louisiana law) will receive either shares of Hibernia Common Stock or $55.00 in cash for each share of Northwest Common Stock they own at the time the Merger is effective. Shareholders of Northwest will be paid cash in lieu of any fractional shares of Hibernia Common Stock to which they may otherwise be entitled. See "PROPOSED MERGER -- Terms of the Merger." This Registration Statement relates to 1,752,706 shares of Hibernia Common Stock, which is the maximum number of shares of Hibernia Common Stock that Hibernia will issue to the shareholders of Northwest in connection with the Merger.

        Shareholders of Northwest will be asked to approve the Agreement and the Merger at a Special Meeting to be held on ________ __, 1997. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

        The terms of the Merger are described in this Proxy Statement-Prospectus (see "Proposed Merger"), and a copy of the Agreement is attached hereto as Appendix A for reference.

                              AVAILABLE INFORMATION

        Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Hibernia Common Stock are listed.

        Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Hibernia Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

        All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Northwest and its subsidiaries has been supplied by Northwest.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1996, (2) definitive Proxy Statement dated March 19, 1997 relating to its 1997 Annual Meeting of Shareholders held on April 29, 1997 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997, (4) the Description of Capital Stock included in its Current Report on Form 8-K dated November 2, 1994, and (5) Current Reports on Form 8-K dated July 1, July 28, September 22, and October 28, 1997.

        All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby will be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. No statement made herein will be deemed to modify or supersede any statement contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

        Hibernia will provide, without charge, to each person, including any beneficial owner, to whom this Proxy Statement- Prospectus is delivered, at the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention:
Assistant Secretary, Telephone (504) 533-3411. To ensure timely delivery, any request should be made before __________, 1997.

                            THE PARTIES TO THE MERGER

Hibernia

     Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of June 30, 1997, Hibernia had total consolidated assets of approximately $9.7 billion and shareholders' equity of approximately $970 million. As of June 30, 1997, Hibernia was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

        As of June 30,  1997,  Hibernia had two banking  subsidiaries,  Hibernia
National Bank ("HNB"), that provides retail and commercial banking services through approximately 202 banking offices throughout Louisiana, and Hibernia National Bank of Texas ("HNBT"), that provides retail and commercial banking services through approximately 10 banking offices in two Texas counties. As of June 30, 1997, HNB was the largest bank headquartered in Louisiana.

        From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. At the date hereof, Hibernia has entered into three definitive merger agreements with financial institutions other than Northwest. See "Summary -- Other Pending Merger Transactions for Hibernia". Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference is made to the Hibernia reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


Selected Financial Data. The closing market price per share of Hibernia Common Stock on the NYSE on June 25, 1997, the business day prior to the announcement of the proposed Merger was $14.25. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.

         The following table sets forth certain consolidated financial information for Hibernia. This information is based on the consolidated financial statements and related notes of Hibernia contained in (i) its Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) its Quarterly Report on Form 10-Q for June 30, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".


HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                              Year Ended December 31                       6 Months Ended June 30
-----------------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                             1996         1995         1994         1993         1992         1997         1996
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income ................   $  366,217   $  320,756   $  301,116   $  295,990   $  293,134   $  203,123   $  175,194
Income from continuing operations ..      109,950      128,885      101,460       72,708       12,750       63,549       54,445
Per common share:
   Income from continuing operations         0.85         1.02         0.80         0.57         0.17         0.47         0.43
   Cash dividends ..................         0.29         0.25         0.19         0.03            -         0.16         0.14
   Book value ......................         6.58         6.07         4.99         4.67         4.73         6.84         6.18


SELECTED PERIOD-END BALANCES

Debt ...............................       51,349       34,361       21,012       39,198       39,071        7,028       26,842
Total assets .......................    9,306,796    7,755,719    7,294,469    7,119,012    6,970,946    9,673,268    7,855,221






Northwest

        Northwest is a Louisiana corporation and a registered bank holding company under the BHCA which owns all of the issued and outstanding shares of stock of First National Bank in Mansfield, a national banking association(the "Bank"). As of June 30, 1997, Northwest had total consolidated assets of $106.7 million and shareholders' equity of $11.9 million. The Bank has four offices in DeSoto Parish, Louisiana. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

        The principal offices of Northwest are located at 214 South Washington, Mansfield, Louisiana 71052 and its telephone number is(318) 872-5164. For additional information concerning the business of Northwest and its financial condition, see "CERTAIN INFORMATION CONCERNING NORTHWEST", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NORTHWEST" and "NORTHWEST CONSOLIDATED FINANCIAL INFORMATION."

Selected Financial Data of Northwest

         The following selected financial information of Northwest with respect to each year in the five-year period ended December 31, 1996 and the six-month periods ended June 30, 1997 and 1996 has been derived from the consolidated financial statements of Northwest. The information set forth below should be read in conjunction with Northwest's financial statements, the notes thereto, and Northwest's Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1996 and 1995 and the six-month periods ended June 30, 1997 and 1996 appearing elsewhere in this Proxy Statement - Prospectus.


NORTHWEST BANCSHARES OF LOUISIANA, INC.
SELECTED FINANCIAL INFORMATION

                                                             Year Ended December 31                     6 Months Ended June 30
-------------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                             1996         1995         1994         1993         1992       1997       1996
-------------------------------------------------------------------------------------------------------------------------------

Net interest income ................   $    3,851   $    3,638   $    3,605   $    3,665   $    3,682   $  2,070   $  1,900
Income from continuing operations ..        1,370        1,226        1,127        1,341        1,230        771        671
Per common share:
   Income from continuing operations         3.54         3.17         2.91         3.47         3.18       1.99       1.73
   Cash dividends ..................         1.25         1.00         0.75         0.75         0.75          -          -
   Book value ......................        28.79        26.72        23.44        23.08        19.92      30.88      27.64


SELECTED PERIOD-END BALANCES

Debt ...............................            -            -            -            -            -          -          -
Total assets .......................       98,501       95,712       92,877       90,487       93,090    106,709    103,130


NORTHWEST BANCSHARES OF LOUSIANA, INC.

QUARTERLY INCOME RESULTS
---------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)



---------------------------------------------------------------------------
                         3/31/97     6/30/97
---------------------------------------------------------------------------

Interest income ....      $1,737      $1,818
Net interest income        1,008       1,062
Net income .........         354         417
Net income per share        0.92        1.07



---------------------------------------------------------------------------
                         3/31/96     6/30/96     9/30/96    12/31/96
---------------------------------------------------------------------------

Interest income ....      $1,682      $1,737      $1,759      $1,665
Net interest income          923         977       1,012         939
Net income .........         322         349         350         349
Net income per share        0.83        0.90        0.91         .90



---------------------------------------------------------------------------
                         3/31/95     6/30/95     9/30/95    12/31/95
---------------------------------------------------------------------------

Interest income ....      $1,566      $1,680      $1,666      $1,603
Net interest income          895         960         912         871
Net income .........         279         311         313         323
Net income per share        0.72        0.80        0.81        0.84

Pro Forma Combined Selected Financial Information (Unaudited)

         The following table sets forth certain unaudited pro forma combined selected financial information for Hibernia, after giving effect to the merger with Northwest. The pro forma information, which reflects the Merger using the pooling-of-interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. See "Pro Forma Financial Information" contained elsewhere herein.


PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                   Year Ended December 31            6 Months Ended June 30
--------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                              1996          1995          1994          1997          1996
--------------------------------------------------------------------------------------------------------------

Net interest income ................    $  370,068    $  324,394    $  304,721    $  205,193    $  177,094
Income from continuing operations ..       111,320       130,111       102,587        64,320        55,116
Per common share:
   Income from continuing operations          0.85          1.01          0.79          0.47          0.43
   Cash dividends ..................          0.29          0.25          0.19          0.16          0.14
   Book value ......................          6.59          6.08          5.00          6.86          6.19


SELECTED PERIOD-END BALANCES

Debt ...............................        51,349        34,361        21,012         7,028        26,842
Total assets .......................     9,405,296     7,851,459     7,387,346     9,779,996     7,958,257

*  Includes Hibernia Corporation and Northwest Bancshares of Louisiana, Inc.

Comparative Per Share Information (Unaudited)

         The following table sets forth for Hibernia Common Stock and Northwest Common Stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the six-month periods ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. Information under the column titled "Hibernia Corporation" is based on (i) Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996 and
(ii) Hibernia's Quarterly Report on Form 10-Q for the six-month period ended June 30, 1997. Information under the column titled "Northwest Bancshares of Louisiana, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Northwest contained elsewhere in this Proxy Statement - Prospectus.

         Information under the column entitled "Pro Forma Hibernia Corporation (with Northwest Bancshares of Louisiana, Inc.)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 3.898 shares of Hibernia Common Stock for each outstanding share of Northwest Common Stock. The pro forma combined information assumes the Average Market Price of Hibernia Common Stock will be $18.00 per share. See "PROPOSED MERGER -- Terms of the Merger."

         The information under the column entitled "Northwest Bancshares of Louisiana, Inc. Pro Forma Equivalent" is derived by multiplying the amounts contained in the column titled "Pro Forma Hibernia Corporation (with Northwest Bancshares of Louisiana, Inc.)" by the Exchange Rate (as defined in the Merger Agreement) of 3.898. See "PROPOSED MERGER -- Terms of the Merger."


HIBERNIA CORPORATION AND NORTHWEST BANCSHARES OF LOUISIANA, INC.

COMPARATIVE PER SHARE INFORMATION
-------------------------------------------------------------------------------------------------------------------
Unaudited
                                                                                                   PRO FORMA
                                                                             HIBERNIA              NORTHWEST
                                                                            CORPORATION          BANCSHARES OF
                                                       NORTHWEST          (WITH NORTHWEST        LOUISIANA, INC.
                                      HIBERNIA       BANCSHARES OF         BANCSHARES OF          PRO FORMA
                                    CORPORATION      LOUISIANA, INC.       LOUISIANA, INC.)       EQUIVALENT
-------------------------------------------------------------------------------------------------------------------
Per Common Share:

Income from continuing operations:
 For the six months ended June 30,
                   1997               $   0.47            $    1.99            $   0.47            $    1.83
                   1996                   0.43                 1.73                0.43                 1.68
 For the year ended December 31,
                   1996               $   0.85            $    3.54            $   0.85            $    3.31
                   1995                   1.02                 3.17                1.01                 3.94
                   1994                   0.80                 2.91                0.79                 3.08

 Cash dividends:
 For the six months ended June 30,
                   1997               $   0.16            $    0.00            $   0.16            $    0.62
                   1996                   0.14                 0.00                0.14                 0.55
 For the year ended December 31,
                   1996               $   0.29            $    1.25            $   0.29            $    1.13
                   1995                   0.25                 1.00                0.25                 0.97
                   1994                   0.19                 0.75                0.19                 0.74

 Book Value:
   At June 30, 1997                   $   6.84            $   30.88            $   6.86            $   26.74
   At December 31, 1996                   6.58                28.79                6.59                25.68





                                     SUMMARY

        This summary is necessarily general and abbreviated and has been prepared to assist shareholders of Northwest in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Northwest are urged to read all of those documents in their entirety prior to the Special Meeting.

The Proposed Merger

        The shareholders of Northwest will consider and vote upon the Agreement and the Merger at the Special Meeting. If the shareholders of Northwest approve the Agreement and the Merger and the other conditions to completing the Merger are satisfied (see "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver"), the Merger will be completed on a date thereafter chosen by the parties (the "Effective Date"). Shareholders of Northwest, other than shareholders of Northwest who exercise and perfect dissenters' rights under Louisiana law, will receive either shares of Hibernia Common Stock or $55.00 in cash in exchange for each share of Northwest Common Stock they own (the "Exchange Rate"), depending upon the Average Market Price of Hibernia Common Stock (as defined in the Agreement). If the Average Market Price of Hibernia Common Stock is $12.14 or higher, holders of Northwest Common Stock will receive shares of Hibernia Common Stock in exchange for their shares of Northwest Common Stock. The number of shares of Hibernia Common Stock to be exchanged for each share of Northwest will be determined as follows:
($21,277,850 , 386,870) , the Average Market Price of Hibernia Common Stock; provided, however, that if the Average Market Price of Hibernia Common Stock is greater than $14.11, the Exchange Rate will be 3.898 shares of Hibernia Common Stock for each share of Northwest Common Stock. Consequently, if the Average Market Price is $12.14 or higher, the Exchange Rate will be between 3.898 and
4.53 shares of Hibernia Common Stock for each share of Northwest Common Stock. If the Average Market Price is below $12.14, holders of Northwest Common Stock will receive $55.00 in cash for each share of Northwest Common Stock held. If cash is exchanged for shares of Northwest Common Stock, however, the Merger will not qualify as a pooling of interests for accounting purposes and will not be a tax-free transaction to holders of Northwest Common Stock. (See "Material Tax Consequences."). If Hibernia Common Stock is exchanged for Northwest Common Stock in the Merger, Northwest shareholders will be paid cash in lieu of any fractional share of Hibernia Common Stock to which they may otherwise be entitled.

        If shares of Hibernia Common Stock are exchanged for shares of Northwest Common Stock, then the Merger will qualify as a tax-free reorganization, and shareholders of Northwest will not be required to pay federal income taxes on the value of the Hibernia Common Stock they receive in the Merger.

Management and Operations After the Merger

        Northwest and the Bank will cease to exist after the Merger. The business of the Bank will be conducted through HNB after the merger. The Boards of Directors of Hibernia and HNB following the Merger will consist of those persons serving as directors immediately prior to the Merger.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS OF NORTHWEST ("NORTHWEST BOARD") HAS APPROVED THE AGREEMENT AND THE MERGER, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF NORTHWEST AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE MERGER AND THE RELATED AGREEMENT. (See "MEETING INFORMATION.") The Northwest Board has received from Southard Financial (the "Advisor") an opinion that the consideration to be paid to shareholders of Northwest in the Merger is fair, from a financial point of view, to the shareholders of Northwest. See "PROPOSED MERGER -- Opinion of Financial Advisor." The Northwest Board believes that the Merger will provide significant value to all Northwest shareholders. In recommending the Merger to the shareholders, the Northwest Board considered, among other factors, the financial Terms of the Merger, the liquidity it will afford Northwest's shareholders and the business earnings and potential for future growth of Northwest and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

        A number of factors were considered by the Northwest Board in approving the Terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia, Northwest, HNB, HNBT and the Bank; the ability of Northwest to compete in its relevant banking markets and to face additional competitive pressures due to changes in the regulatory environment; the market price of Hibernia Common Stock; the absence of an active trading market for Northwest Common Stock; the consideration to be received by Northwest shareholders in relation to Northwest's earnings and book value; the anticipated tax-free nature of the Merger to Northwest's shareholders for federal income tax purposes; and the financial terms of other recent business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

        The Advisor has rendered an opinion to Northwest that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be paid to shareholder of Northwest in the Merger is fair, from a financial point of view, to the shareholders of Northwest. The Advisor's opinion is attached as Appendix B to this Proxy Statement- Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "PROPOSED MERGER -- Opinion of Financial Advisor."

Votes Required

     Approval of the Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Northwest Common Stock, present in person or by proxy, at the Special Meeting. (See "MEETING INFORMATION.") The Northwest Board has fixed the close of business on _______ __, 1997 as the record date (the "Record Date") for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting. Directors of Northwest and the Bank from whom Hibernia has received commitments to vote in favor of the Merger own ____________ shares of Northwest Common Stock, representing __.__% of the Northwest Common Stock issued and outstanding as of the Record Date. See "CERTAIN INFORMATION CONCERNING NORTHWEST -- Security Ownership of Principal Shareholders and Management." The holders of those shares have agreed to vote the stock for which they have voting power in favor of approval of the Merger and the Agreement at any meeting of Northwest's shareholders held before March 31, 1998 at which the Merger is considered, unless the fairness opinion from the Advisor is withdrawn or they are legally prohibited from voting in favor of the Merger and the Agreement in the opinion of their counsel. See "MEETING INFORMATION" and "CERTAIN INFORMATION CONCERNING NORTHWEST -- Security Ownership of Principal Shareholders and Management." Approval of the Merger by
shareholders of Hibernia is not required under the laws of the State of Louisiana.

Conditions; Abandonment; Amendment

        Consummation of the Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Agreement by the required vote of the shareholders of Northwest, and approval of the proposed transaction by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), and the Office of the Comptroller of the Currency ("OCC"). Applicable law provides that the Merger may not be consummated until at least 15, and the Federal Reserve Board requires that the Merger be consummated no more than 90, days after approval of the Federal Reserve Board is obtained. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Regulatory and Other Approvals."

        Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Northwest's shareholders may change the number of shares of Hibernia Common Stock into which Northwest Common Stock will be converted by in the Merger. Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Northwest's shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Closing Date and Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

        The executive officers of Northwest and members of the Northwest Board have interests in the Merger that are in addition to their interests as shareholders of Northwest. These benefits include, among others, the continuation of certain employee benefits generally and provisions in the Agreement relating to the indemnification of officers, directors and employees of Northwest for certain liabilities up to certain aggregate limitations. See "PROPOSED MERGER -- Employee Benefits" and -- "Interests of Certain Persons in the Merger."

Employee Benefits

        Hibernia has agreed as part of the Agreement that it will offer to all former employees of Northwest and/or the Bank who become employees of Hibernia or its subsidiaries the same employee benefits as those offered by Hibernia and HNB to their employees, except that former employees of Northwest will not be required to wait for any period in order to be eligible to participate in Hibernia's flexible benefits plan (including its medical and dental coverage). Hibernia will also give Northwest employees full credit for their years of service (for both eligibility and vesting) with Northwest for purposes of Hibernia's 401(k) plan, the Retirement Security Plan and Hibernia's Employee Stock Ownership Plan ("ESOP") to the extent permitted under the terms of those plans. Hibernia has also agreed to pay or provide certain other benefits. See "PROPOSED MERGER---Employee Benefits."

Material Tax Consequences

        If the consideration to be paid to Northwest shareholders in the Merger (the "Merger Consideration") is to be paid in Hibernia Common Stock, it is a condition to consummation of the Merger that the parties receive an opinion of a nationally recognized public accounting firm to the effect that (i) the Merger, when consummated in accordance with the Terms of the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the exchange of Northwest Common Stock, to the extent exchanged for Hibernia Common Stock, will not give rise to a gain or loss to the shareholders of Northwest with respect to such exchange, and (iii) the Louisiana income tax treatment to the shareholders of Northwest will be substantially the same as the federal income tax treatment to the shareholders of Northwest. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who serve as independent auditors for Hibernia, to these effects. A copy of the tax opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

        Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Northwest consult his, her, or its tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him, her or it.

Dissenters' Rights

        Each holder of Northwest Common Stock who objects to the Merger and perfects his or her rights to dissent from the Merger in accordance with the Louisiana Business Corporation Law ("LBCL") is entitled to the rights and remedies of dissenting shareholders provided in the LBCL, Title 12, Section 131, a copy of which is attached hereto as Appendix C. As a result, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders." Shareholders who exercise and perfect dissenters' rights will receive cash in exchange for their shares and will be taxed on the cash they receive. See "Material Tax Consequences."

Differences in Shareholders' Rights

        Shareholders of Northwest, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia, and their rights as such will be governed by Hibernia's Articles of Incorporation and By-Laws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Northwest. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

     If the Merger Consideration is paid by exchanging Hibernia Common Stock, the parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. See "PROPOSED MERGER -- Accounting Treatment." Other Pending Merger Transactions for Hibernia

Other Pending Merger Transactions for Hibernia

     On August 31, 1997, Hibernia completed a merger with Executive Bancshares, Inc. ("Executive") and its wholly-owned subsidiaries, The First National Bank of Paris and Collin County National Bank. As of June 30, 1997, Executive had total consolidated assets of $138 million and shareholders' equity of $8 million. On November 7, 1997, Hibernia completed a merger with Unicorp Bancshares-Texas, Inc. and its banking subsidiary, OrangeBank. As of June 30, 1997, Unicorp had assets of $115.3 million and shareholders' equity of $8.3 million. On July 16, 1997, Hibernia announced a definitive agreement to merge with ArgentBank. As of June 30, 1997, ArgentBank reported total consolidated assets of $760 million and shareholders' equity of $81.3 million. On October 24, 1997, Hibernia announced a definitive agreement to merge with Firstshares of Texas, Inc. and its banking subsidiary, First National Bank (Marshall). As of June 30, 1997, Firstshares had consolidated assets of $291,492,000 and shareholders equity of $23,650,000. Hibernia issued 1,161,680 shares in the Executive merger, 2,233,389 shares in the Unicorp merger and expects to issue a maximum of approximately 17 million shares of its Common Stock in the aggregate in the ArgentBank and Firstshares mergers. Hibernia expects to account for all of these mergers as poolings of interests. Shareholders of Northwest will not be entitled to vote on the mergers with ArgentBank or Firstshares. The mergers with ArgentBank and Firstshares, if completed, will not have a material impact on Hibernia's assets, liabilities, financial condition or results of operations. The mergers with Unicorp, ArgentBank and Firstshares are subject to terms and conditions similar or identical to those applicable to the Merger and may be completed or abandoned before or after completion of the Merger.

                               MEETING INFORMATION

This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Northwest Board for use at the Special Meeting. Each copy of this Proxy Statement- Prospectus mailed to holders of Northwest Common Stock is accompanied by a proxy card furnished in connection with the Northwest Board's solicitation of proxies for use at the Special Meeting and at any adjournment thereof. The Special Meeting is scheduled to be held at _____ a.m., Central daylight time, on _________, ________ __, 1997, at the main office of Northwest (which is the main office of the Bank), 214 South Washington, Mansfield, Louisiana. Only holders of record of Northwest Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Agreement and the Merger, and (b) such other matters as may properly be brought before the Special Meeting or any adjournment thereof.

     HOLDERS OF NORTHWEST COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

Solicitation and Revocation of Proxies

Any holder of Northwest Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person, or by giving notice of revocation in writing to the Secretary of Northwest prior to the date of the Special Meeting or submitting a signed proxy card bearing a later date before the Special Meeting. The shares of Northwest Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If contrary instructions are not given on a proxy card, executed proxy cards received by Northwest will be voted FOR approval of the Agreement and the Merger. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on such matters in accordance with their best judgment. The Northwest Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger and the Agreement.

The cost of soliciting proxies from shareholders of Northwest, including expenses incurred in preparing, assembling and mailing this Proxy Statement-Prospectus, will be borne by Northwest, except that Hibernia will bear all expenses incurred in printing this Proxy Statement-Prospectus. Such solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of Northwest (who will receive no additional compensation for doing so).

NORTHWEST SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN COMPLETED.

Vote Required

Approval of the Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Northwest Common Stock, present in person or by proxy, at the Special Meeting. The Northwest Board has fixed the close of business on _______ __, 1997, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 386,870 shares of Northwest Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

A majority of the outstanding shares of Northwest Common Stock constitutes a quorum for purposes of the Special Meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposal to be considered at the Special Meeting. A broker non-vote will not count for quorum or voting purposes because brokers will not have discretionary authority to vote with respect to the proposal and, therefore, a broker non-vote will have no effect on the vote on the proposal. However, broker non-votes will make it more difficult to achieve a quorum.

     As of the Record Date, directors who have agreed to vote their shares in favor of the Merger of Northwest beneficially owned a total of _________ shares, or approximately ____% of the outstanding shares, of Northwest Common Stock. The individuals will not be required to vote in favor of the Merger if the fairness opinion from the Advisor is withdrawn or if they are prohibited by law from voting in favor of the Merger and the Agreement in the opinion of their counsel.

Recommendation

For the reasons described below, the Northwest Board has approved the Agreement, believes the Merger is in the best interests of Northwest and its shareholders and recommends that holders of Northwest Common Stock vote FOR approval of the Agreement and Merger. In making its recommendation to shareholders, the Northwest Board considered, among other things, the opinion of the Advisor that the consideration to be received by the holders of Northwest Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "PROPOSED MERGER", below.

                                 PROPOSED MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

General

        If the shareholders of Northwest approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied, Northwest will be merged with and into Hibernia. At that time, the separate existence of Northwest will cease. Simultaneously with the Merger, the Bank will be merged into HNB, and the separate existence of the Bank will also cease. As soon as practicable following the Effective Date, the operations previously conducted by the Bank will be conducted under the name of HNB.

        The type of consideration to be paid to Northwest shareholders will depend upon the price at which Hibernia Common Stock is trading during the ten business days prior to the trading date that falls immediately prior to the Closing Date. The mean of the high and low prices of a share of Hibernia Common Stock on those ten days is the "Average Market Price" for purposes of the Agreement. If the Average Market Price is $12.14 or greater, the Merger Consideration will be paid in shares of Hibernia Common Stock. If the Average Market Price is less than $12.14, the Merger Consideration will be paid in cash.

        If the Merger Consideration is paid in stock, shareholders of Northwest will receive between 3.898 and 4.530 shares of Hibernia Common Stock for each share of Northwest Common Stock. The precise number of shares to be exchanged will be determined by the following formula: ($21,277,850 divided by 386,870) divided by the Average Market Price of Hibernia Common Stock; provided that, if the Average Market Price of Hibernia Common Stock is greater than $14.11, Northwest shareholders will receive 3.898 shares of Hibernia Common Stock for each share of Northwest Common Stock. As of the date hereof, the Average Market Price has exceeded $14.11 for over [twenty] trading days.

        If the Average Market Price is less than $12.14, Northwest shareholders will receive $55.00 in cash for each share of Northwest Common Stock held by them. In that event, the Merger will not qualify as a tax-free reorganization, and shareholders of Northwest will owe taxes on the cash received by them in the Merger. In addition, if the Merger Consideration is paid in cash, the Merger will be accounted for as a purchase transaction, rather than a pooling of interests.

Background of and Reasons for the Merger

Background. Since the early 1990's, Northwest has periodically received expressions of interest as to the potential acquisition of or merger with
Northwest. For various reasons, such expressions of interest were not entertained by the Northwest Board, but the Board remained willing to explore the various strategic alternatives available to Northwest, including (i) a strategy of independence, focusing on efficiencies and internal growth, (ii) growth by acquisition of other institutions, and (iii) a sale of Northwest. In late 1996, Hibernia presented an offer of merger to the Northwest Board which, after negotiation, resulted in the Agreement.

Reasons for the Merger. The terms of the Agreement, including the Exchange Rate, are the result of arms-length negotiations between Hibernia and Northwest and their respective representatives. The Northwest Board believes that the Merger is fair and in the best interests of its shareholders. In reaching that decision, the Northwest Board consulted with its financial and other advisors, as well as with Northwest's management, and considered a number of factors, including, but not limited to, the following:

(a) the financial condition and results of operations of, and prospects for, each of Hibernia and Northwest;

(b) the financial terms of the Merger, including the amount and type of consideration to be received by Northwest's shareholders pursuant to the Agreement;

(c) the Hibernia Common Stock that is anticipated to be received by holders of Northwest Common Stock pursuant to the Agreement will be listed for trading on the NYSE and will provide liquidity (which is believed to be important, particularly to the older shareholders of Northwest), that is unavailable to holders of Northwest Common Stock, for which an active trading market does not exist;

(d) the Agreement will allow holders of Northwest Common Stock to become shareholders of Hibernia, an institution which was, as of June 30, 1997, the largest bank holding company headquartered in Louisiana;

(e)  the  Merger  with  Hibernia  will  alleviate   concerns  about  maintaining
continuity on the Northwest Board of Directors in light of the increasing average age of the Northwest directors;

(f) the recent changes in the regulatory environment, which likely will result in Northwest facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

(g) if the Merger Consideration is paid in Hibernia Common Stock, the Merger is expected to qualify as a tax-free reorganization so that neither Northwest nor the holders of Northwest Common Stock (except to the extent that cash is received in lieu of a fractional share of Hibernia Common Stock) will recognize any gain in the transaction (see "Material Tax Consequences"); and

(h) the opinion received from the Advisor that the consideration to be received by the holders of Northwest Common Stock pursuant to the Agreement is fair to such shareholders from a financial point of view (as of the date of such opinion) (see "Opinion of Financial Advisor").

The Northwest Board did not assign any specific or relative weight to the foregoing factors in its considerations. The Northwest Board believes that the Agreement and the Merger will provide significant value to all Northwest shareholders.

        Based on the foregoing, while not unanimously, the Northwest Board has approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of Northwest's shareholders, and recommends that all holders of Northwest Common Stock vote "FOR" the approval of the Agreement and the Merger.

Terms of the Merger

        If the shareholders of Northwest approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied (see "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver"), the Merger will be consummated on the Effective Date. Northwest shareholders who do not exercise and perfect dissenters' rights will receive either Hibernia Common Stock or cash for each share of Northwest Common Stock they own as described above under "General." Also, if the Merger Consideration is paid in Hibernia Common Stock, each shareholder of Northwest who would be entitled to receive a fraction of a share of Hibernia Common Stock will receive (without interest) an amount in cash equal to such part of a fractional share multiplied by the Average Market Price of Hibernia Common Stock instead of a fractional share. For this purpose, the Average Market Price of Hibernia Common Stock is the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date (as reported in The Wall Street Journal).

        On the Effective Date of the Merger, if the Merger Consideration is paid in Hibernia Common Stock each share of Northwest Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Louisiana law and shares owned beneficially by Hibernia or its subsidiaries, will automatically convert to the number of shares of Hibernia Common Stock described above. Northwest shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of that date of that event. However, the exchange of Northwest stock certificates for certificates representing Hibernia Common Stock will occur after the Closing Date.

     If the Merger Consideration is paid in cash, shareholders of Northwest will receive $55.00 for each share of Northwest Common Stock owned by them. In this case, shareholders will owe taxes on the cash received. See "Material Tax Consequences."

        SHAREHOLDERS OF NORTHWEST SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO NORTHWEST OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, NORTHWEST'S SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON STOCK.

     For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

The Fairness Opinion

     Northwest retained Southard Financial, a Memphis, Tennessee, financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view to the holders of Northwest Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend the specific ratio of exchange between the respective common stocks of Hibernia and Northwest and did not assist in negotiating the Merger. The Exchange Ratio was determined by Hibernia and Northwest after arm's length negotiations. Northwest did not place any limitations on the scope of Southard Financial's investigation or review.

     Southard Financial provided a written Fairness Opinion and supporting documentation to the Northwest Board. The full text of the Fairness Opinion, dated October 31, 1997, which sets forth certain assumptions made, matters considered, and limitations on the review performed by Southard Financial, is attached to this Proxy Statement-Prospectus as Appendix B and is incorporated herein by reference. The summary of the Fairness Opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the Fairness Opinion.

     THE FULL TEXT OF THE ADVISOR OPINION (THE "FAIRNESS OPINION") WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS. NORTHWEST'S SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF NORTHWEST AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     In arriving at its opinion, Southard Financial conducted interviews with officers of Hibernia and Northwest and reviewed the documents indicated in the Fairness Opinion. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of Northwest. Further, Southard Financial did not make an independent determination of the value of the assets of Northwest or Hibernia, nor was it furnished with any such determinations of value.

     In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the Fairness Opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Northwest and Hibernia. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. According to the Agreement, and assuming that the Average Market Price of Hibernia stock is above $14.11 per share at closing, Northwest shareholders would receive 3.898 equivalent shares of Hibernia stock for each share of Northwest stock exchanged under the Agreement. Given the market price of Hibernia common stock at this writing (above $14.11 per share since mid-July 1997, an exchange ratio of 3.898 is used for purposes of the analysis presented below. Further, this analysis assumes that the Average Market Price remains equal to or above $12.14 up to closing, such that the merger is still a stock-for-stock transaction accounted for as a pooling of interests.

     EARNINGS YIELD ANALYSIS: In evaluating the impact of the proposed Merger on the shareholders of Northwest, Southard Financial determined that, based upon an assumed exchange ratio of 3.898 shares of Hibernia stock for each share of Northwest stock, the shareholders of Northwest would have seen no material impact on earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the merger been consummated prior to January 1, 1997. Further, adjusting Hibernia earnings for amortization of goodwill and core deposit intangibles (non-cash expenses), the earnings impact of the merger would be positive.

     DIVIDEND YIELD ANALYSIS: In evaluating the impact of the proposed Merger on the shareholders of Northwest, Southard Financial reviewed the dividend paying histories of Northwest and Hibernia. Based upon this review, it is reasonable to expect that the shareholders of Northwest, in total, will receive dividends below the level currently paid by Northwest after the merger is completed (defined as post merger dividends per share times the assumed exchange ratio). This is predicated on the assumption that Hibernia will continue per share dividends at current levels.

     BOOK VALUE ANALYSIS: In evaluating the impact of the proposed Merger on the shareholders of Northwest, Southard Financial determined that the shareholders of Northwest would have experienced an adverse impact on the book value of their investment had the merger been consummated on December 31, 1996 or June 30, 1997. However, the shareholders of Northwest would be exchanging their shares for Hibernia stock trading at 246% of book value.

     GROWTH OUTLOOK FOR EARNINGS: An important difference between Hibernia and Northwest is the outlook for growth in earnings per share. Northwest's earnings per share remained nearly constant over the 1993-96 period, increasing from $3.47 per share in 1993 to $3.54 per share in 1996. In comparison, Hibernia's earnings per share (fully taxable basis) increased from $0.51 per share in 1993 to $0.90 per share in 1996, with a projected level of $1.00 in 1997. Further, the outlook for Hibernia is for continued strong earnings per share growth for 1998.

     ANALYSIS OF ALTERNATIVES: In evaluating the fairness of the proposed merger to the shareholders of Northwest, Southard Financial reviewed with management the terms of other offers received and discussions for the purchase/merger of Northwest. Further, Southard Financial considered recent public market merger pricing information.

     ANALYSIS OF MARKET TRANSACTIONS: Based upon the merger terms and the recent market price of Hibernia common stock, Northwest shareholders will receive about 239% of September 30, 1997 book value (based on peer levels of 10% capital) plus dollar-for- dollar of excess capital ($1.628 million), 16.9 times estimated 1997 earnings, and 25.5% of assets. Based upon the review conducted by Southard Financial, the pricing for Northwest in the merger is within the range of multiples seen in recent bank acquisitions. Further, the shareholders of Northwest would be exchanging their stock for shares of Hibernia, which is trading at 17.4x earnings and 246% of book value.

     FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Hibernia and Northwest with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Hibernia and Northwest to a universe of publicly traded banks and bank holding companies and to peers groups prepared by the Federal Financial Institutions Examination Council. Southard Financial found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

     LIQUIDITY: Unlike Northwest stock, Hibernia shares are listed and actively traded on the New York Stock Exchange. Further, except in the case of officers, directors, and certain large shareholders of Northwest, Hibernia shares received will be freely tradeable with no restrictions.

     Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has valued non-traded securities of banks, thrifts, and other companies for mergers and acquisitions, management buyouts, employee stock ownership plans, and other purposes. For rendering the Fairness Opinion, Northwest has agreed to pay Southard Financial a fee of $10,000, plus reasonable out-of- pocket expenses. Southard Financial has never been engaged previously by Northwest or Hibernia. Neither Southard Financial nor its principals owns an interest in the securities of Northwest or Hibernia.


Closing Date and Effective Date of the Merger

        Unless otherwise agreed upon by Hibernia and Northwest, and subject to the conditions to the obligations of the parties to effect the Merger, the closing date will occur on the first business day occurring after the last to occur of: (i) the date that is 15 days after approval of the Merger by the Federal Reserve Board; (ii) the date that is 15 days after the date of approval of the Bank Merger by the OCC or (iii) the date that is five days after the Special Meeting; or such later date within 60 days of such date as may be agreed upon by Hibernia and Northwest. After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger ("the "Effective Date") will be the date and time of the consummation of the Merger evidenced by the issuance by the Louisiana Secretary of State of a certificate of merger relating to the Merger. It is expected that the Effective Date will occur shortly after the Closing Date, on a date chosen by the parties to the Merger.

     It is possible that the necessary shareholder and regulatory approvals will not be obtained or that other conditions precedent to the Merger will not be satisfied. If all of the conditions to the Merger are met or waived, the parties expect to complete the Merger during the fourth quarter of 1997.

     The Board of Directors of either Hibernia or Northwest may terminate the Agreement if the Merger is not consummated by March 31, 1998 or any condition to the consummation of the Merger cannot be satisfied by March 31, 1998 and will not be waived by the party or parties entitled to waive it. See "PROPOSED MERGER -- Conditions to Consummation of the Merger" and "PROPOSED MERGER -- Termination."

Employee Benefits

        Hibernia has agreed as part of the Agreement that it will offer to all former employees of Northwest and the Bank who become employed by Hibernia or its subsidiaries as of the Effective Date the same employee benefits as those offered by Hibernia, HNB, and HNBT to their employees, except that employees of Northwest and the Bank will not be required to wait for any period in order to be eligible to participate in Hibernia's flexible benefits plan (including its medical and dental coverage). Hibernia will also give Northwest employees full credit for their years of service (for both eligibility and vesting) with Northwest for purposes of Hibernia's 401(k) plan, the Retirement Security Plan, and its ESOP (to the extent permitted under the terms of those plans). If, however, Hibernia determines in good faith that it cannot merge any benefit plan of Northwest into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plans, then Hibernia will be entitled to freeze the existing benefit plan of Northwest and prohibit participation by former employees of Northwest in Hibernia's or HNB's plans for the period of time required by applicable law to ensure that Hibernia's or HNB's plans are not deemed to be successor plans of the Northwest plan in question.

        Hibernia has also agreed to permit Northwest to pay bonuses to employees as of the closing date, as long as those bonuses are accrued, pro rated for the period of time that has elapsed prior to the closing and are consistent in amount with past practices for annual employee bonuses. If the Merger does not occur prior to December 31, 1997, Hibernia will pay these bonuses to employees who remain with Hibernia after the Merger. In that event, bonuses will be paid at the same time as Hibernia's 1997 bonuses are paid.

Distribution of Merger Consideration After the Merger

        Promptly after the Effective Date, Hibernia will cause Chase Mellon Shareholder Services, acting in the capacity of Exchange Agent, to mail to each non-dissenting shareholder of Northwest a letter of transmittal, together with instructions for the exchange of such shareholder's certificates representing shares of Northwest Common Stock. If the Merger Consideration is to be paid by exchanging Hibernia Common Stock, the instructions will describe the procedures for the exchange of shares of Northwest Common Stock for shares of Hibernia Common Stock. In that event, until so exchanged, each certificate representing Northwest Common Stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. If the Merger Consideration is to be paid in cash, Northwest shareholders' shares of Northwest Common Stock will be cancelled as of the Effective Date, and the instructions received by Northwest Shareholders will include the procedures for exchanging shares of Northwest for cash. In that case, holders of Northwest Common Stock will have the right to receive cash for their shares (without interest) upon surrender of certificates representing those shares.

        NORTHWEST'S SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Northwest Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Northwest Common Stock surrendering such items either (i) a certificate representing the number of shares of Hibernia Common Stock to which such holder is entitled as a result of the Merger and a check representing cash paid in lieu of a fractional share, if any or (ii) a check in the amount of cash due. If the Merger Consideration is paid by exchanging Hibernia Common Stock, holders of record of Northwest Common Stock as of the Effective Date will be entitled to vote at any meeting of Hibernia's shareholders the number of shares of Hibernia Common Stock into which their Northwest Common Stock has been converted regardless of whether such shareholders have surrendered their stock certificates to the extent permitted by law. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO HIBERNIA COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED NORTHWEST STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon.

     If the Merger Consideration is paid in cash, holders of Northwest Common Stock will cease to have rights as shareholders of Northwest (except the right to receive cash for their shares in accordance with the terms of the Merger) after the Effective Date. Also, in that case, holders of Northwest Common Stock will acquire no rights as Hibernia shareholders as a result of the Merger.

        Northwest shareholders who cannot locate their Northwest stock certificates are encouraged to contact John W. Garmany, President, 214 South Washington, Mansfield, Louisiana 71052, telephone: (318) 872-5164 prior to the Special Meeting. New certificates will be issued to Northwest shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Northwest and Hibernia (as its successor) against any claim that may be made against either of them by the owner of the lost certificate(s). Northwest or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who have misplaced their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock, as applicable, if the Merger is approved and consummated.

Expenses

        The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless of whether the Merger is consummated, provided that printing expenses related to copying and distributing this Proxy Statement will be borne by Hibernia.

Representations and Warranties; Conditions to the Merger; Waiver

        The Agreement contains representations and warranties by Northwest regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements, contractual obligations and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

        The obligations of Hibernia and Northwest to consummate the Merger are conditioned upon, among other things, approval of the Agreement and Merger by Northwest's shareholders; the receipt of necessary regulatory approvals, including the approval of the Federal Reserve Board and the OCC; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement and if the Merger Consideration is paid in shares of Hibernia Common Stock, will constitute a reorganization within the meaning of
Section 368(a) of the Code, that Northwest's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange and certain other tax- related matters; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger; the absence of litigation or proceedings by a governmental agency seeking to prevent the consummation of the Merger; the material accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of Hibernia, more than 6 directors fail to agree to terminate their interest in the Northwest retirement policy for directors; and in the case of Northwest, the receipt of updated fairness opinions of the Advisor within five days of the scheduled mailing of the proxy statement to Northwest shareholders and within five days of the Closing Date.

        Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Northwest's shareholders may change the number of shares of Hibernia Common Stock into which Northwest Common Stock will be converted in the Merger. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Northwest's shareholders.

Regulatory and Other Approvals

        Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained (unless the Federal Reserve Board approves an extension of time). Approval of the Federal Reserve Board for the Merger was obtained on ______ __, 1997.

        HNB is regulated by the Office of the Comptroller of the Currency (the "OCC", and consequently the merger of the Bank with and into HNB must be approved by the OCC before it may be effected. The approval of the OCC of the Bank Merger is also a condition to closing the Merger. The OCC approved the Merger on _____ __, 1997.

        Northwest and Hibernia must wait at least 15 days after the date of the Federal Reserve Board and the OCC approval before they may consummate the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds. As of the date of this Proxy Statement-Prospectus, the Department of Justice has not objected to the Merger.

        The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus have been registered with the Commission. The shares, however, will not be registered in any state due to the enactment on October 11, 1996 of the National Securities Markets Improvements Act of 1996 which exempts from state regulation, among other things, securities listed on the NYSE such as the shares of Hibernia Common Stock offered pursuant to this Proxy Statement-Prospectus.

        Certain conditions to completion of the Merger may not be met until after the date of the Special Meeting, if they are met at all. Even if the Merger is approved at the Special Meeting, there is a possibility that it will not be consummated.

Business Pending the Merger

        Under the terms of the Agreement, neither Northwest nor the Bank, among other things, may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing agreements, past practices during the preceding three years or as provided for in the Agreement (provided that Hibernia has consented to the payment on the Closing Date of bonuses consistent in amount with past practice in the previous three years if such bonuses have been accrued and are pro rated through the Closing Date (if the Closing Date is a date other than December 31, 1997); (iii) enter into or substantially modify any employee benefits plans (other than termination of the retirement policy for directors); (iv) amend their respective Articles or By-Laws; (v) other than as contemplated by the Agreement, establish any automatic teller machines or branch or other banking offices; (vi) make any capital expenditure(s) in excess of $25,000; (vii) merge with any other company or bank or liquidate or otherwise dispose of its assets; (viii) in the case of Northwest, and not the Bank, make, declare, set aside or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Northwest Common Stock (other than in a fiduciary capacity), provided, however, that Northwest may make, declare, set aside and pay regularly or specially declared dividends not to exceed $1.50 per share of Northwest Common Stock for the year 1997 to be pro rated for the portion of the year that has passed as of the Closing, if the Closing occurs prior to December 31, 1997; or (ix) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted or as provided in the Agreement.

Termination

        Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Northwest's shareholders, for the following reasons, among others: (i) in the event of a breach by the other party of any representation, warranty or covenant in the Agreement which would result in a material adverse change in the financial condition, results of operations, business or prospects of the breaching party and which has not been cured within 60 days after notice of the breach or which results in a material increase in the cost of the non-breaching party's performance of the Agreement; (ii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has expired; (iii) if the shareholders of Northwest fail to approve the Merger at the Shareholders Meeting; or (iv) in the event that the Merger is not consummated by March 31, 1998 or any condition to consummation of the Merger cannot be satisfied by March 31, 1998 and will not be waived by the party or parties entitled to waive it. The Agreement also may be terminated (i) at any time by the mutual consent of the parties; (ii) by Northwest, if after June 26, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia or HNB (excluding changes in laws or regulations affecting banking institutions generally); (iii) by Hibernia, if after June 26, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Northwest and the Bank (excluding changes in laws or regulations affecting banking institutions generally); (iv) by Northwest, if Northwest does not receive an updated fairness opinion from the Advisor dated within five days of the date of scheduled mailing of this Proxy Statement-Prospectus to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to shareholders of Northwest from a financial point of view; or (v) by Hibernia if more than 6 of the directors currently serving on the Board of Directors of Northwest fail to agree to terminate their interest in the retirement policy for members of the Board. Certain provisions of the Agreement, including provisions relating to indemnification and confidentiality, survive both the Merger and a termination of the Agreement without the Merger having been completed.

Management and Operations After the Merger

        On the Effective Date, Northwest will be merged with and into Hibernia and will cease to exist after the Merger. Simultaneously with the Merger, the Bank will be merged into HNB, and the separate existence of the Bank will also cease. HNB will continue to operate as a wholly-owned subsidiary of Hibernia and will offer banking services similar to those offered prior to the Merger.

        The Boards of Directors of Hibernia and HNB following the Merger will consist of those persons serving as directors immediately prior to the Merger. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 29, 1997 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION."

Certain Differences in Rights of Shareholders

        If the shareholders of Northwest approve the Merger and the Merger is subsequently consummated, and if the Merger Consideration is paid by exchanging Hibernia Common Stock for shares of Northwest Common Stock, then all shareholders of Northwest, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and By-Laws rather than Northwest's Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of Northwest and Hibernia not described elsewhere in this Proxy Statement-Prospectus which are due to differences in Hibernia's Articles of Incorporation and By-Laws and Northwest's Articles of Incorporation and Bylaws and the fact that Hibernia Common Stock is listed on the NYSE.

        Stock. The total number of shares of all classes of stock which Hibernia has authority to issue is 300,000,000, of which 200,000,000 shares are designated as Class A Common Stock of no par value and 100,000,000 shares are designated as preferred stock, without par value. The rights, preferences and privileges with respect to shares of preferred stock may be determined by the Hibernia Board of Directors. Consequently, shares of preferred stock and additional common stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Hibernia currently has 2,000,000 shares of preferred stock outstanding. The holders of those preferred shares are entitled to receive dividends on a quarterly basis and would have limited voting rights if the dividends on their stock were not paid for a certain period of time. If those voting rights were triggered, the preferred shareholders may be able to elect a director to the board of directors of Hibernia. Northwest is authorized to issue 500,000 shares of no par value common stock only.

        Liquidity of Stock. There currently is no ready market for the shares of Northwest Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Northwest or Hibernia. See "Resale of Hibernia Stock." In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

        Directors' Qualifications. No individual will be elected a director of Hibernia unless such individual owns, in his or her own right, at the time of such election, not less than 100 shares of Hibernia voting stock. No individual will be eligible for election as a director of Hibernia who has attained the age of 71 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by or a representative of any individual, corporation, association, partnership, firm, business enterprise or other entity or organization which the Hibernia Board determines to be in competition with Hibernia will be eligible for election as a director of Hibernia. Any financial institution having branches or affiliates within any state in which Hibernia or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million will be presumed to be a business competitor of Hibernia, unless the Board of Directors of Hibernia (the "Hibernia Board") determines otherwise. Northwest's directors need not be residents of Louisiana but must be shareholders of the corporation.

        Number of Directors. The number of Hibernia directors will be as determined, from time to time, by resolution of the Hibernia Board. Applicable law requires at least one director and places no limit on the number of directors of Hibernia. The Northwest Board will consist of that number of directors, not less than five nor more than twenty-five, as may from time to time be prescribed by the Northwest Board or by resolution of the shareholders.

        Term of Office of Directors. Hibernia's By-Laws provide that the Hibernia Board shall consist of three classes, as nearly equal in number as practicable, and that the term of office of the directors in each class shall be three years. Northwest's Bylaws contain no similar provision with respect to classes of directors and contain no provisions regarding directors' terms. Louisiana law provides that directors serve until their successors are elected and qualified.

        Election of Directors. Northwest has cumulative voting for directors, and each holder of Northwest Common Stock is entitled to cast a number of votes equal to the number of shares he holds multiplied by the number of directors to be elected. All of these votes may be cast for a single nominee or may be distributed among the nominees, in the shareholder's discretion. Hibernia does not allow cumulative voting.

        Removal of Directors. Shareholders of Hibernia may remove one or more director(s) for cause (defined as gross negligence or willful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. A director of Northwest may be removed from office by a vote of a majority of the total voting power.

        Amendment of By-Laws. The By-Laws of Hibernia may be amended or repealed by a vote of a majority of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the By-Laws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors.
 The Northwest Bylaws may be amended, altered or repealed at any regular meeting of the Board of Directors by a vote of a majority of the directors.

        Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer, or the Hibernia Board. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Northwest may be called by the President, the Board of Directors, or the holders of not less than one-third of the total voting power.

        Shareholder Proposals. Hibernia's By-Laws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. Northwest's Bylaws contain no specific provisions relating to shareholder proposals, except that shareholders may make nominations in writing for election to the Board of Directors, if made not less than fourteen nor more than fifty days prior to the applicable shareholders' meeting.

        Merger or Consolidation. Hibernia's Articles of Incorporation allow an agreement of merger or consolidation to be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval. Northwest's Articles permit approval of a merger upon the affirmative vote of a majority of the voting power present.

Interests of Certain Persons in the Merger

        The terms of the Agreement include certain provisions that protect the officers and directors of Northwest and the Bank from and against liability for actions arising while they served in those capacities for Northwest. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and ByLaws of Hibernia in effect on May 28, 1997, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $5 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

        The Agreement also provides for indemnification of Northwest's and the Bank's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise insofar as such liability arises out of or is based on an untrue statement or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus or arises out of or is based upon the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements made herein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Northwest for use in the Registration Statement, including this Proxy Statement-Prospectus.

Material Tax Consequences

        The following summary description of the material income tax consequences of the Merger is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him.

        Payment of Merger Consideration in Stock. If the Merger Consideration is paid in Hibernia Common Stock, completion of the Merger is conditioned upon the receipt of a tax opinion. This opinion must conclude that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, that the exchange of Northwest Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Northwest's shareholders with respect to such exchange and certain other tax consequences of the Merger. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

        If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by Northwest, the Bank, Hibernia or HNB by reason of the Merger; (ii) a shareholder of Northwest will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Northwest Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Northwest will be the same as the tax basis in the Northwest Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Northwest Common Stock will include the period during which the shareholder held the Northwest Common Stock surrendered in the exchange, provided that the Northwest Common Stock was held as a capital asset at the Effective Date.

        The parties have received an opinion of Ernst & Young LLP, certified public accountants, regarding the tax effects of the Merger. This opinion concludes that, if the Merger Consideration is paid in Hibernia Common Stock and if the Merger is consummated in accordance with the terms of the Agreement, the Merger will constitute a reorganization for purposes of Section 368(a) of the Code and will have the tax effects described above in this section. A copy of the opinion of Ernst & Young LLP above is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Northwest are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

        Payment of Merger Consideration in Cash. If the Merger Consideration is paid in cash, the Merger will be a taxable transaction to Northwest shareholders. In this case, a shareholder will recognize gain or loss in an amount equal to the difference between the total amount of cash received by the shareholder in the Merger and his adjusted tax basis in his shares of Northwest Common Stock. If the shares are capital assets in the hands of the holder, the gain will be treated as capital gain.

        Because of the complexities of the tax laws, and because the tax consequences to a particular shareholder may be affected by matters that are personal to him, it is recommended that each shareholder consult his own tax advisor concerning the applicable federal, state and local tax consequences of the Merger.

        For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

        The shares of Hibernia Common Stock issuable to shareholders of Northwest upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Northwest as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Northwest, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Northwest.

        Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Northwest may be resold without registration as provided by Rule 145, or as otherwise permitted under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia, may publicly resell Hibernia Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule
145. Anyone who is or may be an affiliate of Northwest should carefully consider the resale restrictions imposed by Rule 145 prior to attempting to transfer any shares of Hibernia Common Stock after the Merger. In addition, shares of Hibernia Common Stock issued to affiliates of Northwest in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Northwest have been published, in order to satisfy certain requirements of the Commission relating to pooling-of-interests accounting treatment.

        The Agreement requires Northwest to identify those persons who may be deemed to be affiliates of Northwest and to endeavor to have each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Northwest Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Northwest to ensure that transfers by those persons comply with Rule 145 and the terms of any applicable affiliate resale agreement with Hibernia.

Rights of Dissenting Shareholders

        Louisiana law does not afford dissenters' rights to shareholders who will receive solely shares of stock listed on a national securities exchange in the Merger. Accordingly, if the Merger Consideration is paid in Hibernia Common Stock, shareholders of Northwest will have no dissenters' rights.

        The following discussion describes the rights of dissenting shareholders if and only if the Merger Consideration is paid in cash.

        Each Northwest shareholder who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in Section 131 of the LBCL, a copy of which is set forth as Appendix D hereto.

        Section 131 provides that shareholders of Louisiana corporations who vote against a merger have the right to dissent if the merger is authorized by less than eighty percent of the total voting power of the corporation. In order to so dissent, the shareholder must file with the corporation a written objection to the merger, which objection must be filed with the corporation prior to or at the meeting at which the vote is taken. In addition, the shareholder must vote against the merger at the meeting. If the merger is approved by less than eighty percent of the total voting power of the corporation, the corporation must provide by registered mail notice of such vote to shareholders who filed a written objection and voted against the merger. A dissenting shareholder may then file with the corporation a written demand for the fair cash value of his, her, or its shares as of the day before the vote was taken. The demand must be made within twenty days of the mailing of the notice from the corporation and must include the fair value being requested by the dissenting shareholder. The shareholder must also include in the demand a post office address to which the corporation's reply may be sent and must deposit his, her or its shares in escrow at a bank or trust company, duly endorsed and transferred to the corporation on the sole condition that the fair value be paid. If the corporation does not agree with the fair value requested by the dissenting shareholder, it must notify the shareholder within twenty days after receipt of the shareholder's demand and state in such notice the value it is willing to pay for the shares. If a disagreement continues over the fair value, the LBCL provides a method for determination of fair value by a district court in the parish in which the corporation (if it still exists) or the merged corporation has its registered office.

        The amount received by a dissenting shareholder may be more or less than, or equal to, the value of the Hibernia Common Stock received by other Northwest shareholders in the Merger.

        Shareholders who file a demand for payment of fair value cease to have any rights as shareholders of the corporation thereafter. Also, shareholders may withdraw their demand at any time before the corporation gives notice of disagreement. Withdrawal of a demand thereafter requires the written consent of the corporation in order to be effective.

        Each step must be taken in strict compliance with the applicable provisions of the statute in order for holders of Northwest Common Stock to perfect dissenters' rights.

     Whether Northwest Shareholders will receive cash or Hibernia Common Stock for their Northwest shares will not be determined until the Closing Date, which will occur after the Special Meeting of Shareholders. Any Shareholder desiring to reserve the right to dissent if the Merger is for cash and is approved by less than 80% of the Northwest Shareholders must file a Written Notice with Northwest prior to the Special Shareholders' Meeting.

        THE FOREGOING SUMMARY OF THE PROVISIONS OF THE LBCL RELATING TO DISSENTERS' RIGHTS IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXCERPTS FROM THE LBCL SET FORTH HEREIN AS APPENDIX C.

        Shareholders of Northwest who exercise and perfect dissenters' rights and who receive cash for their shares of Northwest Common Stock will generally be subject to federal and state income tax on all or a portion of the amount of cash received. Furthermore, if the Merger is effected, the cash paid to dissenting shareholders may be more or less than the value of the Hibernia Common Stock issued to those shareholders of Northwest who voted in favor of the Merger. The receipt of cash for shares will be generally treated as a complete redemption of the shareholder's interest in the stock and, depending on the individual shareholder's circumstances, may result in a capital gain to such shareholder. The tax opinion rendered by Ernst & Young LLP and attached hereto as Appendix D states that payments to dissenting shareholders are not exempt from federal or state income tax. Shareholders desiring to dissent from the Merger are urged to consult their tax advisors with regard to the tax implications to them of exercising dissenters' rights.

Accounting Treatment

        It is anticipated that the Merger will be accounted for as a pooling of interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, 90% or more of the outstanding Northwest Common Stock must be exchanged for Hibernia Common Stock. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Northwest cannot, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any shares of Hibernia Common Stock received in the Merger until such time as at least 30 days of post-Merger combined operations of Northwest and Hibernia have been published. [Persons believed by Northwest to be "affiliates" have agreed to comply with these restrictions.]


                        CERTAIN REGULATORY CONSIDERATIONS

General

        As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

        Hibernia's banking subsidiaries, HNB and HNBT, are subject to supervision and examination by applicable federal and state banking agencies. HNB and HNBT are national banking associations subject to the regulation and supervision of the OCC. HNB and HNBT are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB and HNBT. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

        Hibernia generally depends upon payment of dividends by HNB and HNBT in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB and HNBT, and its ability to pay dividends is affected by the ability of HNB and HNBT to pay dividends. HNB and HNBT are subject to various statutory restrictions on their ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $190 million and by HNBT was approximately $6 million at June 30, 1997. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends if the payment of the dividend would deplete a bank's capital to an inadequate level. The ability of HNB and HNBT to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines applicable to banks and bank holding companies. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

        In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

Restrictions on Extensions of Credit

     HNB and HNBT are subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate are generally limited to 10% of HNB's and HNBT's capital and surplus, and all such transactions with affiliates may not exceed 20% of HNB's and HNBT's capital and surplus.

Hibernia's banking subsidiaries are also limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules. These loans are limited to 15% of HNB's and HNBT's capital and surplus.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined balance sheet of Hibernia as of June 30, 1997 and income statements of Hibernia for the six-month periods ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 give effect to the pending merger with Northwest, assuming the Merger is accounted for using the pooling-of-interests method of accounting, and as if the Merger had been consummated on January 1, 1994.

         The information at June 30, 1997 and for the six-month periods ended June 30, 1997 and 1996 in the column titled "Hibernia Corporation" is summarized from the unaudited consolidated financial statements of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         The information for the years ended December 31, 1996, 1995 and 1994 in the column titled "Hibernia Corporation" is summarized from the consolidated financial statements of Hibernia contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996.

         The information contained in the column titled "Northwest Bancshares of Louisiana, Inc." is based on, and should be read in conjunction with the financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Northwest contained elsewhere in this Proxy Statement - Prospectus.

         The Pro Forma Financial Statements are presented for information purposes only and are not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the Merger had been consummated in the past or which may be obtained in the future.

Pro Forma Combined Balance Sheet (Unaudited)

         The following unaudited pro forma combined balance sheet combines the balance sheets of Hibernia and Northwest as if the Merger had been effective on June 30, 1997. This unaudited pro forma combined balance sheet should be read in conjunction with the financial statements and related notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 incorporated by reference into this Proxy Statement - Prospectus, and the June 30, 1997 financial statements and related notes of Northwest included elsewhere herein.

PRO FORMA COMBINED BALANCE SHEET
Hibernia Corporation and Subsidiaries
June 30, 1997

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    NORTHWEST           PRO            PRO FORMA
                                                                     HIBERNIA     BANCSHARES OF        FORMA            HIBERNIA
Unaudited ($ in thousands)                                         CORPORATION   LOUISIANA, INC.    ADJUSTMENTS       CORPORATION
-----------------------------------------------------------------------------------------------------------------------------------
   ASSETS
     Cash and due from banks ..................................    $   462,991     $   4,566                           $   467,557
     Short-term investments ...................................        228,444         7,995                               236,439
     Securities available for sale ............................      2,050,015        39,390          $ 15,685  (B)      2,105,090
     Securities held to maturity ..............................              -        15,656           (15,656) (B)              -
     Loans, net of unearned income ............................      6,555,095        36,871                             6,591,966
         Reserve for possible loan losses .....................       (120,176)         (738)                -            (120,914)
-----------------------------------------------------------------------------------------------------------------------------------
             Loans, net .......................................      6,434,919        36,133                 -           6,471,052
-----------------------------------------------------------------------------------------------------------------------------------
     Bank premises and equipment ..............................        171,106         1,822                               172,928
     Customers' acceptance liability ..........................          1,183             -                                 1,183
     Goodwill .................................................        130,651             -                               130,651
     Other intangibles assets .................................         21,748             -                                21,748
     Other assets .............................................        172,211         1,147               (10) (B)        173,348
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL ASSETS .....................................    $ 9,673,268     $ 106,709          $     19         $ 9,779,996
===================================================================================================================================

   LIABILITIES
     Deposits:
         Demand, noninterest-bearing ..........................    $ 1,433,559     $  16,571                           $ 1,450,130
         Interest-bearing .....................................      6,535,306        77,123                             6,612,429
-----------------------------------------------------------------------------------------------------------------------------------
             Total Deposits ...................................      7,968,865        93,694                             8,062,559
-----------------------------------------------------------------------------------------------------------------------------------
     Short-term borrowings ....................................        591,463             -                               591,463
     Liability on acceptances .................................          1,183             -                                 1,183
     Other liabilities ........................................        134,776         1,068                               135,844
     Debt .....................................................          7,028             -                                 7,028
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL LIABILITIES ................................      8,703,315        94,762                 -           8,798,077
-----------------------------------------------------------------------------------------------------------------------------------
   SHAREHOLDERS' EQUITY
     Preferred Stock ..........................................        100,000             -                           $   100,000
     Common Stock .............................................        248,011         4,515            (1,620) (A)        250,906
     Surplus ..................................................        379,918             7             1,463  (A)        381,388
     Retained earnings ........................................        257,550         8,156           265,706
     Treasury stock ...........................................           (639)         (157)              157  (A)           (639)
     Unrealized gains (losses) on securities available for sale          3,388          (574)               19  (B)          2,833
     Unearned compensation ....................................        (18,275)            -                               (18,275)
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL SHAREHOLDERS' EQUITY .......................        969,953        11,947                19             981,919
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......    $ 9,673,268     $ 106,709       $        19         $ 9,779,996
===================================================================================================================================
----------------
See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED BALANCE SHEET
June 30, 1997

A. Hibernia plans to issue approximately 1,508,019 shares of Hibernia Common Stock, with an aggregate market value at the date of the Merger of $27,144,342 based upon an assumed market value of $18.00 per share, in exchange for 386,870 shares of Northwest Common Stock outstanding at June 30, 1997 to effect the Merger with Northwest resulting in an exchange rate of 3.898. The stated value of the Hibernia Common Stock is $1.92 per share.

         In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined for the purposes of this pro forma combined balance sheet.

B. In accordance with Hibernia's investment policies, securities of $15,656,000, with a market value of $15,685,000, classified as held to maturity by Northwest will be reclassified by Hibernia as securities available for sale. The impact on equity of the mark-to-market, net of tax, is $19,000.

Pro Forma Combined Income Statements (Unaudited)

         The following unaudited pro forma combined income statements for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994 combine the income statements of Hibernia and Northwest as if the Merger had been effective on January 1, 1994. The unaudited pro forma combined income statements should be read in conjunction with the consolidated financial statements and notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996, each incorporated by reference into this Proxy Statement - Prospectus, and the financial statements and notes for the years ended December 31, 1996 and 1995 and the six-month periods ended June 30, 1997 and 1996 of Northwest contained elsewhere herein. The cost associated with the Merger, estimated to be approximately $125,000, will be accounted for as a current period expense when incurred.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Six months ended June 30, 1997

                                                                             NORTHWEST        PRO FORMA
                                                             HIBERNIA      BANCSHARES OF      HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    LOUISIANA, INC.    CORPORATION
--------------------------------------------------------------------------------------------------------------
   Interest income
       Interest and fees on loans ...................    $     273,861     $       1,747    $     275,608
       Interest on securities available for sale ....           70,488             1,605           72,093
       Interest on securities held to maturity ......                -                 -                -
       Interest on short-term investments ...........            5,939               203            6,142
--------------------------------------------------------------------------------------------------------------
           Total interest income ....................          350,288             3,555          353,843
--------------------------------------------------------------------------------------------------------------
   Interest expense
       Interest on deposits .........................          136,326             1,485          137,811
       Interest on short-term borrowings ............           10,092                 -           10,092
       Interest on debt .............................              747                 -              747
--------------------------------------------------------------------------------------------------------------
           Total interest expense ...................          147,165             1,485          148,650
--------------------------------------------------------------------------------------------------------------
   Net interest income ..............................          203,123             2,070          205,193
       Provision for possible loan losses ...........                -                 -                -
--------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for possible loan losses ......................          203,123             2,070          205,193
--------------------------------------------------------------------------------------------------------------
   Noninterest income
       Service charges on deposits ..................           33,571               289           33,860
       Trust fees ...................................            7,185                 -            7,185
       Other service, collection and exchange charges           20,420               108           20,528
       Other operating income .......................            6,753                15            6,768
       Securities gains (losses), net ...............              371                 -              371
--------------------------------------------------------------------------------------------------------------
           Total noninterest income .................           68,300               412           68,712
--------------------------------------------------------------------------------------------------------------
   Noninterest expense
       Salaries and employee benefits ...............           84,568               731           85,299
       Occupancy expense, net .......................           14,708               134           14,842
       Equipment expense ............................           13,845               131           13,976
       Data processing expense ......................            9,793                12            9,805
       Foreclosed property expense, net .............             (574)                -             (574)
       Amortization of intangibles ..................            7,009                 -            7,009
       Other operating expense ......................           44,447               359           44,806
--------------------------------------------------------------------------------------------------------------
           Total noninterest expense ................          173,796             1,367          175,163
--------------------------------------------------------------------------------------------------------------
   Income before income taxes .......................           97,627             1,115           98,742
   Income tax expense ...............................           34,078               344           34,422
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations ................    $      63,549     $         771    $      64,320
==============================================================================================================

   Income from  continuing operations
       applicable to common shareholders ............    $      60,099     $         771    $      60,870
==============================================================================================================

   Pro forma weighted average common shares .........      127,240,768         1,508,019      128,748,787
==============================================================================================================

   Pro forma income per common share from
       continuing operations  (A) ...................    $        0.47                      $        0.47
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Six months ended June 30, 1996

                                                                             NORTHWEST        PRO FORMA
                                                             HIBERNIA      BANCSHARES OF       HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    LOUISIANA, INC.     CORPORATION
--------------------------------------------------------------------------------------------------------------
   Interest income
       Interest and fees on loans ...................    $     224,101     $       1,627    $     225,728
       Interest on securities available for sale ....           69,923             1,526           71,449
       Interest on securities held to maturity ......                -                 -                -
       Interest on short-term investments ...........            4,813               266            5,079
--------------------------------------------------------------------------------------------------------------
           Total interest income ....................          298,837             3,419          302,256
--------------------------------------------------------------------------------------------------------------
   Interest expense
       Interest on deposits .........................          115,844             1,519          117,363
       Interest on short-term borrowings ............            7,020                 -            7,020
       Interest on debt .............................              779                 -              779
--------------------------------------------------------------------------------------------------------------
           Total interest expense ...................          123,643             1,519          125,162
--------------------------------------------------------------------------------------------------------------
   Net interest income ..............................          175,194             1,900          177,094
       Provision for possible loan losses ...........              975                 -              975
--------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for possible loan losses ......................          174,219             1,900          176,119
--------------------------------------------------------------------------------------------------------------
   Noninterest income
       Service charges on deposits ..................           27,054               286           27,340
       Trust fees ...................................            6,451                 -            6,451
       Other service, collection and exchange charges           16,468               112           16,580
       Other operating income .......................            5,738                 -            5,738
       Securities gains (losses), net ...............              113                 -              113
--------------------------------------------------------------------------------------------------------------
           Total noninterest income .................           55,824               398           56,222
--------------------------------------------------------------------------------------------------------------
   Noninterest expense
       Salaries and employee benefits ...............           75,203               708           75,911
       Occupancy expense, net .......................           13,203               141           13,344
       Equipment expense ............................           11,333               120           11,453
       Data processing expense ......................           10,315                 7           10,322
       Foreclosed property expense, net .............           (1,675)                3           (1,672)
       Amortization of intangibles ..................            1,924                 -            1,924
       Other operating expense ......................           36,335               347           36,682
--------------------------------------------------------------------------------------------------------------
           Total noninterest expense ................          146,638             1,326          147,964
--------------------------------------------------------------------------------------------------------------
   Income tax expense ...............................           28,960               301           29,261
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations ................    $      54,445     $         671    $      55,116
==============================================================================================================

   Income from  continuing operations
       applicable to common shareholders ............    $      54,445     $         671    $      55,116
==============================================================================================================

   Pro forma weighted average common shares .........      126,571,918         1,508,019      128,079,937
==============================================================================================================

   Pro forma income per common share from
       continuing operations  (A) ...................    $        0.43                      $        0.43
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENT Six months ended June 30, 1997 and 1996

A. Hibernia expects to achieve savings through reductions in operating costs in connection with the Merger. The majority of savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1996

                                                                             NORTHWEST          PRO FORMA
                                                             HIBERNIA      BANCSHARES OF         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    LOUISIANA, INC.      CORPORATION
--------------------------------------------------------------------------------------------------------------
   Interest income
       Interest and fees on loans ...................    $     477,299     $       3,219     $     480,518
       Interest on securities available for sale ....          138,549             3,265           141,814
       Interest on securities held to maturity ......                -                 -                 -
       Interest on short-term investments ...........            9,780               359            10,139
--------------------------------------------------------------------------------------------------------------
           Total interest income ....................          625,628             6,843           632,471
--------------------------------------------------------------------------------------------------------------
   Interest expense
       Interest on deposits .........................          242,570             2,979           245,549
       Interest on short-term borrowings ............           15,288                13            15,301
       Interest on debt .............................            1,553                 -             1,553
--------------------------------------------------------------------------------------------------------------
           Total interest expense ...................          259,411             2,992           262,403
--------------------------------------------------------------------------------------------------------------
   Net interest income ..............................          366,217             3,851           370,068
       Provision for possible loan losses ...........          (12,625)                -           (12,625)
--------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for possible loan losses ......................          378,842             3,851           382,693
--------------------------------------------------------------------------------------------------------------
   Noninterest income
       Service charges on deposits ..................           58,330               576            58,906
       Trust fees ...................................           13,397                40            13,437
       Other service, collection and exchange charges           33,985               203            34,188
       Gain on sale of business lines ...............              517                 -               517
       Other operating income .......................            9,436                84             9,520
       Securities gains (losses), net ...............           (5,306)                -            (5,306)
--------------------------------------------------------------------------------------------------------------
           Total noninterest income .................          110,359               903           111,262
--------------------------------------------------------------------------------------------------------------
   Noninterest expense
       Salaries and employee benefits ...............          161,170             1,449           162,619
       Occupancy expense, net .......................           26,959               288            27,247
       Equipment expense ............................           28,735               273            29,008
       Data processing expense ......................           20,234                20            20,254
       Foreclosed property expense, net .............           (1,743)              (31)           (1,774)
       Amortization of intangibles ..................            7,290                 -             7,290
       Other operating expense ......................           77,088               777            77,865
--------------------------------------------------------------------------------------------------------------
           Total noninterest expense ................          319,733             2,776           322,509
--------------------------------------------------------------------------------------------------------------
   Income before income taxes .......................          169,468             1,978           171,446
   Income tax expense ...............................           59,518               608            60,126
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations ................    $     109,950     $       1,370     $     111,320
==============================================================================================================

   Income from  continuing operations
       applicable to common shareholders ............    $     108,210     $       1,370     $     109,580
==============================================================================================================

   Pro forma weighted average common shares .........      126,765,513         1,508,019       128,273,532
==============================================================================================================

   Pro forma income per common share from
       continuing operations  (A) ...................    $        0.85                       $        0.85
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1995

                                                                             NORTHWEST          PRO FORMA
                                                             HIBERNIA      BANCSHARES OF        HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    LOUISIANA, INC.      CORPORATION
--------------------------------------------------------------------------------------------------------------
Interest income
       Interest and fees on loans ...................    $     389,609     $       2,903     $     392,512
       Interest on securities available for sale ....           49,632             3,257            52,889
       Interest on securities held to maturity ......          116,237                 -           116,237
       Interest on short-term investments ...........            7,368               355             7,723
--------------------------------------------------------------------------------------------------------------
           Total interest income ....................          562,846             6,515           569,361
--------------------------------------------------------------------------------------------------------------
   Interest expense
       Interest on deposits .........................          226,669             2,856           229,525
       Interest on short-term borrowings ............           13,791                21            13,812
       Interest on debt .............................            1,630                 -             1,630
--------------------------------------------------------------------------------------------------------------
           Total interest expense ...................          242,090             2,877           244,967
--------------------------------------------------------------------------------------------------------------
   Net interest income ..............................          320,756             3,638           324,394
       Provision for possible loan losses ...........            1,140                 -             1,140
--------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for possible loan losses ......................          319,616             3,638           323,254
--------------------------------------------------------------------------------------------------------------
   Noninterest income
       Service charges on deposits ..................           48,715               563            49,278
       Trust fees ...................................           12,498                40            12,538
       Other service, collection and exchange charges           28,673               184            28,857
       Gain on divestiture of banking offices .......            2,361                 -             2,361
       Gain on sale of business lines ...............            3,402                 -             3,402
       Other operating income .......................            8,317                77             8,394
       Securities gains (losses), net ...............              248                 -               248
--------------------------------------------------------------------------------------------------------------
           Total noninterest income .................          104,214               864           105,078
--------------------------------------------------------------------------------------------------------------
   Noninterest expense
       Salaries and employee benefits ...............          136,804             1,415           138,219
       Occupancy expense, net .......................           26,501               269            26,770
       Equipment expense ............................           21,648               228            21,876
       Data processing expense ......................           19,373                15            19,388
       Foreclosed property expense, net .............             (699)              (22)             (721)
       Amortization of intangibles ..................            3,709                 -             3,709
       Other operating expense ......................           76,742               853            77,595
--------------------------------------------------------------------------------------------------------------
           Total noninterest expense ................          284,078             2,758           286,836
--------------------------------------------------------------------------------------------------------------
   Income before income taxes .......................          139,752             1,744           141,496
   Income tax expense ...............................           10,867               518            11,385
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations ................    $     128,885     $       1,226     $     130,111
==============================================================================================================

   Income from  continuing operations
       applicable to common shareholders ............    $     128,885     $       1,226     $     130,111
==============================================================================================================

   Pro forma weighted average common shares .........      126,880,767         1,508,019       128,388,786
==============================================================================================================

   Pro forma income per common share from
       continuing operations  (A) ...................    $        1.02                       $        1.01
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1994

                                                                            NORTHWEST           PRO FORMA
                                                              HIBERNIA     BANCSHARES OF         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    LOUISIANA, INC.      CORPORATION
--------------------------------------------------------------------------------------------------------------
Interest income
       Interest and fees on loans ...................    $     307,545     $       2,343     $     309,888
       Interest on securities available for sale ....           53,134             3,290            56,424
       Interest on securities held to maturity ......          111,325                 -           111,325
       Interest on short-term investments ...........            7,941               214             8,155
--------------------------------------------------------------------------------------------------------------
           Total interest income ....................          479,945             5,847           485,792
--------------------------------------------------------------------------------------------------------------
   Interest expense
       Interest on deposits .........................          169,633             2,216           171,849
       Interest on short-term borrowings ............            6,225                26             6,251
       Interest on debt .............................            2,971                 -             2,971
--------------------------------------------------------------------------------------------------------------
           Total interest expense ...................          178,829             2,242           181,071
--------------------------------------------------------------------------------------------------------------
   Net interest income ..............................          301,116             3,605           304,721
       Provision for possible loan losses ...........          (17,869)                -           (17,869)
--------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for possible loan losses ......................          318,985             3,605           322,590
--------------------------------------------------------------------------------------------------------------
   Noninterest income
       Service charges on deposits ..................           47,139               530            47,669
       Trust fees ...................................           13,092                40            13,132
       Other service, collection and exchange charges           22,487                96            22,583
       Other operating income .......................           12,129                45            12,174
       Securities gains (losses), net ...............           (1,669)                -            (1,669)
--------------------------------------------------------------------------------------------------------------
           Total noninterest income .................           93,178               711            93,889
--------------------------------------------------------------------------------------------------------------
   Noninterest expense
       Salaries and employee benefits ...............          133,002             1,350           134,352
       Occupancy expense, net .......................           28,338               257            28,595
       Equipment expense ............................           17,871               191            18,062
       Data processing expense ......................           21,231                19            21,250
       Foreclosed property expense, net .............           (7,064)               (9)           (7,073)
       Amortization of intangibles ..................           23,231                 -            23,231
       Other operating expense ......................           86,309               935            87,244
--------------------------------------------------------------------------------------------------------------
           Total noninterest expense ................          302,918             2,743           305,661
--------------------------------------------------------------------------------------------------------------
   Income before income taxes .......................          109,245             1,573           110,818
   Income tax expense ...............................            7,785               446             8,231
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations ................    $     101,460     $       1,127     $     102,587
==============================================================================================================

   Income from  continuing operations
       applicable to common shareholders ............    $     101,460     $       1,127     $     102,587
==============================================================================================================

   Pro forma weighted average common shares .........      127,595,944         1,508,019       129,103,963
==============================================================================================================

   Pro forma income per common share from
       continuing operations  (A) ...................    $        0.80                       $        0.79
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENT Years ended December 31, 1996, 1995 and 1994

A. Hibernia expects to achieve savings through reductions in operating costs in connection with the Merger. The majority of savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.




                    CERTAIN INFORMATION CONCERNING NORTHWEST

Description of Business

        Northwest was incorporated on July 21, 1981, under the laws of the State of Louisiana for the purpose of becoming a bank holding company, as defined under the BHCA, with respect to the Bank. Northwest acquired 98.209% of the stock of the Bank on May 1, 1982, and the remainder on March 25, 1986. As of June 30, 1997, Northwest had, on a consolidated basis, total assets of $106.7 million, total deposits of $93.7 million and total shareholders' equity of $11.9 million.

        Northwest does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for the Bank; it owns no significant assets other than the stock of the Bank; and it derives all its revenues from the Bank.

        The Bank is a national banking association that was organized on March 16, 1920. The Bank's main facility is located in Mansfield, Louisiana, and the Bank has additional branches in Grand Cane, Logansport, and Stonewall, Louisiana. The Bank is a full-service commercial bank. The Bank meets its commercial, industrial and financial customers' banking needs with a range of financial services. Commercial lending activities include short-term and medium-term loans, Small Business Administration loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing and interim real estate lending. Other services include cash management programs, federal tax depository services and night depository services.

        The Bank provides a full range of consumer banking services, including savings and checking accounts, various savings programs and installment and other personal loans. It makes automobile and other installment loans directly to customers. The Bank makes home improvement and real estate loans and provides safe deposit services. The Bank offers MasterCard and VISA credit cards to its customers as an agent for another bank. The Bank has trust powers.

        The business of the Bank is not seasonal in any material respect, and neither the loans nor the deposits of the Bank are concentrated in any individual or group that, if lost, would have a material effect on the business of the Bank.

Supervision and Regulation

        Banking is a complex, highly-regulated industry. The primary goals for the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of monetary policy.
        As a bank holding company under the BHCA, Northwest is registered with and subject to regulation by the Federal Reserve Board. Northwest files annual and other reports with, and furnishes information to, the Federal Reserve, which may make inspections of Northwest.

        The BHCA provides that a bank holding company must obtain the prior approval of the Federal Reserve for the acquisition of more than 5% of the voting stock or substantially all of the assets of any bank or bank holding company. In addition, the BHCA restricts the extension of credit to any bank holding company by its subsidiary bank. The BHCA also provides that, with certain exceptions, a bank holding company may not (i) engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries, or (ii) own or control more than 5% of the voting shares of any company that is not a bank. The Federal Reserve has deemed certain limited activities to be closely related to banking and, therefore, permissible activities for a bank holding company. Northwest has no intention of engaging in any such activities at this time.

        The Federal Reserve has cease-and-desist powers over bank holding companies and their nonbanking subsidiaries if their activities constitute a serious threat to the safety, soundness or stability of a subsidiary bank. Federal regulatory agencies also have authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

        The Bank is subject to various requirements and restrictions under the laws of the United States and the State of Louisiana, and to regulation, supervision and regular examination by the Office of the Comptroller of the Currency ("OCC"). The Bank is subject to the power of the OCC to enforce compliance with applicable banking statutes and regulations. Such requirements and restrictions include requirements to maintain adequate capital and reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of the Bank.

        The capital classification of a bank affects the frequency of examinations of the Bank, impacts the ability of the Bank to engage in certain activities and affects the deposit insurance premiums paid by the Bank. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. Under applicable law, the FDIC is authorized to assess insurance premiums on a bank's deposits at a variable rate, depending on the probability that the deposit insurance fund will incur a loss with respect to the Bank. (Under prior law, the deposit insurance assessment was a flat rate, regardless of the likelihood of loss.) In this regard, the FDIC determines the deposit insurance assessment rates on the basis of the Bank's capital classification and supervisory evaluations. Each of the categories have three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are "well capitalized", "adequately capitalized", "healthy", "supervisory concern" and "substantial supervisory concern". A bank is deemed "healthy" if it is financially sound with only a few minor weaknesses. A bank is deemed subject to "supervisory concern" if it has weaknesses that, if not corrected, could result in significant deterioration of the Bank and increased risk to the Bank Insurance Fund. A bank is deemed subject to "substantial supervisory concern" if it poses a substantial probability of loss to the Bank Insurance Fund.

        THE FOREGOING IS AN ATTEMPT TO SUMMARIZE SOME OF THE RELEVANT LAWS, RULES AND REGULATIONS GOVERNING BANKS AND BANK HOLDING COMPANIES, BUT DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF ALL APPLICABLE LAWS, RULES AND REGULATIONS GOVERNING BANKS AND BANK HOLDING COMPANIES.

Competition

        The activities in which the Bank engages are highly competitive. The Bank actively competes with other financial institutions in its efforts to obtain deposits and make loans, in the scope and type of services offered, in interest rates paid on time deposits and charged on loans, and in other aspects of banking. In addition to competing with other commercial banks within and without its primary service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, insurance companies, finance companies, mortgage loan companies, certain governmental agencies and other enterprises, certain of which are regulated to a lesser extent than the Bank, thereby enjoying a competitive advantage. Additional competition for deposits comes from government and private issues of debt obligations and other investment alternatives for depositors, such as money market funds.

Employees

        The Bank's employees and directors conduct Northwest's business, but are not separately compensated as Northwest employees. The Bank currently has 45 full-time employees and four part-time employees.

Properties

        The Bank's principal offices are located at 214 South Washington, Mansfield, Louisiana. The main office of the Bank is located in a one-story building, containing approximately 11,255 square feet with an unattached 3-lane drive-in facility located on approximately one acre. The main office facility is owned by the Bank and is unencumbered.

        The Bank has a branch located at 102 Lake Road in Mansfield, Louisiana. This branch consists of a 1,852 square foot facility with a 3-lane drive-in facility, and an automated teller machine. This facility is owned by the Bank and is unencumbered.

        The Bank has a branch located at 8386 Highway 171, Grand Cane, Louisiana. This branch consists of a 2,272 square foot facility with a 1-lane drive-in facility. This facility is owned by the Bank and is unencumbered.

        The Bank has a branch located at 105 Highway 5, Logansport, Louisiana. This branch consists of a 3,540 square foot facility with a 2-lane drive-in facility, and an automated teller machine. This facility is owned by the Bank and is unencumbered.

        The Bank has a branch located at 571 Highway 171, Stonewall, Louisiana. This branch consists of a 1,840 square foot facility with a 1-lane drive-in facility, and an automated teller machine. This facility is owned by the Bank and is unencumbered.

Legal Proceedings

        Northwest and the Bank are involved in various legal proceedings in the normal course of their business. No such matters, either singularly or in the aggregate, would have, in the opinion of their respective management, a material adverse effect upon the financial condition of Northwest or the Bank, if adversely concluded.

Market for the Common Stock and Dividends

        Northwest's authorized capital stock consists of 500,000 shares of common stock, no par value, of which 386,870 shares (excluding 13,130 shares held as treasury shares) were issued and outstanding as of the Record Date. There are presently 180 shareholders of record of Northwest. There is no established public market for Northwest Common Stock, nor are there any published quotations for such shares. Northwest acts as its own transfer agent and registrar.

        Occasionally, Northwest becomes aware of trades in Northwest Common Stock and the prices at which such trades were effected. To the knowledge of Northwest's management, there has been only one trade of Northwest Common Stock since January 1, 1997, involving a total of 1,128 shares, each at a price of $60 per share. Such price represents an actual trade, but may not include all trades that occurred during such period, and such price is the result of limited trading and may not be representative of the actual fair market value of Northwest Common Stock.

        Northwest declared dividends of $1.25 per share and $1.00 per share in 1996 and 1995, respectively. These dividends were paid the first business day of the following year. No dividends have been declared in 1997. The amount of dividends that may be paid by Northwest is restricted under the terms of the Agreement, which provides that the amount of such dividends may not exceed $1.50 per share for the year 1997, to be prorated for the portion of the year that has passed as of the Closing, if the Closing occurs prior to December 31, 1997. As a bank holding company that does not, as an entity, engage in separate business activities, Northwest's ability to pay cash dividends depends upon the income it receives from the Bank. Northwest's only sources of income are (i) dividends paid to it indirectly by the Bank, and (ii) tax savings, if any, that result from the filing of consolidated tax returns for Northwest and the Bank. Northwest must pay all of its operating expenses from the funds received by Northwest from the Bank.

        As a national banking association, the Bank may pay cash dividends to Northwest only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years. In addition, the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends if the payout of the dividend would deplete a bank's capital to an inadequate level. The ability of the Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines applicable to national bank.

        The Bank is also subject to certain restrictions on the payment of dividends as a result of the requirement that it maintain adequate levels of capital in accordance with the guidelines promulgated from time to time by the OCC. The OCC has issued risk-based capital regulations, which require banks to maintain minimum capital levels based upon the relative safety of their assets.


Security Ownership of Principal Shareholders and Management

Ownership of Principal Shareholders

        The following table sets forth information concerning all persons known to Northwest to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Northwest Common Stock, Northwest's only class of voting securities, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

                         Amount and Nature
Name and Address of       of Beneficial
Beneficial Owner            Ownership           Percent of Class
 ................................................................................
Lowrey Investment  Co.,
a Partnership                   77,324                  19.99%
P. O. Box 1139
Mansfield, LA  71052


Charles C. Hunter               32,078(1)                8.29%
P. O. Box 839
Mansfield, LA  71052


McLaurin Partnership            21,172                   5.47%
403 Herndon Avenue
Mansfield, LA  71052



     (1) Includes 1,452 shares held by Mr. Hunter's wife, Bobbie Rogers Hunter.


Security Ownership of Management

        The following table sets forth information concerning the shares of Northwest Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Northwest, and all directors and executive officers as a group as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

                        Amount and Nature
Name and Address of       of Beneficial
Beneficial Owner            Ownership           Percent of Class
 ................................................................................
Joel Bianca,
Senior Vice President             100                  *
294 Pecan Drive
Shreveport, LA  71110


Larry Binning,
Vice President                     20                  *
P. O. Box 821
Mansfield, LA  71052


C. Alfred Flanders, Jr.,
Senior Vice President
and Director                    1,581                  *
P. O. Box 231
Mansfield, LA  71052


John W. Garmany, President
Chief Executive Officer and
Director                       10,755(1)               2.78%
251 Amy Lane
Mansfield, LA  71052


Dr. Jack L. Grindle,
Director                       12,380                  3.20%
689 Hunt Road
Grand Cane, LA  71032


Calvin W. Hall, II,
Director                        7,024(2)               1.82%
440 Forest Avenue
Mansfield, LA  71052


Charles C. Hunter,
Director                       32,078(3)               8.29%
P. O. Box 839
Mansfield, LA  71052


E.A. Laffitte, Jr.,
Director                        8,776                  2.27%
5274 Highway 509
Mansfield, LA  71052


John W. Lowery, Jr.,
Director                       80,272(4)              20.75%
P. O. Box 1139
Mansfield, LA  71052


J.C. McLaurin, Jr.,
Director                       21,172(5)              5.47%
403 Herndon Avenue
Mansfield, LA  71052


Green Rives, Jr.,
Director                        9,232(6)              2.39%
104 Julian Street
Mansfield, LA  71052


Joe B. Schmidt, Jr.,
Director                        6,740                 1.74%
P. O. Box 1329
Mansfield, LA  71052


Loretta Lowrey Woodward,
Director                        2,960(7)              *
P. O. Box 71
Mansfield, LA  71052


Thomas A. Woodward, Jr.,
Director                        3,560(8)              *
P. O. Box 71
Mansfield, LA  71052
                              __________              _______
Directors and
 Officers of
 Northwest as
 a Group                      196,650                 50.83%

* Less than 1%





        (1) Includes 3,544 shares held by the Matthews Trust of which Mr. Garmany as President of First National Bank is Trustee .

        (2) Includes 2,633 shares held by Mr. Hall's wife, Joyce C. Hall.

        (3) Includes   1,452   shares   held by Mr. Hunter's wife, Bobbie Rogers
Hunter.

        (4) Includes 2,548 shares held by Mr. Lowrey's wife, Sophvine Lowery, and 77,324 shares held by Lowrey Investment Co., a partnership, of which Mr. Lowery is managing partner and in which he owns a 9.5% interest.

        (5) Shares are held by McLaurin Partnership in which Mr. McLaurin owns a 74.172% interest.

        (6) Includes 536 shares held by Mr. Rives' wife, Betty S. Rives.

        (7) Includes 1,560 of the 3,120 shares held by Lowrey Motor Co., Inc., of which Mrs. Woodward owns 50% (and her husband, Thomas A. Woodward, Jr., owns 50%); and 1,000 of the 2,000 shares held directly or in trust for Mrs. Woodward's minor child. Does not include 77,324 shares held by Lowrey Investment Company, a partnership in which Mrs. Woodward owns a 39% interest (which shares are included in shares of John W. Lowrey, Jr. as managing partner of the partnership) or 1,000 shares held by Mrs. Woodward's husband, Thomas A. Woodward (which shares are included under his name).

        (8) Includes 1,560 of the 3,120 shares held by Lowrey Motor Co., Inc., of which Mr. Woodward owns 50% (and his wife, Loretta Lowrey Woodward, owns 50%); and 1,000 of the 2,000 shares held directly or in trust for Mr. Woodward's minor child. Does not include 400 shares held by Mr. Woodward's wife, Loretta Lowrey Woodward (which shares are included under her name).





             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Dollars in Thousands)
                                                                                              June 30,

                                                                                       1997             1996
ASSETS: ...................................................................
Cash & due from banks .....................................................       $   4,761        $   4,998
Federal funds sold ........................................................           7,800            5,250
Securities:
       Available for sale .................................................          39,390           34,392
       Held to maturity ...................................................          15,656           23,142
Loans .....................................................................          36,871           32,882
       Less: Unearned interest ............................................              35               40
             Allowance for Loan losses ....................................             703              671
---------------------------------------------------------------------------------------------------------------
Net loans .................................................................          36,133           32,171
Bank premises and equipment ...............................................           1,822            1,892
Other real estate owned ...................................................              35               81
Other Assets ..............................................................           1,112            1,204
---------------------------------------------------------------------------------------------------------------
             Total assets .................................................       $ 106,709        $ 103,130
===============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits .............................................       $  16,571        $  14,276
Interest bearing deposits .................................................          77,123           77,314
---------------------------------------------------------------------------------------------------------------
        Total deposits ....................................................          93,694           91,590
---------------------------------------------------------------------------------------------------------------
Federal funds purchased and security repurchase agreements ................             -0-              -0-
Treasury, Tax and Loan note ...............................................             708              474
Other liabilities .........................................................             360              372
---------------------------------------------------------------------------------------------------------------
       Total liabilities ..................................................          94,762           92,436
===============================================================================================================

Shareholder's equity:  Common stock, no par value 500,000
shares authorized, 400,00 shares issued,  386,870 shares
outstanding, 13,130 shares in treasury in 1996 and 1995 ...................           4,515            4,515
Paid in capital-gain on sale of treasury stock ............................               7                7
Retained earnings .........................................................           8,156            7,168
Cost of shares in treasury ................................................            (156)            (156)
Unrealized gain (loss) on securities available for sale net of income taxes            (575)            (840)
---------------------------------------------------------------------------------------------------------------
Total stockholders' equity ................................................          11,947           10,694
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity ................................       $ 106,709        $ 103,130
===============================================================================================================
-------------
See accompanying notes




             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Dollars in Thousands, except per share amounts)
                                                                      Six months
ended June 30:

                                                                           1997           1996
Interest Income
Loans, including fees ..........................................       $  1,747       $  1.627
Securities:
      U. S. Government .........................................          1,418          1,355
      States and political subdivisions ........................             53             68
      Federal Agencies and other ...............................            134            103
Federal funds sold .............................................            203            266
---------------------------------------------------------------------------------------------------
           Total interest income ...............................          3,555          3,419
===================================================================================================

Interest expense:
      Deposits .................................................          1,477          1,514
      Federal funds purchased and security repurchase agreements            -0-            -0-
      Treasury, Tax & Loan note ................................              8              5
---------------------------------------------------------------------------------------------------
           Total interest expense ..............................          1,485          1,519
---------------------------------------------------------------------------------------------------
Net interest income ............................................          2,070          1,900
Provision for loan losses ......................................            -0-            -0-
Net interest income and provision for loan losses ..............          2,070          1,900
---------------------------------------------------------------------------------------------------
Non-interest income
      Service charges on deposit accounts ......................            289            286
      Mortgage servicing fees and other ........................            108            112
      Security and financial instrument gains, net .............             15            -0-
---------------------------------------------------------------------------------------------------
           Total non-interest income ...........................            412            398
---------------------------------------------------------------------------------------------------
Non-interest expenses
      Salaries and employees benefits ..........................            731            708
      Net occupancy of bank premises ...........................            265            261
      Other ....................................................            371            357
---------------------------------------------------------------------------------------------------
           Total non-interest expenses .........................          1,367          1,326
---------------------------------------------------------------------------------------------------
Income before taxes ............................................          1,115            972
Provision for income taxes .....................................            344            301
---------------------------------------------------------------------------------------------------
Net Income .....................................................       $    771       $    671
===================================================================================================
Per share information:
      Net income ...............................................       $   1.99       $   1.73
---------------------------------------------------------------------------------------------------
      Cash dividends ...........................................            -0-            -0-
---------------------------------------------------------------------------------------------------
      Weighted average number of shares outstanding ............        386,870        386,870
---------------------------------------------------------------------------------------------------
------------
See accompanying notes




             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)
                             (Dollars in Thousands)

                                                                                                           Unrealized
                                                                       Paid in                            Gain (Loss)
                                                                  capital-gain                          On Securities
                                                  Capital Stock     on sale of    Retained      Treasury    Available
                                             Shares      Amount  Treasury Stock   Earnings         Stock     for Sale         Total

Balance at December 31, 1995 .........      386,870      $ 4,515      $     7      $ 6,497      $  (156)      $  (525)      $10,338
Net Income ...........................            -            -          671            -            -             -           671
Cash dividends .......................            -            -            -            -            -             -             -
Change in unrealized gain (loss)
     on securities available for sale,
     net of income taxes of $162 .....            -            -            -            -            -          (315)         (315)
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996 .............      386,870      $ 4,515      $     7      $ 7,168      $  (156)      $  (840)      $10,694
====================================================================================================================================

Balance at December 31, 1996 .........      386,870      $ 4,515      $     7      $ 7,385      $  (156)      $  (614)      $11,137
Net Income ...........................            -            -          771            -            -             -           771
Cash dividends .......................            -            -            -            -            -             -             -
Change in unrealized gain (loss)
     on securities available for sale,
     Net of income taxes of $20 ......            -            -            -            -            -            39            39
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997 .............      386,870      $ 4,515      $     7      $ 8,156      $  (156)      $  (575)      $11,947
====================================================================================================================================
----------------
See accompanying notes




             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in Thousands)


                                                                                         Six months ended June 30,
                                                                                           1997            1996

Cash flow from operating activities:
       Net income ..............................................................       $    771        $    671
       Adjustments  to  reconcile  net income to net cash  provide by  operating activities:
            Depreciation and amortization ......................................            123             128
            Amortization of investment security premiums, net of discounts .....             16              19
            Increase in interest earned not collected ..........................            (89)            (59)
            Decrease in accrued interest payable ...............................            (28)            (27)
            (Increase) decrease in other assets ................................             35             (72)
             Increase in other liabilities .....................................            115             108
--------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities ....................            943             768
--------------------------------------------------------------------------------------------------------------------
Cash   flows from investing activities: Proceeds from maturities of securities:
             Held-to-maturity ..................................................          3,230           9,310
             Available for sale ................................................          1,043           3,056
       Purchase of securities:
            Held-to-maturity ...................................................         (2,501)         (5,015)
            Available for sale .................................................         (4,650)        (16,430)
Net increase in loans ..........................................................            (33)           (711)
Purchase of premises and equipment .............................................           (124)            (54)
Net decrease in interest bearing deposits with Banks ...........................            -0-             198
--------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) investing activities ................         (3,035          (9,646)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Net increase in demand deposits, NOW accounts, money market ............          6,878           4,211
           deposit accounts, and savings accounts
       Net increase in certificates of deposit .................................            592           2,875
       Net increase in short-term borrowings ...................................            282             359
       Cash dividends paid .....................................................           (484)           (387)
            Net cash provided by financing activities ..........................          7,268           7,058
--------------------------------------------------------------------------------------------------------------------
       Net increase (decrease) in cash and cash equivalents ....................          5,176          (1,820)
       Cash and cash equivalents at January 1 ..................................          7,190          11,973
--------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at June 30 ....................................       $ 12,366        $ 10,153
====================================================================================================================
Suplemental disclosures:
       Interest paid ...........................................................       $  1,512        $  1,548
       Income taxes paid .......................................................       $    328        $    267
--------------
See accompanying notes

Northwest Bancshares of Louisiana, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Unaudited)

Note A - Basis of Presentation

The accompanying unaudited consolidated financial statements for Northwest Bancshares of Louisiana, Inc. and Subsidiary have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in Northwest Bancshares of Louisiana, Inc. and Subsidiary's annual report for the year ended December 31, 1996 contained elsewhere in this Proxy Statement - Prospectus.

Note B - Merger Agreement

On June 26, 1997, Northwest Bancshares of Louisiana, Inc. and Subsidiary and Hibernia entered into an Agreement and Plan of Merger pursuant to which Northwest Bancshares of Louisiana, Inc. and Subsidiary would merge with Hibernia. The Merger, to be accounted for as a pooling of interests, will be affected with the exchange of approximately $21.3 million in Hibernia Common Stock for all of the outstanding Northwest Bancshares of Louisiana, Inc. and Subsidiary Common Stock. Each outstanding share of Northwest Bancshares of
Louisiana, Inc. and Subsidiary Common Stock would be exchanged for shares of Hibernia Common Stock with a market value of $55.00. The Exchange Rate will be based upon the average closing price for one share of Hibernia Common Stock for the ten-day period prior to closing subject to a minimum Exchange Rate of 3.898 shares of Hibernia Common Stock. If the average market price of Hibernia is less than $12.14 per share the merger shall convert to a cash transaction and each share of Northwest Common Stock shall receive $55.00 in cash.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                            FOR THE SIX MONTHS ENDED
                         JUNE 30, 1997 AND JUNE 30, 1996


The following discussion provides certain information concerning the financial condition and results of operations of Northwest Bancshares of Louisiana, Inc. and Subsidiary for the six months ended June 30, 1997 and 1996. The financial position and results of operations of Northwest Bancshares of Louisiana, Inc. and Subsidiary resulted primarily from operations at its banking subsidiary, the Bank. Management's discussion should be read in conjunction with the Northwest Bancshares of Louisiana, Inc. and Subsidiary financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

Northwest Bancshares of Louisiana, Inc. and Subsidiary reported net income for the six months ended June 30, 1997 of $771,000, an increase of 14% from the same period during 1996. Annualized returns on average assets and average equity for the six months ended June 30, 1997 were 1.46% and 15.39% respectively compared with 1.31% and 13.61% for the same period in 1996. The increase in net income is principally attributed to improved net interest income resulting from growth in the loan portfolio and non-interest bearing deposit accounts.

Northwest Bancshares of Louisiana, Inc. and Subsidiary's total assets at June 30, 1997 were $106,709,000, increase of 3.47% from June 30, 1996. Loans increased $3,994,000 from June 30, 1996 to June 30, 1997 due to continued growth in consumer and commercial loans. Total deposits at June 30, 1997 of $93,694,000 were up 2.30% compared with June 30, 1996 due primarily to increases in retail deposits.

RESULTS OF OPERATIONS

Net Interest Income. Tax equivalent net interest income for the six months ended June 30, 1997 was $2,097,000, a $163,000 or 8.43% increase from the same period in 1996. This increase was due to an increase in higher paying earning assets. Table 1 below presents the average balance sheets, interest income and expense, and average yields or rates. Table 2 below presents an analysis of the changes in tax-equivalent net interest income between the six month periods ended June 30, 1997 and June 30, 1996.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on Northwest Bancshares of Louisiana, Inc. and Subsidiary's interest-earnings assets and interest-bearing liabilities for the periods indicated (Dollars in Thousands).

Table 1
                                                                            June 30,
                                                       1997                                   1996


                                                                 Average        Average                  Average
                                      Average       Interest       Rates        Balance     Interest       Rates
                                      Balance        Income/      Earned/                    Income/      Earned/
                                                     Expense        Paid                     Expense        Paid

Earnings assets
    Loans (before
    allowance for
    loan losses) ..............       $37,015        $ 1,747        9.44%       $32,885       $ 1,627       9.90%
----------------------------------------------------------------------------------------------------------------------
Investment securities:
     Taxable securities .......        51,263          1,552        6.06%        50,131         1,457       5.81%
     Tax-exempt securities ....         2,278             80        7.02%         3,072           103       6.71%
----------------------------------------------------------------------------------------------------------------------
    Total investment securities        53,541          1,632        6.10%        53,203         1,560       5.86%
----------------------------------------------------------------------------------------------------------------------

Federal funds sold and
    securities purchased
     under agreement
     to resell ................         7,789            203        5.21%        10,157           266       5.24%
----------------------------------------------------------------------------------------------------------------------

Total earnings assets .........       $98,345        $ 3,582        7.28%       $96,245       $ 3,453       7.18%
======================================================================================================================

Interest-bearing liabilities:
     Deposits .................       $93,019        $ 1,477        3.18%       $91,481       $ 1,514       3.31%
    Federal funds, purchased
    and securities sold
    under agreement
     to repurchase ............             2             -0-          0%            -0-           -0-         0%
    Treasury Tax & Loan .......           277              8        5.78%           182             5       5.49%
----------------------------------------------------------------------------------------------------------------------

Total interest-bearing
   liabilities ................       $93,298        $ 1,485        3.18%       $91,663       $ 1,519       3.31%
======================================================================================================================

Net interest income ...........                      $ 2,097                                  $ 1,934
======================================================================================================================

Net yield on earnings
     assets....................                                     4.26%                                   4.02%

======================================================================================================================


The following table sets forth for the periods indicated changes in tax equivalent net interest income between the six months ended June 30, 1997 and June 30, 1996 for each major category of earning assets and interest bearing liabilities attributable to changes in average volumes and rates.

Table 2

                  CHANGES IN TAX EQUIVALENT NET INTEREST INCOME
                             (Dollars in Thousands)
   Six months ended June 30, 1997 compared with six months ended June 30, 1996


                                                   Volume         Rate        Total

Income earned on:
      Loans .................................       $ 204        $ (84)       $ 120
           Taxable securities ...............          33           62           95
           Tax-exempt securities ............         (27)           4          (23)
           Short term investments ...........          (2)         (61)         (63)
----------------------------------------------------------------------------------------

               Total ........................         208          (79)         129
----------------------------------------------------------------------------------------

Interest paid on:
      Deposits ..............................          25          (62)         (37)
      Federal funds purchased and securities
           sold under agreement to repurchase         -0-          -0-          -0-
      Treasury, Tax and Loan ................           3          -0-            3

               Total ........................          28          (62)         (34)
----------------------------------------------------------------------------------------

Net interest income .........................       $ 180        $ (17)       $ 163
========================================================================================
-----------
Changes not solely due to volume or rate changes are allocated to rate.


Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest earning assets and interest bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchase of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Northwest Bancshares of Louisiana, Inc. and Subsidiary's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Northwest Bancshares of Louisiana, Inc. and Subsidiary's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

Northwest Bancshares of Louisiana, Inc. and Subsidiary's provision for loan losses for the six months ended June 30, 1997 and 1996 was -0-. The allowance for loan losses at June 30, 1997 was 1.91% of net loans outstanding compared with 2.04% at June 30, 1996.

Non-Interest Income. Northwest Bancshares of Louisiana, Inc. and Subsidiary's non-interest income for the six months ended June 30, 1997 increased 3.52% from the same period in 1996 due to a merger of the ATM switch provider that Northwest owned stock in.

Non-Interest Expense. Total non-interest expense for the six months ended June 30, 1997 increased $41,000 or 3.09% from the same period of 1996. This increase is a result of increases in personnel, equipment and other costs.

Income Taxes. Northwest Bancshares of Louisiana, Inc. and Subsidiary's effective estimated tax rate for the six months ended June 30, 1997 remained fairly constant.

ANALYSIS OF FINANCIAL CONDITION

Investment Securities. For the period ended June 30, 1997 average investment securities increased $338,000 or .64% from June 30, 1996. This increase is attributed to average deposit growth over the period.

The  composition,   amortized  cost  and  estimated  fair  value  of  investment securities at the dates indicated are as follows: (Dollars in Thousands)

Table 3
                                                         Estimated
                                      Amortized Cost    Fair Value
At June 30, 1997:

Available-for sale
      U. S. Government ...............       $ 3,484       $ 3,467
      State and political subdivisions           -0-           -0-
      Federal agencies ...............        19,897        19,853
      Mortgage-backed securities .....        12,840        12,795
----------------------------------------------------------------------
           Total debt securities .....        36,221        36,115
      Equity securities ..............         3,779         3,275
----------------------------------------------------------------------
             Total Available -for-Sale       $40,000       $39,390
======================================================================

Held-to-Maturity
      U. S. Government ...............       $ 4,518       $ 4,507
      State and political subdivisions         2,149         2,166
      Federal agencies ...............         8,989         9,012
----------------------------------------------------------------------
              Total Held-to-Maturity .       $15,656       $15,685
======================================================================

At June 30, 1996:

Available-for-sale
      U. S. Government ...............       $ 3,471       $ 3,401
      State and political subdivisions           100           100
      Federal agencies ...............        17,460        17,274
      Mortgage-backed securities .....        10,521        10,408
----------------------------------------------------------------------
           Total debt securities .....        31,552        31,183
      Equity securities ..............         3,782         3,209
----------------------------------------------------------------------
             Total Available-for-Sale        $35,334       $34,392
======================================================================

Held-to-Maturity
      U. S. Government ...............       $ 9,036       $ 9,000
      State and political subdivisions         2,918         2,911
      Federal agencies ...............        11,188        11,087
----------------------------------------------------------------------
             Total Held-to-Maturity ..       $23,142       $22,998
======================================================================


Loans. Average loans outstanding for the six months ended June 30, 1997 of $37,015,000 were up $4,130,000 or 12.56% from the same period in 1996. In general, all segments of the loan portfolio have experienced growth with the larger increases centered in the consumer and commercial loan areas.

The following table sets forth the type and amount of Northwest Bancshares of Louisiana, Inc. and Subsidiary's loans, net of unearned discount at June 30, 1997 and 1996: (Dollars in Thousands)



                                                                    June 30,
                                                       1997                         1996
----------------------------------------------------------------------------------------------------

Commercial, financial and agricultural       $11,370         30.87%       $ 8,363         25.46%
Real estate:
     Construction ....................           363           .99%           651          1.98%
     Mortgage ........................        18,405         49.96%        17,970         54.72%
Installments .........................         6,698         18.18%         5,858         17.84%
----------------------------------------------------------------------------------------------------
                                             $36,836        100.00%       $32,842        100.00%
====================================================================================================


The following table summarizes changes in the allowance for loan losses for the periods indicated:
(Dollars in Thousands)


                                                     1997         1996
-------------------------------------------------------------------------

Balance at beginning of year ................       $ 670        $ 669
Provisions for loan losses charged to expense         -0-          -0-
Loans charged to the allowance ..............         (18)         (19)
Recoveries on charged off loans .............          51           21
-------------------------------------------------------------------------
Balance at June 30 ..........................       $ 703        $ 671
=========================================================================

The following table summarized non-performing assets for the periods indicated. (Dollars in Thousands)

                                               1997       1996
-------------------------------------------------------------------
Non-performing loans
     Non-accrual loans .................       $ 28       $ 32
     90-day and over past due loans ....          4         43
-------------------------------------------------------------------
     Total non-performing loans ........         32         75
Real estate acquired through foreclosure         35         81
Total non-performing assets ............       $ 67       $156
===================================================================


Deposits. Total average deposits for the six months ended June 30, 1997 were $93,019,000 an increase of 1.68% over the same period of 1996. The following table summarizes the average daily balance of various deposit categories for the periods indicated (Dollars In Thousands).


                                              June 30,
                                         1997         1996
--------------------------------------------------------------
Average daily deposits:
     Non-interest-bearing demand      $16,175      $14,291
     Interest-bearing demand ...       27,999       27,993
     Savings ...................        7,962        7,742
     Time deposits .............       40,883       41,455
--------------------------------------------------------------
                                      $93,019      $91,481
==============================================================

Capital. Northwest Bancshares of Louisiana, Inc. and Subsidiary's leverage ratio at June 30, 1997 was 11.26% compared with 10.63% at June 30, 1996. Northwest Bancshares of Louisiana, Inc. and Subsidiary are both considered to be well capitalized according to standards established by various regulatory agencies as defined by both leverage ratios and risk-based capital ratios.

             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                        FIRST NATIONAL BANK IN MANSFIELD
                              MANSFIELD, LOUISIANA

                        CONSOLIDATED FINANCIAL STATEMENTS
                                       AND

                           December 31, 1996 and 1995

                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Shareholders
Northwest Bancshares of Louisiana, Inc.
Mansfield, Louisiana

We have audited the accompanying consolidated balance sheets of Northwest Bancshares of Louisiana, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Northwest Bancshares of Louisiana, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




/s  Edmonson & Waddell
Certified Public Accountants
January 3, 1997
(Except for Note 19, as to which
 the date is September 30, 1997)

             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

                                    ASSETS                                                   1996              1995
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks ........................................................   $ 4,404,953.42    $ 3,772,210.30
Federal funds sold .............................................................     2,800,000.00      8,250,000.00
Interest-bearing deposits with banks ...........................................       195,000.00        293,000.00
Securities available for sale, at fair value (note 2) ..........................    35,748,321.86     21,340,905.71
Securities to be held to maturity, at amortized cost (note 2) ..................    16,393,636.38     27,447,902.88
Loans held for sale ............................................................       327,650.00        162,400.00
Loans receivable (note 3) ......................................................    36,477,780.20     32,033,459.09
   Less:
      Allowance for possible loan losses (note 4) ..............................      (669,587.76)      (669,372.64)
      Unearned interest ........................................................       (36,720.73)       (45,218.92)
-----------------------------------------------------------------------------------------------------------------------
             Net loans receivable ..............................................    35,771,471.71     31,318,867.53
-----------------------------------------------------------------------------------------------------------------------
Accrued income .................................................................       864,320.15        962,785.13
Properties and equipment, net (note 5) .........................................     1,820,638.57      1,965,923.72
Other real estate and repossessed assets .......................................        34,502.00         34,502.00
Other assets and deferred charges ..............................................       140,367.98        163,492.47
-----------------------------------------------------------------------------------------------------------------------
             Total assets ......................................................   $98,500,862.07    $95,711,989.74
=======================================================================================================================

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
   Demand deposits .............................................................   $14,298,058.82    $13,828,700.23
   NOW account deposits ........................................................    13,313,804.24     13,742,881.62
   Savings and interest-bearing demand deposits ................................    20,278,907.77     19,236,129.72
   Time deposits (note 6) ......................................................    38,277,489.39     37,684,463.41
-----------------------------------------------------------------------------------------------------------------------
             Total deposits ....................................................    86,168,260.22     84,492,174.98
-----------------------------------------------------------------------------------------------------------------------
Other borrowed funds (note 7) ..................................................       425,401.25        114,964.79
Accrued expenses and other liabilities .........................................       770,674.92        766,547.01
-----------------------------------------------------------------------------------------------------------------------
             Total liabilities .................................................    87,364,336.39     85,373,686.78
-----------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities (note 12) ...............................                -                 -

Shareholders' equity
   Common stock, no par value
   500,000 shares authorized, 400,000 shares issued, 386,870 shares outstanding,
   13,130 shares in
   treasury in 1996 and 1995 ...................................................     4,515,079.56      4,515,079.56
Paid in capital-gain on sale of treasury stock .................................         6,981.40          6,981.40
Retained earnings ..............................................................     7,385,071.55      6,498,174.79
Cost of shares in treasury
   13,130 shares in 1996 and in 1995 (deduction) ...............................      (156,832.80)      (156,832.80)
Net unrealized loss on securities available for sale,
   net of tax of $50,538.04 in 1996 and $50,718.06
   in 1995 (note 2) ............................................................      (613,774.03)      (525,099.99)
-----------------------------------------------------------------------------------------------------------------------
             Total shareholders' equity ........................................    11,136,525.68     10,338,302.96
-----------------------------------------------------------------------------------------------------------------------
             Total liabilities and shareholders' equity ........................   $98,500,862.07    $95,711,989.74
=======================================================================================================================


             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 1996 and 1995

                                                                 1996            1995
------------------------------------------------------------------------------------------
Interest income
   Loans receivable .................................   $3,218,789.70   $2,903,369.92
   Investment securities
     U.S. Treasury securities .......................      706,482.23      810,351.73
     Obligations of other U.S. Government agencies
       and corporations .............................    2,021,426.58    1,870,959.17
     Obligations of states and political subdivisions      133,981.94      154,929.28
     U.S. Government guaranteed securities ..........      121,737.61      130,719.24
     Collateralized mortgage obligations ............       63,482.52       66,174.79
     Mutual funds ...................................      159,893.00      163,839.30
     Other securities ...............................       57,950.54       59,843.14
   Federal funds sold ...............................      351,694.37      333,106.94
   Deposits with banks ..............................        7,475.58       21,618.74
------------------------------------------------------------------------------------------
           Total interest income ....................    6,842,914.07    6,514,912.25
------------------------------------------------------------------------------------------
Interest expense
   Savings and interest-bearing demand deposits .....      956,603.32      975,447.42
   Time deposits ....................................    2,022,573.52    1,881,090.90
   Other borrowed funds .............................       12,385.51       20,713.76
------------------------------------------------------------------------------------------
           Total interest expense ...................    2,991,562.35    2,877,252.08
------------------------------------------------------------------------------------------
           Net interest income ......................    3,851,351.72    3,637,660.17
------------------------------------------------------------------------------------------

Noninterest income
   Service charges on deposit accounts ..............      575,888.84      562,909.05
   Loan servicing fees ..............................       48,618.35       46,008.75
   Other service charges and fees ...................      154,879.75      137,842.33
   Net gains from sale of loans .....................       30,475.52       35,059.19
   Other income .....................................       93,615.48       82,309.20
------------------------------------------------------------------------------------------
           Total noninterest income .................      903,477.94      864,128.52
------------------------------------------------------------------------------------------

Noninterest expenses
   Salaries .........................................    1,175,959.54    1,130,938.02
   Employee benefits (note 8) .......................      272,572.11      283,753.78
   Occupancy expense ................................      288,003.86      269,376.94
   Equipment expense ................................      272,931.96      228,093.12
   Other expense ....................................      766,753.67      845,502.04
------------------------------------------------------------------------------------------
           Total noninterest expenses ...............    2,776,221.14    2,757,663.90
------------------------------------------------------------------------------------------

           Income before income taxes ...............    1,978,608.52    1,744,124.79

Provision for income taxes (note 9) .................      608,124.26      517,923.89
------------------------------------------------------------------------------------------

           Net income ...............................   $1,370,484.26   $1,226,200.90
==========================================================================================

Net income per share of common stock ................   $        3.54   $        3.17
==========================================================================================

Average shares outstanding ..........................         386,870         386,870
==========================================================================================
----------
The  accompanying  notes are an integral  part of these  consolidated  financial statements.


             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years Ended December 31, 1996 and 1995

                                                                                             Net Unrealized
                                                                                              Gain (Loss)
                                                                                              On Available         Total
                               Common         Paid In         Retained         Treasury         for Sale       Shareholders'
                               Stock          Capital         Earnings          Stock          Securities         Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCES
  January 1, 1995 ......    $ 4,515,079.56    $     6,981.40    $ 5,658,843.89   $  (156,832.80) $  (953,996.75) $ 9,070,075.30
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONS
Net income (loss)
  for year
    Parent Company .....                                                408.02                                           408.02
    Subsidiary Company .                                          1,225,792.88                                     1,225,792.88
------------------------------------------------------------------------------------------------------------------------------------
     Net income (page 3)                                          1,226,200.90                                     1,226,200.90
------------------------------------------------------------------------------------------------------------------------------------

Net change in
  unrealized loss
  on securities
  available for sale,
  net of tax
  of $139,373.24 .......                                                                             428,896.76      428,896.76
------------------------------------------------------------------------------------------------------------------------------------
      Total additions ..                                          1,226,200.90                       428,896.76    1,655,097.66
------------------------------------------------------------------------------------------------------------------------------------

DEDUCTIONS
Cash dividends paid
  - $1.00 per share ....                                            386,870.00                       386,870.00
------------------------------------------------------------------------------------------------------------------------------------

BALANCES
  December 31, 1995 ....      4,515,079.56          6,981.40      6,498,174.79      (156,832.80)    (525,099.99)  10,338,302.96
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONS
Net income (loss)
  for year
    Parent Company .....                                            (3,192.50)                                        (3,192.50)
    Subsidiary Company .                                         1,373,676.76                                      1,373,676.76
------------------------------------------------------------------------------------------------------------------------------------
     Net income (page 3)                                         1,370,484.26                                      1,370,484.26
------------------------------------------------------------------------------------------------------------------------------------

DEDUCTIONS
Cash dividends paid
  -$1.25 per share .....                                           483,587.50                                        483,587.50
Net change in
  unrealized loss
  on securities
  available for sale,
  net of tax
  of $180.02 ...........                                                                              88,674.04       88,674.04
------------------------------------------------------------------------------------------------------------------------------------
      Total deductions .        483,587.50                                                            88,674.04      572,261.54
------------------------------------------------------------------------------------------------------------------------------------

BALANCES
  December 31, 1996 ....    $ 4,515,079.56    $     6,981.40    $ 7,385,071.55   $  (156,832.80) $  (613,774.03) $11,136,525.68
====================================================================================================================================
----------
The  accompanying  notes are an integral  part of these  consolidated  financial statements.

             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1996 and 1995

                                                                                       1996                   1995
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income ..................................................................    $ 1,370,484.26     $ 1,226,200.90
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision for depreciation ................................................        277,838.30         245,254.48
     Amortization of investment security discounts .............................        (41,179.20)        (37,111.55)
     Amortization of investment security premiums ..............................         76,853.71          88,453.07
     Deferred income taxes .....................................................               -0-          27,730.52
     Decrease (increase) in interest receivable ................................         24,559.78         (19,528.68)
     Decrease (increase) in prepaid expenses ...................................             36.01           3,660.58
     Increase (decrease) in interest payable ...................................        (17,221.30)         59,811.16
     Increase (decrease) in taxes payable ......................................             23.26          (3,524.40)
     Increase (decrease) in deposits payable ...................................               -0-            (550.00)
     Equipment abandonment losses ..............................................               -0-           1,050.04
     Loss on sale of equipment .................................................          1,678.88                -0-
----------------------------------------------------------------------------------------------------------------------
               Total adjustments ...............................................      1,693,073.70       1,591,446.12
   Recoveries on loan losses ...................................................         47,025.48          62,735.91
   Decrease (increase) in other assets .........................................         22,908.46          80,595.09
   Increase (decrease) in loan principal payable ...............................         (1,486.35)         10,195.18
----------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities ......................      1,761,521.29       1,744,972.30
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing deposits with banks .............         98,000.00         302,000.00
   Purchases of securities available for sale ..................................    (21,528,875.02)     (4,000,000.00)
   Purchases of securities to be held to maturity ..............................     (5,015,312.50)     (4,714,394.00)
   Proceeds from maturities of securities available for sale ...................      7,021,869.34       1,834,952.94
   Proceeds from maturities of securities to be held to maturity ...............     16,045,000.00      17,135,000.00
   Principal collected on longer-term loans ....................................     54,082,754.63      33,695,976.19
   Longer-term loans originated or acquired ....................................    (58,747,634.29)    (38,394,848.62)
   Purchase of land, building and improvements .................................        (16,014.00)        (68,970.99)
   Purchase of equipment .......................................................       (118,968.03)       (297,560.60)
   Proceeds from sale of equipment .............................................            750.00                -0-
----------------------------------------------------------------------------------------------------------------------
               Net cash (used) provided by investing activities ................     (8,178,429.87)      5,492,154.92
----------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits,
     NOW accounts and savings accounts .........................................    $ 1,083,059.26     $ 1,539,799.54
   Proceeds from sales of certificates of deposit ..............................     44,068,828.49      50,760,670.98
   Payments for maturing certificates of deposit ...............................    (43,475,802.51)    (48,101,866.35)
   Net increase (decrease) in borrowed funds ...................................        310,436.46      (2,794,696.87)
   Cash dividends ..............................................................       (386,870.00)       (290,152.50)
----------------------------------------------------------------------------------------------------------------------
             Net cash provided by financing activities .........................      1,599,651.70       1,113,754.80
----------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...............................     (4,817,256.88)      8,350,882.02

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................     12,022,210.30       3,671,328.28
----------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................    $ 7,204,953.42     $12,022,210.30
======================================================================================================================

Supplemental  disclosures  of cash flow  information:  Cash paid during the year for:
     Interest ..................................................................    $ 3,008,783.65     $ 2,817,440.92
======================================================================================================================

     Income Taxes ..............................................................    $   590,660.00     $   446,563.04
======================================================================================================================
----------
The  accompanying  notes are an integral  part of these  consolidated  financial statements.




NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1996 and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Northwest Bancshares of Louisiana, Inc. (Company) and its wholly owned subsidiary, First National Bank in Mansfield (Bank) conform with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies:

     Nature of Operations
     Northwest Bancshares of Louisiana, Inc. is a bank-holding company which owns all of the outstanding common stock of First National Bank in Mansfield. The Bank provides a variety of financial services through its branches located in DeSoto Parish in Northwest Louisiana. The Bank's primary deposit products are demand deposits, savings accounts, and certificates of deposit. Its primary lending products are commercial business loans, real estate loans, and installment loans.

     Principles of Consolidation
     The consolidated financial statements include the accounts of Northwest Bancshares of Louisiana, Inc. and its wholly owned subsidiary, First National Bank in Mansfield, after elimination of significant intercompany balances and transactions.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

     Investment in Securities
     At December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires the classification of securities into one of three categories: Available for Sale, Held to Maturity or Trading.

     Management determines the appropriate classification of securities at the time of purchase and re-evaluates the classifications periodically. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as securities to be held to maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as securities available for sale and are carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, prepayment rates, and other factors related to interest rate, liquidity needs or other reasons. Trading securities are those held principally for the purpose of selling in the near future and are carried at fair value. The Company does not currently have any trading securities.

     Realized and unrealized gains and losses for trading securities are included in earnings. Unrealized gains and losses for available for sale securities are excluded from earnings and reported, net of income tax effect, as a separate component of shareholders' equity. Realized gains and losses for securities classified as either available for sale or held to maturity are reported in earnings. Gains and losses from securities sold are determined using the specific identification method.

     Allowance for Possible Loan Losses
     The allowance for possible loan losses is maintained at a level which management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management determines the adequacy of the allowance based upon review of individual credits, past loan loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

     Properties and Equipment
     Properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation has been computed using straight-line and accelerated methods for both financial and tax purposes, based on the estimated useful lives of the respective assets.

     Loans Held for Sale
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized gains or losses are recognized through a valuation allowance by charges to expense or income.

     Interest Income on Loans
     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed and, thereafter, interest is recognized when collected.

     Loan Origination Fees and Costs
     Loan origination fees are deferred and amortized generally over the contractual life of the related loans as an adjustment to interest income. Likewise, direct loan origination costs are deferred and recognized as a reduction in the yield of the loan.

     Unearned Discount
     Unearned discount on installment loans is deferred and amortized into earnings by the sum-of-the-digits method, the result of which does not differ materially from the interest method.

     Other Real Estate and Repossessed Assets
     Other real estate and repossessed assets include real estate and other collateral acquired upon the default of loans and in-substance foreclosures. Amounts are carried at the lower of the Bank's cost of acquisition or the asset's fair value based upon recent appraisals. Reductions in the balance of loans at the date of acquisition are charged to the reserve for possible loan losses. Any subsequent write-downs to reflect current fair value are charged to noninterest expense.

     Income Taxes
     Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Net Income Per Share of Common Stock
     Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

     Off-Balance Sheet Financial Instruments
     In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     Fair Values of Financial Instruments
     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate their fair value.

     Securities to be held to maturity and securities available for sale. Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Cash and Cash Equivalents
     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold".

     Prior Year Balances
     Certain prior year amounts have been reclassified to conform with current year presentation.


NOTE 2 - INVESTMENT SECURITIES

     The carrying amounts of investment securities as shown in the consolidated balance sheets of the Company and their approximate fair values at December 31 were as follows:


                                                                    Gross            Gross
                                             Amortized         Unrealized       Unrealized              Fair
                                                  Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Securities available for sale -
 December 31, 1996
  U.S. Treasury securities ........     $ 3,477,003.65     $          -0-   $    20,362.15     $ 3,456,641.50
  U.S. agency securities ..........      26,024,765.65         113,131.09       152,794.65      25,985,102.09
  U.S. Government
    guaranteed securities .........       2,028,632.76                -0-        80,992.76       1,947,640.00
  Collateralized mortgage
    obligation securities .........       1,000,000.00                -0-         7,610.40         992,389.60
  State and municipal
    securities ....................         100,000.00                -0-            12.43          99,987.57
  Equity securities ...............       3,662,231.87                -0-       515,670.77       3,146,561.10
  Restricted investment
    security ......................         120,000.00                -0-              -0-         120,000.00
----------------------------------------------------------------------------------------------------------------------
                                        $36,412,633.93     $   113,131.09   $   777,443.16     $35,748,321.86
======================================================================================================================

December 31, 1995
  U.S. agency securities ..........     $15,101,120.51     $   108,886.71   $   125,686.08     $15,084,321.14
  U.S. Government
    guaranteed securities .........       2,033,371.38                -0-        73,621.38       1,959,750.00
  Collateralized mortgage
    obligation securities .........       1,000,000.00                -0-        58,750.00         941,250.00
  Equity securities ...............       3,662,231.87                -0-       426,647.30       3,235,584.57
  Restricted investment
    security ......................         120,000.00                -0-              -0-         120,000.00
----------------------------------------------------------------------------------------------------------------------
                                        $21,916,723.76     $   108,886.71   $   684,704.76     $21,340,905.71
======================================================================================================================

Securities to be held to maturity -
December 31, 1996
  U.S. Treasury securities ........     $ 5,526,278.65     $    14,475.28   $    21,689.79     $ 5,519,064.14
  U.S. agency securities ..........       8,188,000.94          13,221.85        23,238.49       8,177,984.30
  State and municipal
    securities ....................       2,679,356.79          24,073.88         8,651.80       2,694,778.87
----------------------------------------------------------------------------------------------------------------------
                                        $16,393,636.38     $    51,771.01   $    53,580.08     $16,391,827.31
======================================================================================================================

December 31, 1995
  U.S. Treasury securities ........     $ 9,015,953.96     $    79,317.04   $     1,052.00     $ 9,094,219.00
  U.S. agency securities ..........      15,199,784.50          15,245.00        70,624.67      15,144,404.83
  State and municipal
    securities ....................       3,232,164.42          28,290.00         8,442.42       3,252,012.00
----------------------------------------------------------------------------------------------------------------------
                                        $27,447,902.88     $   122,852.04   $    80,119.09     $27,490,635.83
======================================================================================================================

     Investment securities with a carrying amount of $20,952,356.14 at December 31, 1996 and $16,714,162.00 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

     The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Held to Maturity                      Available for Sale
                                             Securities                            Securities
---------------------------------------------------------------------------------------------------------
                                   Amortized              Fair           Amortized               Fair
                                        Cost             Value                Cost              Value
---------------------------------------------------------------------------------------------------------
Due in one year or less .     $ 7,442,015.94     $ 7,443,622.05     $12,178,084.78     $12,087,782.79
Due after one but within
  five years ............       8,951,620.44       8,948,205.26      13,716,004.65      13,741,973.76
Due after five but within
  ten years .............                -0-                -0-       5,273,858.65       5,224,649.77
Due after ten years .....                -0-                -0-       1,462,453.98       1,427,354.44
---------------------------------------------------------------------------------------------------------
                              $16,393,636.38     $16,391,827.31     $32,630,402.06     $32,481,760.76
=========================================================================================================

     There were no sales of securities available for sale or securities to be held to maturity during 1996 or 1995.

     To decrease the carrying amount of equity securities to fair value, the valuation allowance in shareholders' equity was decreased by $88,674.04 in 1996. To increase the carrying amount of securities available for sale to fair value, the valuation allowance in shareholders' equity was increased by $428,896.76 in 1995.

NOTE 3 - LOANS RECEIVABLE

     The composition of loans receivable in the consolidated balance sheets at December 31, 1996 and 1995 was as follows:


                                           1996                1995
-----------------------------------------------------------------------
Commercial ..............     $    6,945,412.97   $    7,426,164.72
Mortgage ................         29,125,503.19       24,093,564.00
Installment .............            406,864.04          513,730.37
-----------------------------------------------------------------------
                                  36,477,780.20       32,033,459.09
Unearned discount .......            (36,720.73)         (45,218.92)
-----------------------------------------------------------------------
                                  36,441,059.47       31,988,240.17
Allowance for loan losses           (669,587.76)        (669,372.64)
-----------------------------------------------------------------------

Net loans receivable ....     $   35,771,471.71   $   31,318,867.53
=======================================================================

     Loans on which the accrual of interest has been discontinued or reduced amounted to $51,416.34 and $74,017.25 at December 31, 1996 and 1995. If
     interest on those loans had been accrued, such income would have approximated $3,050.00 and $10,062.77 for 1996 and 1995. Interest income on those loans, which is recorded only when received, amounted to $2,302.52 for 1996 and $-0- for 1995.

     The Bank reduced loans through foreclosures in the amount of $45,959.19 in 1996 and $-0- in 1995.



NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Changes in the allowance for possible loan losses for 1996 and 1995 are summarized as follows:


                                     Year Ended December 31,
-------------------------------------------------------------------
                                         1996             1995
-------------------------------------------------------------------
Balance, beginning of year     $   669,372.64   $   638,031.07
Loans charged off ........         (46,810.36)      (31,394.34)
Recoveries on loans ......          47,025.48        62,735.91
-------------------------------------------------------------------

Balance, end of year .....     $   669,587.76   $   669,372.64
===================================================================

     Impairment of loans having carrying values of $1,984,036.24 on December 31, 1996 and $492,738.00 on December 31, 1995 has been recognized in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The total allowance for credit losses related to those loans was $198,212.00 on December 31, 1996 and $76,250.00 on December 31, 1995.
     During 1996 and 1995 the average recorded investment in impaired loans was $1,737,361.00 and $575,564.00, respectively. For impairment recognized in conformity with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

     Interest income recognized in 1996 and 1995 during the period in which the underlying loans were impaired was $80,715.83 and $16,678.70, respectively.

NOTE 5 - PROPERTIES AND EQUIPMENT

     Properties and equipment included in the consolidated balance sheets at December 31, 1996 and 1995 were as follows:


                                           1996              1995
--------------------------------------------------------------------
Land ........................     $  251,672.06     $  251,672.06
Banking houses ..............      2,380,004.90      2,363,990.90
Furniture and equipment .....      1,625,333.23      1,516,072.08
--------------------------------------------------------------------
    Total cost ..............      4,257,010.19      4,131,735.04
Less accumulated depreciation      2,436,371.62      2,165,811.32
--------------------------------------------------------------------

    Net book value ..........     $1,820,638.57     $1,965,923.72
====================================================================

     Depreciation expense charged to operating expenses amounted to $277,838.30 in 1996 and $245,254.48 in 1995.



NOTE 6 - TIME DEPOSITS

     Included in time deposits at December 31, 1996 and 1995 are  $11,088,351.22
     and   $9,628,021.12,   respectively,   of   certificates   of   deposit  in
     denominations of $100,000 or more.

     Interest expense applicable to time deposits of $100,000 or more amounted to $636,437.58 and $502,065.85 for the years ended December 31, 1996 and 1995, respectively.

     At December 31, 1996, the scheduled maturities of CDs are as follows:

         1997                 $30,720,147.53
         1998                   5,267,063.13
         1999                   1,303,210.04
         2000                     644,491.86
         2001 and thereafter      342,576.83
      -----------------------------------------
                              $38,277,489.39
      =========================================

NOTE 7 - SHORT-TERM BORROWINGS

     Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits that generally mature within one to one hundred twenty days from the transaction date.

NOTE 8 - EMPLOYEE BENEFITS

     Effective January 1, 1992, the Bank established a defined contribution 401(k) plan. The plan covers substantially all employees who satisfy certain age and service requirements. Under the terms of the plan, the Bank may make discretionary contributions out of net profits of the Bank. The amount of the Bank's contributions to the plan is determined annually. Employees may also make contributions to the plan through salary deduction provision. The Bank's liability under the plan is limited to the extent of its contributions to the plan. The Bank made contributions of $9,247.70 to the plan for the year ended December 31, 1996 and $8,280.97 for the year ended December 31, 1995.

NOTE 9 - INCOME TAXES

     The consolidated provision for income taxes consisted of the following:


                                        1996            1995
----------------------------------------------------------------
Current income taxes .......     $608,124.26     $490,193.37
Deferred income taxes ......             -0-       27,730.52
----------------------------------------------------------------

  Provision for income taxes     $608,124.26     $517,923.89
================================================================

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1996 and 1995, as indicated in the following analysis:


                                                       1996                             1995
----------------------------------------------------------------------------------------------------------
                                              Amount          Rate               Amount          Rate
----------------------------------------------------------------------------------------------------------
Income tax at federal statutory rate     $672,726.90          34.0%         $593,002.43         34.0%
Increase (decrease) resulting from:
  Tax-exempt income ................      (62,242.06)         (3.2%)         (67,402.82)        (3.9%)
  Dividends received deduction .....      (12,078.84)          (.6%)         (12,529.00)         (.7%)
  Non-deductible expenses ..........       13,002.34            .7%           12,967.38           .7%
  Other - net ......................       (3,284.08)          (.2%)          (8,114.10)         (.4%)
----------------------------------------------------------------------------------------------------------
      Provision for income taxes ...     $608,124.26          30.7%         $517,923.89         29.7%
----------------------------------------------------------------------------------------------------------

     The components of the deferred income tax asset included in other assets are as follows:


                                                       1996            1995
-------------------------------------------------------------------------------
Deferred tax asset ........................     $354,241.44     $340,985.13
Less deferred tax asset valuation allowance      283,334.08      269,897.76
-------------------------------------------------------------------------------

    Net deferred tax asset ................     $ 70,907.36     $ 71,087.37
===============================================================================

     The tax effects of each type of significant item that gave rise to deferred taxes are:


                                                                         1996            1995
-------------------------------------------------------------------------------------------------
Deferred tax asset
  Net unrealized loss on equity securities available for sale     $175,328.06     $145,060.08
  Net unrealized loss on debt securities available for sale .       50,538.04       50,718.06
  Allowance for credit losses ...............................       92,227.64       95,498.06
  Capital loss carryforward .................................       15,778.38       29,339.62
  Other real estate losses ..................................       20,369.32       20,369.31
-------------------------------------------------------------------------------------------------
      Deferred tax asset ....................................      354,241.44      340,985.13
-------------------------------------------------------------------------------------------------

Deferred tax asset valuation allowance
  Net unrealized loss on equity securities available for sale      175,328.06      145,060.08
  Allowance for credit losses ...............................       92,227.64       95,498.06
  Capital loss carryforward .................................       15,778.38       29,339.62
-------------------------------------------------------------------------------------------------
      Deferred tax asset valuation allowance ................      283,334.08      269,897.76
-------------------------------------------------------------------------------------------------

      Net deferred tax asset ................................     $ 70,907.36     $ 71,087.37
=================================================================================================

     A valuation allowance was recorded against the deferred tax asset because management is of the opinion that it is more likely than not that the deferred tax asset will not be realized in full. The valuation allowance increased $13,436.32 during the year ended December 31, 1996.

NOTE 10 - LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $15,813,307.58 and $13,675,249.32 at December 31, 1996 and 1995, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $58,782.10 and $45,962.70 at December 31, 1996 and 1995, respectively.

NOTE 11 - RELATED PARTIES

     The Bank has entered into transactions with its directors, officers, employees, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business with the Bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. At December 31, 1996 and 1995, the aggregate indebtedness of those individuals and their interests as a group to the Bank was approximately $1,268,030.08 and $870,391.30, respectively. During 1996, new loans to related parties amounted to $854,182.80 and repayments amounted to $456,544.02.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are described in Note 13 - Financial Instruments.

     A summary of the Bank's commitments and contingent liabilities at December 31, 1996, is as follows:


Commitments to extend credit     $4,391,926.63
Standby letters of credit ..        198,900.00
--------------------------------------------------
                                 $4,590,826.63
==================================================


     During the year ended December 31, 1992, the Bank entered into a mortgage selling and servicing contract with the Federal National Mortgage
     Association. In connection with this contract, the Bank sells mortgage notes to the Federal National Mortgage Association and contracts to service the loans. As a result of the sales, the Bank makes certain warranties regarding the notes. In the event any warranty made by the Bank regarding a mortgage note proves to be untrue, the Bank may be required to repurchase the mortgage note and indemnify the Federal National Mortgage Association for any related losses.

     Under the terms of a resolution passed by the Board of Directors of First National Bank in Mansfield, any director who has served on the board for 20 years shall have the option to retire and upon retirement, the Bank is committed to pay the director $450.00 per month for the remainder of the director's life. As of December 31, 1996 and 1995, one director was currently being paid under this commitment and an additional eight directors were eligible to retire and receive this retirement compensation. The Bank's potential future liability for this commitment based on life expectancy of eligible directors was approximately $625,320.00 at December 31, 1996.




NOTE 13 - CONCENTRATIONS OF CREDIT

     The Bank primarily serves customers located in DeSoto Parish, Louisiana. Consequently, most of the Bank's loans, commitments and commercial and standby letters of credit have been granted to customers in that market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. Commitments to extend credit and commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal limits of approximately $1,624,836.96.

NOTE 14 - FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Loan commitments - A loan commitment represents a contractual agreement to lend up to a specified amount over a stated period of time as long as there is no violation of any condition established in the contract and generally requires the payment of a fee. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Bank's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the allowance for possible credit losses. Since the majority of the loan commitments are expected to expire unfunded, the total commitment amounts do not represent future cash requirements. Interest rates, in the event funding of the commitments is required, are predominantly based on floating rates or prevailing market rates at the time such commitments are funded. Substantially all of these commitments expire in 1-2 years unless renewed by the Bank.

     Letters of credit - Standby letters of credit are issued to improve a customer's credit standing with third parties, whereby the Bank agrees to honor a financial commitment by issuing a guarantee to third parties in the event the Bank's customer fails to perform. These instruments frequently are issued in support of third-party debt, such as corporate debt issuance, industrial revenue bonds and municipal securities, as well as bid-or-performance-related contracts. Commercial letters of credit are short-term commitments issued for trade purposes, primarily to finance the movement of goods between a buyer and seller. This type of letter of credit ensures prompt payment to the seller in accordance with its terms. Although a commercial letter of credit is contingent upon the satisfaction of specified conditions, it represents a current exposure if the customer defaults on the underlying transaction. Credit risk exposure from standby and commercial letters of credit is minimized by subjecting these off-balance sheet instruments to the same credit policies and underwriting standards used when making loans or committing to extend credit. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on such evaluations. Acceptable collateral includes cash or cash equivalents, marketable securities, deeds of trust, receivables, inventory, fixed assets and financial guarantees. As with loan commitments, letters of credit are expected to expire without requiring funding and therefore the contract amounts do not represent future cash requirements.

     Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation methods. The valuation methods are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The estimated fair values of the Bank's financial instruments were as follows:


                                                                   December 31, 1996
-------------------------------------------------------------------------------------------
                                                             Carrying               Fair
                                                               Amount              Value
-------------------------------------------------------------------------------------------
Financial assets:
    Cash and due from banks and federal funds sold     $ 7,204,953.42     $ 7,204,953.42
    Interest bearing deposits with banks .........         195,000.00         195,000.00
    Securities available for sale ................      35,748,321.86      35,748,321.86
    Securities to be held to maturity ............      16,393,636.38      16,391,827.31
    Loans held for sale ..........................         327,650.00         327,650.00
    Loans receivable .............................      35,771,471.71      35,771,471.71
    Accrued interest receivable ..................         864,320.15         864,320.15

Financial liabilities:
    Deposit liabilities ..........................      86,168,260.22      86,168,260.22
    Short-term borrowings ........................         425,401.25         425,401.25

     The fair value estimates presented are based on information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included above are held for trading purposes.

     Management concluded that it is impracticable to estimate the fair value of loans receivable, accrued interest receivable, deposit liabilities, and off-balance sheet instruments without incurring excessive costs. Outside specialists would be needed due to the complexity involved in estimating the financial instruments' fair value. Therefore, fair values for these items are based on carrying amounts.


NOTE 15 - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Comptroller of the Currency
     (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all the capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the OCC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.


                                                                                     For Capital
                                                                           Adequacy Purposes and
                                                                                to Be Adequately
                                                                           Capitalized Under The
                                                                               Prompt Corrective
                                                Actual                         Action Provisions
----------------------------------------------------------------------------------------------------
                                          Amount      Ratio                Amount          Ratio
----------------------------------------------------------------------------------------------------
As of December 31, 1996:
    Total Risk-Based Capital
      (to Risk-Weighted Assets)      $10,243,000     21.53%     >     $ 3,806,720     >     8.0%
                                                                -                     -
    Tier I Capital
      (to Risk-Weighted Assets)        9,647,000     20.27%     >       1,903,360     >     4.0%
                                                                -                     -
    Tier I Capital
      (to Adjusted Total Assets)       9,647,000      9.68%     >       3,986,200     >     4.0%
                                                                -                     -

As of December 31, 1995:
    Total Risk-Based Capital
      (to Risk-Weighted Assets)      $10,102,000     23.47%     >     $ 3,443,301     >     8.0%
                                                                -                     -
    Tier I Capital
      (to Risk-Weighted Assets)        9,562,000     22.22%     >       1,721,651     >     4.0%
                                                                -                     -
    Tier I Capital
      (to Adjusted Total Assets)       9,562,000      9.88%     >       3,871,115     >     4.0%
                                                                -                     -



NOTE 16 - RESTRICTIONS ON RETAINED EARNINGS

     The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 1996, that the Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $2,225,381.89.

NOTE 17 - DIVIDENDS DECLARED

     On November 25, 1996 the Board of Directors of First National Bank in Mansfield declared a cash dividend of $12.00 per share payable January 2, 1997 to shareholders of record on December 31, 1996.

     On November 25, 1996 the Board of Directors of Northwest Bancshares of Louisiana, Inc. declared a cash dividend of $1.25 per share payable January 2, 1997 to shareholders of records on December 31, 1996.

NOTE 18 - ORGANIZATION

     Northwest Bancshares of Louisiana, Inc. was incorporated under the laws of the State of Louisiana on July 21, 1981. On November 20, 1981, the Company received the approval of the Board of Governors of the Federal Reserve System to become a bank holding company under the Bank Holding Company Act of 1956, as amended, and to acquire outstanding common stock of First National Bank in Mansfield. In response to a private offer of exchange, the Company received 100,000 shares (100%) of the outstanding common stock of First National Bank in Mansfield. For these shares the Company exchanged 200,000 shares of its common stock. The Company's investment in the Bank was recorded on the Company's books at an average cost of $45.15 per share. On December 7, 1993, the Board of Directors of Northwest Bancshares of Louisiana, Inc. authorized a stock split whereby record shareholders at the close of business on January 1, 1994, received one additional share of common stock for each share of stock held on such date resulting in the issuance of an additional 200,000 shares of common stock. As a result of the stock split, the number of issued and outstanding shares of stock increased to 386,870 shares and the number of shares of stock in treasury increased to 13,130 shares.



NOTE 19 - SUBSEQUENT EVENTS

     Under the terms of a resolution passed by the Board of Directors of First National Bank in Mansfield and Northwest Bancshares of Louisiana, Inc., the retirement policy for members of the Board of Directors of First National Bank in Mansfield (referred to in Note 12) is terminated as of July 8, 1997.

     On June 26, 1997, Northwest Bancshares of Louisiana, Inc. and Subsidiary and Hibernia Corporation entered into an Agreement and Plan of Merger pursuant to which Northwest Bancshares of Louisiana, Inc. and Subsidiary would merge with Hibernia. The Merger, to be accounted for as a pooling of interests, will be affected with the exchange of approximately $21.3 million in Hibernia Common Stock for all of the outstanding Northwest Bancshares of Louisiana, Inc. and Subsidiary Common Stock. Each outstanding share of Northwest Bancshares of Louisiana, Inc. and Subsidiary Common Stock would be exchanged for shares of Hibernia Common Stock with a market value of $55.00. The Exchange Rate will be based upon the average closing price for one share of Hibernia Common Stock for the ten-day period prior to closing subject to a minimum Exchange Rate of 3.898 shares of Hibernia Common Stock. If the average market price of Hibernia is less than $12.14 per share the merger shall convert to a cash transaction and each share of Northwest Common Stock shall receive $55.00 in cash.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
             NORTHWEST BANCSHARES OF LOUISIANA, INC. AND SUBSIDIARY
                     DECEMBER 31, 1996 AND DECEMBER 31, 1995



The following discussion provides certain information concerning the financial condition and results of operations of Northwest Bancshares of Louisiana, Inc. and Subsidiary for the two years ended December 31, 1996 and 1995. The financial position and results of operations of Northwest Bancshares of Louisiana, Inc. And Subsidiary resulted primarily from operations at its banking subsidiary, the Bank. Management's discussion should be read in conjunction with the Northwest Bancshares of Louisiana, Inc. and Subsidiary financial statements and accompanying notes presented elsewhere in this Proxy Statement- Prospectus.

OVERVIEW

Northwest Bancshares of Louisiana, Inc. and Subsidiary reported net income for 1996 of $1,370,484, an increase of 11.77% from net income of $1,226,201 for 1995. Returns on average assets and average equity for 1996 were 1.38% and 13.98% compared with 1.27% and 12.63% for 1995. The increase in net income for 1996 is due to improved net interest income due to an increase of earning assets in relation to paying liabilities. Non interest income increased more than non-interest expenses during the period.

Northwest Bancshares of Louisiana, Inc. and Subsidiary's total assets at December 31, 1996 were $98,500,862, an increase of 2.91% from December 31, 1995. Loans increased $4,641,000 from December 31, 1995 to December 31, 1996 due principally to growth in consumer and commercial loans. Total deposits at December 31, 1996 of $86,168,260 were up 1.98% compared with December 31, 1995. This increase is attributed to the growth of all deposit products with the exception of NOW account deposits.

RESULTS OF OPERATIONS

Net Interest Income. Tax equivalent net interest income for 1996 was $4,016,000, a $206,000 or 5.41% increase from 1995. This increase was due to an increase in earnings assets. Table 1 below presents the average balance sheets, interest income and expense, and average yields or rates for 1996 and 1995. Table 2 below presents an analysis of the changes in tax-equivalent net interest income between 1995 and 1996.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on Northwest Bancshares of Louisiana, Inc. and Subsidiary's interest-earning assets and interest-bearing liabilities for the years indicated (Dollars in Thousands)

                                                                       December 31
                                                     1996                               1995
                                                               Average                           Average
                                                   Interest      Rates                Interest     Rates
                                      Average       Income/     Earned     Average     Income/    Earned/
                                      Balance       Expense       Paid     Balance     Expense      Paid


Earnings assets:
      Loans (before
        allowance for loan losses)     $33,566      $ 3,316       9.88%    $29,760     $ 3,000     10.08%
------------------------------------------------------------------------------------------------------------

Investment securities:
      Taxable securities .........      52,700        3,137       5.95%     51,903       3,126      6.02%
      Tax-exempt securities ......       2,994          203       6.78%      3,352         227      6.77%
------------------------------------------------------------------------------------------------------------
      Total investment securities       55,694        3,340       6.00%     55,255       3,353      6.07%
------------------------------------------------------------------------------------------------------------

Federal funds sold and
      securities purchased
      under agreement to resell ..       6,668          352       5.28%      5,755         333      5.79%
------------------------------------------------------------------------------------------------------------

Total earnings assets ............     $95,928      $ 7,008       7.31%    $90,770     $ 6,686      7.37%
============================================================================================================

Interest-bearing liabilities:
      Deposits ...................     $90,628      $ 2,980       3.29%    $85,862     $ 2,856      3.33%
      Federal funds purchased
      and securities sold
      under agreement to
repurchase .......................          18            1       5.56%         52           4      7.69%
Treasury Tax & Loan ..............         246           11       4.47%        296          16      5.41%
------------------------------------------------------------------------------------------------------------

Total interest-bearing
      liabilities ................     $90,892      $ 2,992       3.29%    $86,210     $ 2,876      3.34%
============================================================================================================

Net interest income ..............     $ 4,016      $ 3,810

Net yield on earnings assets .....                                                        4.12%     4.20%
============================================================================================================

The following table sets forth for the periods indicated changes in tax equivalent net interest income between 1995 and 1996 for each major category of interest-earning assets and interest-bearing liabilities attributable to changes in average volumes and rates.




            CHANGES IN TAX EQUIVALENT NET INTEREST INCOME (Dollars in
                       Thousands) 1996 Compared with 1995



                                                          Increase (Decrease) Due to Change in:

                                                              Volume         Rate        Total


Income earned on :
Loans ..................................................       $ 384        $ (68)       $ 316
      Taxable securities ...............................          48          (37)          11
      Tax-exempt securities ............................         (24)         -0-          (24)
      Short term investments ...........................          53          (34)          19
--------------------------------------------------------------------------------------------------

           Total .......................................         461         (139)         322
==================================================================================================

Interest paid on:
      Deposits .........................................       $ 159        $ (35)       $ 124
      Federal funds purchased and  securities sold under
      agreement to repurchase ..........................          (3)          -0-          (3)
      Treasury, Tax & Loan .............................          (3)          (2)          (5)
--------------------------------------------------------------------------------------------------

           Total .......................................       $ 153          (37)       $ 116
==================================================================================================

Net Interest income ....................................       $ 308        $(102)       $ 206
==================================================================================================
------------
Changes not solely due to volume or rate changes are allocated to rate.

Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest-earning assets and interest-bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules, and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Northwest Bancshares of Louisiana, Inc. and Subsidiary's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Northwest Bancshares of Louisiana, Inc. and Subsidiary's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.Northwest Bancshares of Louisiana, Inc. and Subsidiary's 1996 and 1995 provision for loan losses was -0-. The allowance for loan losses of $669,588 was 1.82% of net loans outstanding at December 31, 1996. The allowance for loan losses at December 31, 1995 was $669,373 or 2.08% of net loans outstanding.

Non-Interest Income. Northwest Bancshares of Louisiana, Inc. and Subsidiary's non-interest income for 1996 increased 4.55% from 1995 due to increase in service charges on deposit accounts from increased account activity.

Non-Interest  Expense.  Total non-interest expense for 1996 increased $18,557 or
 .67% from 1995. This increase is a result of increases in personnel, equipment and other costs.

Income Taxes. Northwest Bancshares of Louisiana, Inc. and Subsidiary's ratio of taxable income to total income before income taxes increased from 1996 to 1995, resulting in an increase in the effective tax rate from 29.7% in 1995 to 30.7% in 1996.

Financial Condition

Total Assets. At December 31, 1996 total consolidated assets were $98,500,862 an increase of $2,788,872 or 2.91% from December 31, 1995. This increase in total assets is due to continued growth in total deposits.

Investment Securities. Northwest Bancshares of Louisiana, Inc. and Subsidiary's adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments and Debt Securities" ("SFAS 115") , as of January 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of securities when they are purchased. Securities which Northwest Bancshares of Louisiana, Inc. and Subsidiary has the intent and ability to hold to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects.

The composition of Northwest Bancshares of Louisiana, Inc. and Subsidiary's investment portfolio directly reflects Northwest Bancshares of Louisiana, Inc. and Subsidiary's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The composition, amortized cost and estimated fair value of investment securities at December 31, 1996 and 1995 were as follows:
(Dollars in Thousands)


                                           Amortized     Estimated
                                                Cost    Fair Value

At December 31, 1996:
Available-for-Sale

      U. S. Government ...............       $ 3,477       $ 3,457
      State and political subdivisions           100           100
      Federal agencies ...............        28,053        27,933
      Mortgage-backed securities .....         1,000           992
---------------------------------------------------------------------
           Total debt securities .....       $32,630       $32,482
      Restricted investment security .           120           120
      Equity securities ..............         3,662         3,146
---------------------------------------------------------------------

           Total Available -for-Sale .       $36,412       $35,748
=====================================================================

Held to Maturity
      U.S. Government ................       $ 5,526       $ 5,519
      State and political subdivisions         2,679         2,695
      Federal agencies ...............         8,188         8,178
---------------------------------------------------------------------
Total Held-to-maturity ...............       $16,393       $16,392
=====================================================================

At December 31, 1995:

Available -for-Sale
      Federal agencies ...............       $17,134       $17,044
      Mortgage-backed securities .....         1,000           941
---------------------------------------------------------------------
      Total debt securities ..........        18,134        17,985
      Restricted investment security .           120           120
      Equity securities ..............         3,662         3,236
---------------------------------------------------------------------

           Total Available-for-sale ..       $21,916       $21,341
=====================================================================

Held-to-Maturity
      U.S. Government ................       $ 9,016       $ 9,094
      State and political subdivisions         3,232         3,252
      Federal agencies ...............        15,200        15,144
---------------------------------------------------------------------

           Total Held-to-maturity ....       $27,448       $27,490
=====================================================================

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayments penalties. (Dollars in Thousands)



                                    Available-for-Sale         Held-to-Maturity
                                         Securities                Securities

                                               Esimated                   Estimated
                                Amortized          Fair     Amortized          Fair
                                     Cost         Value          Cost         Value

Due in one year or less ...       $12,178       $12,088       $ 7,442       $ 7,444

Due after one year
      through five years ..        13,716        13,742         8,952         8,948

Due after five years
      through ten years ...         5,274         5,225           -0-           -0-

Due after ten years .......           462           435           -0-           -0-
---------------------------------------------------------------------------------------

                                  $31,630       $31,490       $16,393       $16,392

 Mortgage-backed securities         1,000           992           -0-           -0-
---------------------------------------------------------------------------------------

                                  $32,630       $32,482       $16,393       $16,392
=======================================================================================

Loans. Northwest Bancshares of Louisiana, Inc. and Subsidiary engages in real estate lending through real estate mortgage and construction lending, and commercial and consumer lending. The specific underwriting criteria for each major loan category is outlined in detail in the formal written loan policy and is approved by the Board of Directors. In general, each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions. The loan policies of the Bank, including the underwriting criteria for major loan categories, are adjusted periodically with each change approved by the Bank's Board of Directors. New criteria and new policies are the result of regulatory changes, the experience of the existing portfolio, financial and market conditions and competition in the Bank's primary market. The Bank's Board of Directors weighs each new criteria after considering the foregoing factors and in light of the overall financial conditions and performance of the Bank. The Bank's underwriting criteria are routinely reviewed by management and external examiners consistent with Bank policy and banking regulations.

The table below sets forth the type and amount of Northwest Bancshares of Louisiana, Inc. and Subsidiary's loans, net of unearned discount, at December 31, 1996 and 1995. (Dollars in Thousands)


                                                                                      December 31,
                                                                                   1996          1995

Commercial, financial and agricultural  loans, not secured by real estate       $13,874       $ 7,315
Real estate construction loans ..........................................           722         1,478
Real estate mortgage loans ..............................................        16,376        17,570
Installment loans to consumers,  not secured by real estate .............         5,798         5,766
---------------------------------------------------------------------------------------------------------
                                                                                $36,770       $32,129
=========================================================================================================


As of December 31, 1996, the Bank had no major concentrations of its loan portfolio to any one customer or in any one business or industry classification. Loans have increased $4,641,000 or 14.44% for December 31, 1995 to December 31, 1996. This loan growth was primarily in commercial loans.

The percentage of loans in each category to total loans for each of the periods indicated is shown below:


                                                 December 31,

                                               1996           1995
----------------------------------------------------------------------

Real estate loans:
      Construction ...................         1.96%         4.60%
      Mortgage .......................        44.54         54.68
      Total real estate loans ........        46.50         59.28

Commercial, financial and agricultural        37.73         22.77
Installment ..........................        15.77         17.95
----------------------------------------------------------------------
                                             100.00%       100.00%
======================================================================

The maturity schedule and rate structure of Northwest Bancshares of Louisiana, Inc. and Subsidiary's loan portfolio has an impact on Northwest Bancshares of Louisiana, Inc. and Subsidiary's ability to meet its liquidity demands and respond favorably to changes in interest rates. At December 31, 1996, 52.71% of Northwest Bancshares of Louisiana, Inc. and Subsidiary's total loans were scheduled to mature within one year or less and 51.68% of Northwest Bancshares of Louisiana, Inc. and Subsidiary's total loans had floating or adjustable interest rates. The following table provides information concerning loan portfolio maturity, based on remaining scheduled repayments of principal, by type of loan. Real estate loans are included in either the commercial or installment classification depending upon the use of the real estate pledged as collateral and are aged according. (Dollars in Thousands)


At December 31, 1996:
                                                               Maturity or Earliest Reporting
                                                                                 Over One
                                                     One Year  Through Five     Over Five
                                                      Or Less         Years         Years         Total

Commercial, financial and agricultural loans
  Fixed rate ..................................       $ 2,913       $ 3,072       $   132       $ 6,117
  Variable rate ...............................         5,215         2,538         7,753
Real estate loans:
  Fixed rate ..................................         1,407         3,463         1,068         5,938
  Variable rate ...............................         6,821         3,092         1,221        11,134
Installment loans:
  Fixed rate ..................................         2,859         2,731            71         5,661
  Variable rate ...............................           115             -             -           115

Total loans

(Excluding non-accrual ........................        19,330        14,896         2,492        36,718
  loans)
Non-accrual loans .............................            52             -             -            52
-----------------------------------------------------------------------------------------------------------

Total loans ...................................       $19,382       $14,896       $ 2,492       $36,770
===========================================================================================================

Normally borrowers are expected to meet contractual terms. In some cases, however, borrowers are permitted to roll over obligations after appropriate review of the credit quality and determination of the borrower's ability and willingness to repay.

The data shown above is in a format which conforms with reports to the bank regulatory agencies and has not been restated to reflect anticipated rollovers, which management does not believe would materially affect the data presented.

Non-accrual, Past Due and Modified Loans. Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans include loansclassified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of Northwest Bancshares of Louisiana, Inc. and Subsidiary to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal or if the loan becomes 90 days delinquent, whichever comes first. Placing a loan on a non-accrual status causes an immediate charge against earnings for the interest which has been accrued but not yet collected on the loan and eliminates future interest earnings with respect to that loan.

Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. Interest income recognized on non-accrual loans during 1996 and 1995 was not significant.

As of December 31, 1996, Northwest Bancshares of Louisiana, Inc. and Subsidiary had non-performing assets totaling $92,000 or approximately .25% of total loans and foreclosed property at such date compared with $120,000 and .37% at December 31, 1995.

Northwest Bancshares of Louisiana, Inc. and Subsidiary's non-performing loans at December 31, 1996 and 1995 are shown below. (Dollars in Thousands)


                                   December 31
-------------------------------------------------------------------------------
                                                             1996      1995
                                                                                          ----              ----

Loans accounted for on a  non-accrual basis ...........       $52       $65
Loans which are contractually  past due 90 or more days         6       -0-
Loans, the terms of which have  been renegotiated .....         -         -
-------------------------------------------------------------------------------

Total non-performing loans ............................       $58       $65
===============================================================================

Northwest Bancshares of Louisiana, Inc. and Subsidiary's management is not aware of any loans classified for regulatory purposes and excluded from the above table which represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

In May of 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," issued in October of 1994. These statements require that impaired loans be measured at the present value of expected cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loans observable market price or the fair value of the collateral if the loan is collateral dependent. Northwest Bancshares of Louisiana, Inc. and Subsidiary's adoption of these new standards on January 1, 1995, did not have a significant effect on the allowance for loan losses or Northwest Bancshares of Louisiana, Inc. and Subsidiary's method of income recognition for impaired loans.

Allowance for Loan Losses. Northwest Bancshares of Louisiana, Inc. and Subsidiary charges to operating expense an amount necessary to maintain the balance in the allowance for possible loan losses at a level that is deemed to be adequate to absorb all expected loan losses. Management determines the adequacy of its reserve and the amount of any additional provision or negative provision for possible loan losses based on many factors, including an evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount in the allowance for possible loan losses is reviewed by management on a monthly basis to determine whether additional provisions should be made or whether transfers from the allowance to earnings are justified. Northwest Bancshares of Louisiana, Inc. and Subsidiary's board of directors reviews the adequacy of the reserve on a quarterly basis.

The following table summarized averages of loan balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and the provision of or possible loan losses charged to operating expense as of the dates and the periods indicated. (Dollars in Thousands):


                                                            December 31
                                                      1996               1995
-------------------------------------------------------------------------------


Average total loans net of discounts .......       $ 33,566         $ 29,760
===============================================================================

Beginning balance ..........................       $    669              638
Loans charged off:
           Real estate:
            Mortgage .......................             15               15
      Commercial, financial and agricultural            -0-                1
      Installment ..........................             32               15
           Total charged off ...............             47               31
Recoveries:
      Real estate:
            Mortgage .......................             30               43
      Commercial, financial and agricultural            -0-               11
      Installment ..........................             18                8
           Total recoveries ................             48               62
Net loans charged off ......................             (1)             (31)
Provision for loan losses ..................            -0-              -0-
Ending balance .............................            670              669
===============================================================================
Ratio of net charge-offs during period .....
      to average loans outstanding                      .0%            (.10%)

Northwest Bancshares of Louisiana, Inc. and Subsidiary's allowance for possible loan losses at December 31, 1996 was $669,558, which, in management's opinion, is adequate to cover possible losses in its current loan portfolio. However, no assurance can be given that future changes in economic conditions that might adversely affect Northwest Bancshares of Louisiana, Inc. and Subsidiary's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in Northwest Bancshares of Louisiana, Inc. and Subsidiary's loan portfolio in the future.

Deposits and Other Liabilities. Northwest Bancshares of Louisiana, Inc. and Subsidiary's average total deposits increased from $85,862,000 in 1995 to $90,627,000 in 1996. The growth in deposits is primarily attributable to new customer deposits and additional deposits from existing customers as a result of consistent and constant marketing and advertising programs. Northwest Bancshares of Louisiana, Inc. and Subsidiary does not rely on any brokered deposits. The following table summarizes the amounts of average deposits and average rates for the period indicated: (Dollars in Thousands):


                                                                  December 31
                                                         1996                     1995
-------------------------------------------------------------------------------------------------

                                                 Amount       Rate         Amount       Rate

Non-interest -
bearing demand deposits .................       $14,369       0.00%       $13,282       0.00%
Interest-bearing money market/NOW deposit        27,768       2.58%        26,944       2.45%
Savings deposits ........................         7,657       2.65%         7,657       2.56%
Time deposits ...........................        40,833       5.17%        37,979       4.97%
-------------------------------------------------------------------------------------------------
Total average deposits ..................       $90,627       3.34%       $85,862       3.20%
=================================================================================================

Northwest Bancshares of Louisiana, Inc. and Subsidiary also has liabilities in the form of borrowed funds, which generally consist of federal funds purchased and Treasury, Tax and Loan Borrowings. Northwest Bancshares of Louisiana, Inc. and Subsidiary had federal funds purchased and Treasury, Tax and Loan Borrowings totaling $425,401 at December 31, 1996.

Liquidity and Interest Rate Sensitivity Management. The primary functions of asset and liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity represents the Bank's ability to meet the daily demand for funds from its customers to pay maturing deposits, honor checks and drafts, extend credit and meet other commitments. Management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, changes in the scheduled maturities, and interest rate sensitivity of the investment and loan portfolios as well as deposits. The Bank attempts to match rate -sensitive assets and liabilities in order to minimize exposure from fluctuations in interest rates and to enhance consistent growth of net interest income through periods of changing interest rates.

The asset portion of the balance sheet provides liquidity primarily through cash and due from banks, loan principal repayments, and cash flows from investment securities, federal funds sold and investment securities available for sale.

The liability portion of the balance sheet provides liquidity through various interest and non-interest-bearing deposit accounts, federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings. Long-standing relationships with many institutions have provided the Bank with the opportunity to buy and sell federal funds on a daily basis.

The Bank's liquidity, which is monitored by an Asset-Liability Committee, is deemed by management to be adequate to meet all foreseen business demands.


Capital Resources. Northwest Bancshares of Louisiana, Inc. and Subsidiary are subject to regulatory risk-based capital guidelines. In the risk-based capital computation, all assets are weighted based upon assigned risk factors, and certain off-balance sheet items are included, such as loan commitments and standby letters of credit. Capital is separated into two categories, Tier 1 and Tier 2, which combine for Total Capital. Tier 1 consists of common shareholder equity and perpetual preferred stock, subject to certain limitations. Tier 2 capital consists of the reserve for loan losses and subordinated debt, subject to certain limitations. In order to be considered adequately capitalized, the guidelines provide for minimum Total Risk-Based Capital of 8 percent, half of which must be Tier 1 capital.

In conjunction with the risk-based capital guidelines, the regulators have also issued leverage capital guidelines. The leverage ratio consists of Tier 1 capital as a percent of average total assets. In order to be considered adequately capitalized, the minimum leverage ratio for banks and bank holding companies must equal at least 4 percent.

Using year end financial data, the following table indicates the capital adequacy of Northwest Bancshares of Louisiana, Inc. and Subsidiary as of the dates indicated compared to the regulatory requirements that were in effect at such dates (Dollars in Thousands):


                                                   December 31

                                                1996               1995
-----------------------------------------------------------------------------

Capital
    Tier 1 capital ................       $   10,541         $    9,798
    Tier 2 capital:
          Allowance for loan losses              596                540
    Total risk-based capital ......       $   11,137         $   10,338
=============================================================================
Net risk-weighted assets ..........       $   47,584         $   43,041
=============================================================================
Adjusted total assets .............       $   99,655         $   95,816
=============================================================================

Capital Ratios:
    Leverage ratio ................            10.58%             10.23%
          (Regulatory minimum) ....            (4.00%)            (4.00%)
Tier 1 risk-based capital ratio ...            22.15%             22.76%
          (Regulatory minimum) ....            (4.00%)            (4.00%)
Total risk-based capital ratio ....            23.40%             24.02%
          (Regulatory minimum) ....            (8.00%)            (8.00%)




                     RELATIONSHIP WITH INDEPENDENT AUDITORS

Edmonson  &  Waddell,  independent  auditors,  has  continuously  served  as the
independent   auditor  for   Northwest   from  1982 through  the   present.

                               VALIDITY OF SHARES

The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Corporate Counsel and Secretary of Hibernia. As of the date of this Proxy Statement-Prospectus, Ms. Meringer owned 3,536 shares of Hibernia Common Stock and held options to purchase shares of Hibernia Common Stock of which options to acquire 18,037 shares are currently exercisable.

                                    EXPERTS

        The consolidated financial statements of Hibernia incorporated by reference in Hibernia's Annual Report (Form 10- K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Northwest at December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, included in this Proxy Statement- Prospectus have been audited by Edmonson & Waddell, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                   APPENDICES

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                    NORTHWEST BANCSHARES OF LOUISIANA, INC.
                                 WITH AND INTO
                              HIBERNIA CORPORATION


        AGREEMENT AND PLAN OF MERGER dated as of June 26, 1997 (this "Agreement"), adopted and made by and between Northwest Bancshares of Louisiana, Inc. (Northwest) and Hibernia Corporation
("Hibernia").

        Northwest is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 214 South Washington, Mansfield, Louisiana 71052; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The presently authorized capital stock of Northwest consists solely of 500,000 shares of common stock of no par value ("Northwest Common Stock"). As of March 31, 1997, 400,000 shares of Northwest Common Stock had been issued, 386,870 shares of Northwest Common Stock were outstanding, and 13,130 shares of Northwest Common Stock were held in Northwest's treasury. All outstanding shares of Northwest Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Northwest authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Northwest to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Northwest's capital stock has been issued in violation of preemptive rights of shareholders. Northwest owns 100 percent of the outstanding voting shares of First National Bank in Mansfield(the "Bank"), a national banking association organized and existing under the laws of the United States of America. All of the issued and outstanding shares of capital stock of the Bank are owned by Northwest. The Bank is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and
(ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

        Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of March 31, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 128,940,436 shares of Hibernia Common Stock were outstanding, and 62,137 shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing Hibernia Common Stock and (in limited circumstances, the Hibernia Preferred Stock) are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,968,750 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,496,800 shares of Hibernia Common Stock were outstanding as of the date hereof; 7,880,703 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 6,263,264 shares of Hibernia Common Stock were outstanding as of the date hereof; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 248,750 shares of Hibernia Common Stock are outstanding on the date hereof; 144,780 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders. Pending mergers with Executive Bancshares, Inc. and Unicorp Bancshares, Inc. are expected to result in the issuance of no more than an additional 3.8 million shares of Hibernia Common Stock.

        HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB is(i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and are validly existing as national banks under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

        The Boards of Directors of Northwest and Hibernia have duly approved this Agreement and have authorized the execution hereof by Northwest's President and Hibernia's President and Chief Executive Officer, respectively. Northwest has directed that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

        In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Northwest with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

         1. The Merger. On the Effective Date (as defined in Section 14 hereof), Northwest shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, Part XI of the LBCL (the "Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement").

         2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

         3.     Northwest Common Stock.

                3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

                (a) each share of Northwest Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

                (b) holders of certificates which represent shares of Northwest Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Northwest;

                (c) each share of Northwest Common Stock held in the treasury of Northwest or owned beneficially by Hibernia or any of its subsidiaries shall be canceled; and

                (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

                3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Northwest Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of high and low prices of one share of Hibernia Common Stock for the five business days preceding the Effective Date as reported in The Wall Street Journal, or, if the Hibernia Common Stock is not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

                3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Northwest transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

                3.4. Rights as Shareholders. Former shareholders of Northwest will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of Northwest Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

                3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Northwest or Hibernia of the shares of Northwest Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be canceled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Northwest Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of Northwest last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Northwest, and otherwise to carry out the purposes of this Agreement.

                3.7. Dissenters' Shares. Shares of Northwest Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in
Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Northwest Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

                3.8.  Exchange Rate.

        (a) Except as otherwise provided in this Section 3.8 to the contrary, the Exchange Rate (i.e. the number of shares of Hibernia Common Stock that will exchanged for each share of Northwest Common Stock) shall be the number that is achieved by the following formula : ($21,277,850 , 386,870) , the Average Market Price of Hibernia Common Stock (as defined in paragraph (d) of this Section 3.8).

                (b) If the Average Market Price of Hibernia Common Stock (as defined in paragraph (d) of this Section 3.8) is greater than $14.11, the Exchange Rate shall be 3.898.

                (c) If the Average Market Price of Hibernia Common Stock (as defined in paragraph (e) of this Section 3.8) is less than $12.14, then the Merger shall convert to a cash transaction, accounted for as a purchase, in which the aggregate purchase price for all of the shares of Northwest Common Stock shall be $21,277,850, and shareholders of Northwest shall receive $55.00 in cash for each share of Northwest Common Stock owned as of the Effective Date.

                (d) For purposes of this Agreement, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the mean of the high and low prices of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

         4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

         5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of Northwest and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Northwest or the Bank (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Northwest or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Northwest into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Northwest and prohibit participation by former employees of Northwest in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of the Northwest plan in question.

         6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Northwest covenants and agrees that it will not do, or agree to commit to do, and Northwest will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

                (a) in the case of Northwest (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Northwest Common Stock (other than in a fiduciary capacity); provided, however, that Northwest may pay a dividend to its shareholders not to exceed $1.50 per share for the year 1997, to be prorated for the portion of the year that has passed as of the Closing if the Closing occurs prior to December 31, 1997.

                (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

                (c) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with the existing policy; provided, however, that bonuses may be paid to employees on or about the Closing Date consistent in amount with past practice in the previous three years if such bonuses have been accrued and are prorated through the Closing Date (if the Closing Date is a date other than December 31, 1997) or, if the Closing Date is December 31, 1997, then Hibernia agrees to pay bonuses to employees of Northwest in an amount at least equal to the amount accrued by Northwest for that purpose, consistent in timing with Hibernia's payment of year-end 1997 bonuses.

                (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that Northwest shall terminate the Board of Directors' retirement policy in place on the date hereof.

                (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by Northwest in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist, (iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $25,000 or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Northwest's ability to perform its covenants and agreements hereunder;

                (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

                (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

         7. Representations and Warranties of Northwest. Northwest (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                7.2. Organization and Qualification. Northwest is a corporation and the Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the State of Louisiana and the United States of America, respectively; each of Northwest and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and Northwest has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                7.3. Ownership of Other Banks. Northwest does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital stock of the Bank consists solely of 100,000 shares of common stock of the par value of $10.00 each, of which 100,000 shares of common stock are issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, except as may be affected by 12 U.S.C. Section 55, nonassessable and, except as provided on Schedule 7.3 hereto, all of such shares are owned by Northwest, free and clear of all liens, claims and encumbrances.

                7.4.  Corporate  Authorization.   The  execution,  delivery  and
performance of this Agreement have been authorized by Northwest's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the LBCL, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Northwest of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Northwest, enforceable against Northwest in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Northwest does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Northwest or the Bank or to which Northwest or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Northwest and the Bank taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Northwest's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Northwest or the Bank or to which Northwest or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Northwest or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                7.6. Financial Statements; Dividend Restrictions. Northwest has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Northwest Financial Statements"): Northwest's Consolidated Balance Sheets as of March 31, 1997 and 1996 (unaudited) and December 31, 1996, 1995 and 1994 (audited); Consolidated Statements of Income and Changes in
Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 (audited), and Consolidated Statements of Income for the three-month periods ended March 31, 1997 and 1996 (unaudited). Each of the Northwest Financial Statements (including the related notes) fairly presents the consolidated results of operations of Northwest and the Bank for the respective periods covered thereby and the consolidated financial condition of Northwest and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Northwest Financial Statements, including the notes thereto, or
Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or national banks generally) precluding Northwest or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

                7.7. No Material Adverse Change. Since March 31, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of Northwest or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Northwest, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Northwest or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

                7.8. Litigation and Proceedings. Except as set forth on Schedule
7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Northwest that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Northwest and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on
Schedule 7.8 hereto, no member of Northwest's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

                7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule
7.9 hereto, neither Northwest nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Northwest or the Bank without penalty or liability on thirty days prior notice.

                7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Northwest or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

                7.11.  Contingent  Liabilities.  Except as disclosed on Schedule
7.11 hereto or as reflected in the Northwest Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1997, neither Northwest nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Northwest and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after March 31, 1997, or from any action omitted to be taken during such period that, to the knowledge of Northwest, could reasonably be expected to result in any such material obligation or liability.

                7.12. Tax Liability. The amounts set up as liabilities for taxes in the Northwest Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

                7.13. Material Obligations Paid. Since March 31, 1997, neither Northwest nor the Bank has incurred or paid any obligation or liability that would be material to Northwest on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

                7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Northwest or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Northwest or the Bank except as reserved against in the Northwest Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Northwest's reserves for bad debts at December 31, 1994, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

                7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Northwest in the Northwest Financial Statements, as of March 31, 1997, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as such enforceability may be affected by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally), and no loan is subject to any asserted defense, offset or counterclaim known to Northwest, except as disclosed in writing to Hibernia on or prior to the date hereof.

                7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of Northwest as of March 31, 1997 are adequate in all material respects under the requirements of regulatory accounting principles (and to the best knowledge and belief of Northwest, GAAP) and the balance sheets of Northwest as of December 31, 1996 are adequate in all material respects under the requirements of GAAP, to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of March 31, 1997 or December 31, 1996, respectively, and each such allowance has been established in accordance with GAAP (in the case of allowances shown on the balance sheets of Northwest as of December 31, 1996) or regulatory accounting principles (in the case of allowances shown on the balance sheets of Northwest as of March 31,
1997).

                7.17.  Title to Assets; Adequate Insurance Coverage.

                (a) As of March 31, 1997, Northwest and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Northwest Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Northwest Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1997, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Northwest and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Northwest or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

                (b) With respect to each lease of any real property or a material amount of personal property to which Northwest or the Bank is a party, except for financing leases in which Northwest or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and
(iv) neither the Merger nor the merger of the Bank and HNB will constitute a default or a cause for termination or modification of such lease.

                (c) Neither Northwest nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Northwest and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Northwest or the Bank is named insured.

                7.18. Employee Plans. To the best of Northwest's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Northwest or the Bank:

                        (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                        (ii)  has received no notification from any agency
or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

                7.19. Copies of Employee Plans. On or prior to the date hereof, Northwest has provided Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's employees or former employees.

                7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Northwest nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

                7.21. No Default. Neither Northwest nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

                7.22. Minutes. Prior to the date hereof, Northwest has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Northwest's and the Bank's Board of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of Northwest and the Bank as of the dates and for the periods indicated therein.

                7.23. Insurance Policies. Attached hereto as Schedule 7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Northwest or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Northwest nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Northwest nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Northwest or the Bank.

                7.24. Investments. Except for pledges to secure public or trust deposits, none of the investments reflected in the Northwest Financial Statements under the heading "Investment Securities," and none of the investments made by Northwest or the Bank since March 31, 1997, and none of the assets reflected in the Northwest Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Northwest or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Northwest or the Bank is a party, Northwest or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

                7.25. Environmental Matters. Neither Northwest nor the Bank nor, to the knowledge of Northwest and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by Northwest or the Bank or used by Northwest or the Bank in their respective business ("Northwest Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Northwest Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Northwest nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Northwest Properties.

         8. Representations and Warranties of Hibernia. Hibernia (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

                8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or
(iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and its proxy statement for its 1997 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its quarterly report to shareholders for the period ended March 31, 1994 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to Northwest on or before the date hereof.

                8.7. No Material Adverse Change. Since March 31, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affecting banking institutions generally.

         9. Agreements and Covenants. Hibernia and Northwest each hereby agrees and covenants to the other that:

                9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

                9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Merger.

                9.3. Preparation of Registration  Statement and Proxy Statement.
It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Northwest relating to Northwest, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Northwest promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, Northwest will not issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Northwest so long as Northwest is furnished with a copy of such report within a reasonable time after its filing.

                9.5.  Material Developments; Access to Information.

                        (i) In order to afford Northwest access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford Northwest and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books, records and personnel, and to furnish Northwest and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Northwest shall from time to time reasonably request to perform such review, (B) furnish Northwest with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Northwest of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

                        (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Northwest to be acquired as a result of the Merger, Northwest shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Northwest and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

                        (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

                9.6. Prohibited Negotiations. Prior to the Effective Date, neither Northwest nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Northwest or the Bank or any business combination with Northwest or the Bank other than as contemplated by this Agreement. Northwest shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and Northwest will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Northwest; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Northwest or the Bank from taking any action that, in the opinion of counsel to Northwest or the Bank, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law.

                9.7.  Affiliates.  Prior  to the  Closing  Date (as  defined  in
Section 14 hereof), Northwest shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Northwest for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Northwest shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things, that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Northwest shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

               9.8.  Adjustment for Changes in Outstanding  Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged fora different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stockto be thereafter delivered pursuant to Section 3.1 hereof.

                9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control (except that no breach of this Section 9.9 shall have occurred if the Exchange Rate is determined in accordance with paragraph (c) of Section 3.8).

                9.10. Cooperation in Bank Merger. Promptly upon request by Hibernia, Northwest shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to cause the Bank to become merged with and into HNB effective as of, or as soon as practicable after, the Effective Date if so requested by Hibernia; provided, however, that Northwest acknowledges and agrees that the determination as to when and if the Bank and HNB shall be merged shall be solely within Hibernia's discretion.

                9.11. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in
Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Northwest shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Northwest or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Northwest herein.

                9.12. Indemnification of Directors and Officers of Northwest and the Bank.

                (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Northwest or the Bank (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Northwest or the Bank, to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require Northwest or the Bank, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

                (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

                (c) The rights to  indemnification  granted  by this  subsection
9.12 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.12(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $5 million, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.12 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.12 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.12 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

                (d) Hibernia agrees that the $5 million indemnification limit set forth in paragraph (c) of this Section 9.12 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

                9.13 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

        10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

                (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

                (b) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act;

                (c) Northwest shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that Northwest shall have no such obligation prior to the receipt by the Board of Directors of Northwest of the Fairness Opinion; and

                (d) Northwest shall endeavor to have each of the directors of Northwest and the Bank execute a Non-Competition Agreement in substantially the form of Exhibit 10(d) hereto; provided, however, that Northwest shall have no such obligation prior to the receipt by the Board of Directors of Northwest of the Fairness Opinion.

        11.  Confidentiality; Hold Harmless; Restriction on
Acquisitions.

                11.1. Confidentiality. The parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and Northwest agree, for a period of five years after the date hereof on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Northwest shall, promptly upon request by the other party, either destroy or return any documents so obtained. The parties hereto expressly acknowledge and agree that the terms of this Section 11.1 shall supersede any prior agreements relating to the confidentiality of information received by the parties hereto from each other.

                11.2. Hold Harmless. Hibernia will indemnify and hold harmless Northwest, each of its directors and officers and each person, if any who controls Northwest or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Northwest or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of counsel other than that selected by Hibernia as set forth above or any other expenses subsequently incurred by such indemnified party.

        12. Conditions. The consummation of the Merger is conditioned upon:

                12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Northwest.

                12.2. Federal Reserve Board and OCC Approvals. Procurement by Hibernia of the approval of the Federal Reserve Board of the Merger and the Comptroller of the Bank Merger and any and all other transactions contemplated hereby.

                12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

                12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Northwest shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

                12.5. Opinion of Hibernia Counsel. Northwest and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to Northwest, as to such matters as Northwest may reasonably request with respect to the transactions contemplated hereby.

                12.6. Opinion of Northwest Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Gerrish & McCreary, P.C., for Northwest, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

                12.7. Representations, Warranties and Agreements of Northwest. Each of the representations, warranties, and agreements of Northwest contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Northwest, dated the Closing Date, to such effect; Northwest shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Northwest shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

                12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Northwest shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Northwest such other certificates as Northwest shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Northwest with such further documents or other materials as Northwest shall have reasonably requested in connection with the transactions contemplated hereby.

                12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Northwest shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

                12.10. Tax Opinion. Hibernia and shareholders of Northwest shall have received an opinion of a nationally recognized public accounting firm satisfactory to Northwest, which opinion shall be satisfactory in form and substance to Hibernia and Northwest, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Northwest Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Northwest with respect to such exchange and that the Louisiana income tax treatment to the shareholders of Northwest will be substantially the same as the federal income tax treatment to the shareholders of Northwest.

                12.11. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Northwest Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

                12.12. Fairness Opinion. Northwest shall have received a letter from Southard Financial dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

                12.13. Termination of Interests in Retirement Plan. Northwest shall use its best efforts to obtain the consent of each current director serving on the Board of Directors of Northwest and each director who has retired from the Board of Directors since December of 1985 to the termination of the retirement plan in place for directors of Northwest (which plan was adopted in 1985 and amended in 1989) and to termination of any and all interest in such plan that each such directors may have.

                12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.11 or 12.12 shall only constitute conditions to consummation of the Merger if asserted by Northwest and a failure to satisfy any of the requirements set forth in Section 12.6 or 12.7 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

        13. Termination. This Agreement may be terminated prior to the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

                13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board.

                13.2. Breach of Representation, Warranty or Covenant. By either party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if
(i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

                13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by March 31, 1998, or (ii) any condition to Closing cannot be satisfied by March 31, 1998 and will not be waived by the party or parties entitled to waive it.

                13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

                13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Northwest.

                13.6. Material Adverse Change. By Northwest, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

                13.8. Fairness Opinion. By Northwest, if it shall not have received a letter from Southard Financial dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

                13.9. Due Diligence. By Hibernia, within 30 days after the date hereof, if its due diligence review of Northwest results in a discloses material liabilities, obstacles to the Merger or other circumstances that are not disclosed in this Agreement or the Schedules hereto and that, in the good faith judgment of Hibernia, materially alter the economic basis for, or feasibility of, the Merger; provided, however, that the sole remedy that Hibernia shall have in that event pursuant to this Section 13.9 shall be the termination of this Agreement.

                13.10. Termination of Retirement Plan. By Hibernia, in the event that more than 6 of the directors currently serving on the Board of Directors of Northwest, fail to agree to terminate their interest in the retirement policy for members of the Board adopted in 1985 and amended in 1989.

        14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 15 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act; (ii) the date that falls 15 days after the date of the order of the Comptroller approving the merger of the Bank with and into HNB pursuant to the Bank Merger Act; and (iii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

        15.  Survival  and  Termination  of   Representations,   Warranties  and
Covenants.

                15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

                15.2.  The provisions and agreements set forth in Sections 3, 5,
9.12 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Northwest who are the intended beneficiaries of such provisions.

                15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.13 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.13 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

                15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

        16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or Northwest) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Northwest shall change the number of shares of Hibernia Common Stock into which shares of Northwest Common Stock will be converted by the Merger.

        17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

        18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

        19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

        20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

        21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                                Hibernia Corporation
                                313 Carondelet Street
                                New Orleans, Louisiana  70130
                                Attention:  Corporate Law Division

and a copy of all notices or other communications directed to Northwest shall be sent to:

                                John Garmany
                                First National Bank of Mansfield
                                214 S. Washington
                                Mansfield, Louisiana  71052-2436


with a copy to:

                                Jeffrey C. Gerrish
                                Gerrish & McCreary, P.C.
                                700 Colonial Road, Suite 200
                                Memphis, Tennessee  38117

        22.   Headings.   The  headings  in  this  Agreement  are  inserted  for
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.


        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                        Hibernia Corporation




                                        Stephen A. Hansel
                                        President and Chief Executive
                                        Officer

Attest:




Patricia C. Meringer
Secretary

                                Northwest Bancshares of Louisiana, Inc.



                                By:  Its Board of Directors

                                        __________________________________
                                        John C. Burford, Jr.

                                        __________________________________
                                        C. Alfred Flanders, Jr.

                                        __________________________________
                                        John W. Garmany

                                        __________________________________
                                        Jack L. Grindle

                                        __________________________________
                                        Calvin W. Hall, II

                                        __________________________________
                                        Charles C. Hunter

                                        __________________________________
                                        Earnest A. Lafitte, Jr.

                                        __________________________________
                                        Jade W. Lowrey, Jr.

                                        __________________________________
                                        John C. McLaurin, Jr.

                                        __________________________________
                                        Joe B. Schmidt, Jr.

                                        __________________________________
                                        Loretta C. Woodward

                                        __________________________________
                                        Thomas A. Woodward, Jr.

                                        __________________________________
                                        Green Rives, Jr.

Attest:



___________________________________
Secretary




                                   APPENDIX B
                          OPINION OF SOUTHARD FINANCIAL


                                FAIRNESS OPINION
                              MERGER BY AND BETWEEN
                              HIBERNIA CORPORATION
                                       AND
                              NORTHWEST BANCSHARES
                               OF LOUISIANA, INC.


                                November 3, 1997

Board of Directors
Northwest Bancshares of Louisiana, Inc.
Mansfield, Louisiana

RE: Fairness Opinion Relative to Pending Agreement of Northwest Bancshares of Louisiana, Inc., Mansfield, Louisiana, to Merge with and into Hibernia Corporation, New Orleans, Louisiana.

Directors:

     The Board of Directors of Northwest Bancshares of Louisiana, Inc. ("Northwest" or the Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Northwest by Hibernia Corporation ("Hibernia"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Northwest or Hibernia. This opinion is issued based upon financial data as of September 30, 1997.

Approach to Assignment

     The approach to this assignment was to consider the following factors:

     A review of the financial performance and position of Northwest and the value of its common stock;

     A review of the financial performance and position of Hibernia and the value of its common stock;

     A review of recent Bank merger transactions;

     A review of the current and historical market prices of bank holding companies in Louisiana and surrounding states;

     A review of the investment characteristics of the common stock of Northwest and Hibernia;

     A review of the Agreement and Plan of Reorganization between Hibernia and Northwest;

     An evaluation of the impact of the merger on the expected return to the current shareholders of Northwest; and,

     An evaluation of other factors as was considered necessary to render this opinion.

     It is Southard Financial's understanding that the merger and resulting exchange of the stock of Hibernia for the outstanding common stock of Northwest constitutes a non- taxable exchange for federal income tax purposes.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Northwest and in Exhibit 2 pertaining to Hibernia.

Review of Northwest Bancshares of Louisiana, Inc.

Southard Financial visited with the management of First National Bank in Mansfield, Mansfield, Louisiana. Discussions included questions regarding the current and historical financial position and performance of Northwest, its outlook for the future, and other pertinent factors.

Review of Hibernia Corporation

Southard Financial visited with the management of Hibernia Corporation in New Orleans, Louisiana. Discussions included questions regarding the current and historical financial position and performance of Hibernia, its outlook for the future, and other pertinent factors. Southard Financial also reviewed publicly available information relative to Hibernia and its stock.

Merger Documentation

Southard Financial reviewed the Agreement and Plan of Reorganization (the "Agreement"). Appropriate aspects of this Agreement were discussed with the management of Northwest and Hibernia. (See Exhibit 3, Terms of the Agreement and Plan of Reorganization.)

Southard Financial did not independently verify the information reviewed, but relied on such information as complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of Hibernia or Northwest, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Northwest, Hibernia, and the proposed merger. The major considerations are as follows:

Northwest Bancshares of Louisiana, Inc.

        Historical earnings;
        Historical dividend payments;
        Outlook for future performance, earnings, and dividends;
        Economic conditions and outlook in Northwest's market;
        The competitive environment in Northwest's market;
        Comparisons with peer banks and bank holding companies;
        Potential risks in the loan and securities portfolios;
        Recent minority stock transactions in Northwest's common stock; and, Other such factors as were deemed appropriate in rendering this opinion.

Hibernia Corporation

        Historical earnings;
        Historical dividend payments;
        Outlook for future performance, earnings, and dividends;
        Economic conditions and outlook in Hibernia's market;
        The competitive environment in Hibernia's market;
        Comparisons with peer banks and bank holding companies;
        Recent minority stock transactions in Hibernia's common stock; and, Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

        Historical and current bank merger pricing; and, Current market prices for minority blocks of common stocks of regional bank holding companies in Louisiana and surrounding states.

The Proposed Merger

        The terms of the Agreement and Plan of Reorganization;
        The specific pricing of the merger;
        Adequacy of the consideration paid to the shareholders of Northwest; The assumption that the merger will be treated as a tax-free exchange; The impact on Hibernia's capital and liquidity positions;
        The  historical  dividend payments of Hibernia and  the likely  impact
        on   the   dividend   income    of    the    current   shareholders of
        Northwest (equivalency of cash dividends);
        Pro-forma combined income statements for Hibernia post merger and the expected returns to Northwest shareholders (equivalency of earnings yield);
        The market for minority blocks of Hibernia common stock; and, Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Northwest and Hibernia. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-7.)

Earnings Yield Analysis

     In evaluating the impact of the proposed merger on the shareholders of Northwest, Southard Financial determined that, based upon an assumed exchange ratio of 3.898 shares of Hibernia stock for each share of Northwest stock, the shareholders of Northwest would have seen no material impact on earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the merger been consummated prior to January 1, 1997. Further, adjusting Hibernia earnings for amortization of goodwill and core deposit intangibles (non-cash expenses), the earnings impact of the merger would be positive (see Exhibit 4).

Dividend Yield Analysis

     In  evaluating  the impact of the proposed  merger on the  shareholders  of
Northwest, Southard Financial reviewed the dividend paying histories of Northwest and Hibernia. Based upon this review, it is reasonable to expect that the shareholders of Northwest, in total, will receive dividends below the level currently paid by Northwest after the merger is completed (defined as post merger dividends per share times the assumed exchange ratio). This is predicated on the assumption that Hibernia will continue per share dividends at current levels (see Exhibit 4).

Book Value Analysis

     In evaluating the impact of the proposed merger on the shareholders of Northwest, Southard Financial determined that the shareholders of Northwest would have experienced an adverse impact on the book value of their investment had the merger been consummated on December 31, 1996 or June 30, 1997. However, the shareholders of Northwest would be exchanging their shares for Hibernia stock trading at 246% of book value (see Exhibit 4).

Growth Outlook for Earnings

     An important difference between Hibernia and Northwest is the outlook for growth in earnings per share. Northwest's earnings per share remained nearly constant over the 1993-96 period, increasing from $3.47 per share in 1993 to $3.54 per share in 1996. In comparison, Hibernia's earnings per share (fully taxable basis) increased from $0.51 per share in 1993 to $0.90 per share in 1996, with a projected level of $1.00 in 1997. Further, the outlook for Hibernia is for continued strong earnings per share growth for 1998.

Analysis of Alternatives

     In evaluating the fairness of the proposed merger to the shareholders of Northwest, Southard Financial reviewed with management the terms of other offers received and discussions for the purchase/merger of Northwest. Further, Southard Financial considered recent public market merger pricing information (see
Exhibit 5).

Analysis of Market Transactions

     Based upon the merger terms and the recent market price of Hibernia common stock, Northwest shareholders will receive about 239% of September 30, 1997 book value (based on peer levels of 10% capital) plus dollar-for-dollar of excess capital ($1.628 million), 16.9 times estimated 1997 earnings, and 25.5% of assets. Based upon the review conducted by Southard Financial, the pricing for Northwest in the merger is within the range of multiples seen in recent bank acquisitions. Further, the shareholders of Northwest would be exchanging their stock for shares of Hibernia, which is trading at 17.4x earnings and 246% of book value (see Exhibit 5).

Fundamental Analysis

     Southard Financial reviewed the financial characteristics of Northwest and Hibernia with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Northwest and Hibernia to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

Liquidity

     Unlike Northwest stock, Hibernia shares are listed and actively traded on the New York Stock Exchange. Further, except in the case of officers, directors, and certain large shareholders of Northwest, Hibernia shares received will be freely tradeable with no restrictions.

Summary of Analyses

     The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Northwest or Hibernia. Throughout the due diligence process, all information provided by Northwest, Hibernia, and third party sources, was relied upon by Southard Financial without independent verification. Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Northwest is expected to be favorable.

FAIRNESS OPINION

     Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Northwest Bancshares of Louisiana, Inc. by Hibernia Corporation pursuant to the Agreement and Plan of Reorganization are fair, from a financial viewpoint, to the shareholders of Northwest Bancshares of Louisiana, Inc. Thank you for this opportunity to be of service to the shareholders of Northwest Bancshares of Louisiana, Inc.

                                        Sincerely yours,

                                        SOUTHARD FINANCIAL


                                        /s/ DAVID A. HARRIS, CFA, ASA
                                        David A. Harris, CFA, ASA


                                        /s/ DOUGLAS K. SOUTHARD, DBA, CFA, ASA
                                        Douglas K. Southard, DBA, CFA, ASA


Attachments:

Exhibit 1:  Northwest Bancshares of Louisiana, Inc., Document Review List
Exhibit 2:  Hibernia Corporation, Document Review List
Exhibit 3:  Terms of the Agreement and Plan of Reorganization
Exhibit 4:  Expected   Impact   of   the   Merger on the Shareholders  of
            Northwest Bancshares of Louisiana, Inc.
Exhibit 5:  Comparison of the Merger Pricing to Public Market Transactions
Exhibit 6:  Overview of Northwest Bancshares of Louisiana, Inc.
Exhibit 7:  Overview of Hibernia Corporation
Exhibit 8:  Qualifications of Southard Financial


                                   APPENDIX C



                        Excerpts From Section 131 of the
                       Louisiana Business Corporation Law


        C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action.
 If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

        D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

        E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

        F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

        G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

        H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lost his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.


                                   APPENDIX D

                    FORM OF TAX OPINION OF ERNST & YOUNG LLP

[date]


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana  70130

Northwest Bancshares of Louisiana, Inc.
214 South Washington
Mansfield, Louisiana  71052


Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of Northwest Bancshares of Louisiana, Inc. ("Northwest") with and into Hibernia Corporation ("Hibernia") (the "Northwest Merger"), and the proposed merger of First National Bank in Mansfield ("Bank") with and into Hibernia National Bank ("HNB") (the "Bank Merger"). (Hereinafter, the Northwest Merger and the Bank Merger are referred to collectively as the "Proposed Mergers.")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified in: the Statements of Facts and Representations dated [date] provided by the respective managements of Northwest, Bank, Hibernia, and HNB; the Agreement and Plan of Merger made and entered into by and between Northwest and Hibernia as of June 26, 1997 (the "Agreement"); the Agreement to Merge between Bank and HNB
(the "Bank Plan of Merger"); and the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on [date] and containing the Proxy Statement - Prospectus of Northwest and Hibernia dated [date] ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Mergers. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the Proposed Mergers and the special meeting of the Northwest shareholders with respect thereto. We consent to such reference in the Prospectus under the captions "Summary," "Proposed Merger- Representations and Warranties; Conditions to the Merger; Waiver" and "--Material Tax Consequences." We also understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement and the Prospectus. We consent to such inclusion.


STATEMENT OF FACTS

Northwest is a corporation organized and existing under the laws of the State of Louisiana, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As of June 30, 1997, the authorized capital stock of Northwest was 500,000 shares of common stock, no par value ("Northwest Common Stock"). As of June 30, 1997, 400,000 shares of Northwest Common Stock had been issued, 386,870 shares of Northwest Common Stock were outstanding, and 13,130 shares of Northwest Common Stock were held in Northwest's treasury. The shares of Northwest Common Stock are held by approximately 180 shareholders. There are no options, warrants, subordinated rights or other rights to purchase Northwest Common Stock outstanding as of the date hereof.

Bank is principally engaged in the banking business. The presently authorized capital stock of Bank is 100,000 shares of common stock, par value $10.00 per share, all of which were issued and outstanding and held by Northwest (referred to as "Bank Common Stock").

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of June 30, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 129,120,951 shares of Hibernia Common Stock were outstanding, and 51,598 shares of Hibernia Common Stock were held in Hibernia's treasury. As of June 30, 1997, Hibernia has the following existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer: Hibernia has authorized or reserved 1,626,421 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,472,175 shares of Hibernia Common Stock were outstanding as of June 30, 1997; 7,301,583 (as adjusted) shares of Hibernia Common Stock for issuance under its Long-Term Incentive Plan, pursuant to which options covering 6,209,782 shares of Hibernia Common Stock were outstanding as of June 30, 1997; 932,500 shares of Hibernia Common Stock for issuance under its 1993 Directors' Stock Option Plan, pursuant to which options covering 290,000 shares of Hibernia
Common Stock are outstanding as of June 30, 1997; 81,999 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. On August 31, 1997, Hibernia completed a merger with Executive Bancshares, Inc. which resulted in the issuance of 1,161,680 shares of Hibernia Common Stock. In addition, three transactions currently pending, when consummated, will result in the issuance of no more than 19,300,000 additional shares of Hibernia Common Stock.

     Additionally, on March 14, 1995, Hibernia and its Board of Directors authorized an employee stock ownership plan ("ESOP") to be funded with $30.0 million of Hibernia Common Stock. The $30.0 million purchase of Hibernia Common Stock will be funded through a loan from HNB. Hibernia Common Stock for the ESOP will be purchased as it becomes available on the open market at market prices, or in private negotiated transactions, other than from former shareholders of Northwest Common Stock, at such prices as may be agreed by the parties to the transaction, using funds drawn down on the loan as needed. At June 30, 1997, 2,431,388 shares have been acquired. Hibernia Common Stock is traded on the New York Stock Exchange.

HNB is a nationally chartered bank engaged principally in the banking business in the state of Louisiana. HNB is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Proposed Mergers in order to improve its presence in the Louisiana market. As discussed in the Prospectus under the caption, "Proposed Merger-Background of and Reasons for Merger," the Northwest Board of Directors believes the shareholders of Northwest will benefit from being part of a larger banking entity, the stock of which is publicly traded.


PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be simultaneous mergers (i.e., the Proposed Mergers) of Northwest with and into Hibernia in accordance with the Louisiana Business Corporation Law ("LBCL"), and Bank with and into HNB in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act"). Upon the completion of the Northwest Merger, Hibernia will cause the Bank Merger to occur.

2. In the Northwest Merger, Hibernia will acquire all of the assets and assume all of the liabilities of Northwest in exchange for Hibernia Common Stock. As a result of the Northwest Merger, each share of the issued and outstanding Northwest Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate (the "Exchange Rate"). The Exchange Rate shall be the number that is obtained by the following formula: ($21,277,850 , 386,870) , the Average Market Price of Hibernia Common Stock (as defined below); provided, however, that if the Average Market Price of Hibernia Common Stock is greater than $14.11, the Exchange Rate shall be 3.898. Furthermore, if the Average Market Price of Hibernia Common Stock is less than $12.14, then the Northwest Merger shall convert to a cash transaction, in which the aggregate purchase price for all the shares of Northwest Common Stock shall be $21,277,850, and the shareholders of Northwest shall receive $55.00 in cash for each share of Northwest Common Stock held as of the effective date of the Northwest Merger.

 The Average Market Price of Hibernia Common Stock is defined as the average of the mean of the high and low prices of one share of Hibernia Common Stock for ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

3. Holders of shares of Northwest Common Stock outstanding immediately prior to the effective date of the Northwest Merger shall cease to be, and shall have no rights as, shareholders of Northwest after the Northwest Merger.

4. In the Bank Merger, HNB will acquire all the assets and assume all of the liabilities of Bank in constructive exchange for Hibernia Common Stock. As a result of the Bank Merger, each share of the issued and outstanding Bank Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock will actually be issued, nor will shares of HNB Common Stock be issued in the Bank Merger.

5. No fractional shares will be issued. Each holder of Northwest Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

6. By following certain statutory procedures, shareholders of Northwest Common Stock may exercise dissenter's rights entitling them to receive in cash the value of their respective Northwest Common Stock in lieu of receiving Hibernia Common Stock in the Northwest Merger.


REPRESENTATIONS

For purposes of our evaluation, we have received from the respective managements of Northwest, Bank, Hibernia, HNB, Statements of Facts and Representations, dated [date], as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.


The following  representations  have been made in connection  with the Northwest
Merger:

(a) The fair market value of the Hibernia Common Stock to be received by each shareholder of Northwest Common Stock will be approximately equal to the fair market value of the Northwest Common Stock surrendered in the exchange.

(b) There is no plan or intention by the shareholders of Northwest who own five percent or more of the Northwest Common Stock and to the best knowledge of management of Northwest, there is no intention on the part of the remaining shareholders of Northwest, to sell, exchange, or otherwise dispose of a number of shares of Hibernia Common Stock received in the transaction that would reduce the Northwest shareholders' ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of Northwest as of the same date. For purposes of this representation, any shares of Northwest Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding on the date of the transaction. Moreover, shares of Northwest Common Stock and shares of Hibernia Common Stock held by former Northwest shareholders and otherwise sold, redeemed, or disposed of prior to June 26, 1997, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

(c) Hibernia has no plan or intention to reacquire any of its Common Stock issued in the Northwest Merger other than to acquire a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

(d) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of Northwest acquired in the transaction except for dispositions made in the ordinary course of business.

(e) Any liabilities of Northwest assumed by Hibernia and any liabilities to which the transferred assets of Northwest are subject were incurred by Northwest in the ordinary course of its business.

(f) Following the transaction, Hibernia will continue, substantially unchanged, the business of Northwest as operated, prior to the Proposed Mergers, through Northwest's subsidiary (Bank) which will be merged with and into HNB.

(g) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, Northwest, and the shareholders of Northwest will pay their respective expenses, if any, incurred in connection with the transactions.

(h) There is no intercorporate indebtedness existing between Northwest and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

(i) No two parties to the  transaction  are  investment  companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

(j) Northwest is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k) The fair market value of the assets of Northwest to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

(l) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Northwest shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the Northwest shareholders in exchange for their shares of Northwest Common Stock. The fractional share interests of each holder of Northwest Common Stock will be aggregated, and no Northwest shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock for its Northwest Common Stock.

(m) None of the compensation received by any shareholder- employees of Northwest or its affiliates will be separate consideration for, or allocable to, any of their shares of Northwest Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(n) The Northwest Merger will qualify as a statutory merger under the LBCL.

(o) The shareholders of Northwest (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of Hibernia Common Stock.


The following representations have been made in connection with the Bank Merger:

(aa) No additional Hibernia Common Stock will be issued or exchanged in the Bank Merger. No HNB Common Stock will be issued or exchanged in the Bank Merger.

(bb) There is no plan or intention by the shareholder of Bank to sell, exchange or otherwise dispose of a number of shares of Hibernia Common Stock constructively received in the transaction that would reduce the Bank shareholder's constructive ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, any shares of Bank Common Stock constructively exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HNB Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Hibernia Common Stock held by Bank or its shareholder and otherwise sold, redeemed, or disposed of prior to June 26, 1997, in contemplation of this transaction, or subsequent to this transaction will be considered in making this representation.

(cc) HNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this representation, amounts paid by Bank to dissenters, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

(dd) Prior to the transaction, Hibernia will be in control of HNB within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

(ee) Following the transaction, HNB will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNB within the meaning of Section 368(c) of the Code.

(ff) Hibernia has no plan or intention to reacquire any of its Common Stock constructively issued in the Bank Merger.

(gg) Hibernia has no plan or intention to liquidate HNB; to merge HNB into another corporation; to sell or otherwise dispose of the Common Stock of HNB; or to cause HNB to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business. As Hibernia consummates other mergers, it is likely that some or all of the merged banks will be merged with and into HNB. At this time, the discussion provided under the caption "Summary Other Pending Transactions for Hibernia" in the Prospectus provides a complete list of all pending mergers that are covered by definitive agreements as of June 26, 1997. However, no Common Stock of HNB will be issued as consideration in any of the pending mergers.

(hh) The liabilities of Bank assumed by HNB and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

(ii) Following the transaction, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic business assets in its business.

(jj) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNB, Bank and the shareholder of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

(kk) There is no intercorporate indebtedness existing between Hibernia and Bank and their affiliates or between HNB and Bank that was issued, acquired, or will be settled at a discount.

(ll) No two parties to the Bank Merger are  investment  companies  as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

(mm) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(nn) The basis and fair market value of the assets of Bank transferred to HNB will each equal or exceed the sum of the liabilities assumed by HNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

(oo) The merger of Bank into HNB will qualify as a statutory merger under the Bank Merger Act.


TECHNICAL ANALYSIS

The following technical analysis is applicable only if the Average Market Price of Hibernia Common Stock is equal to or greater than $12.14. If the Average Market Price of Hibernia Common Stock is less than $12.14, no Hibernia Common Stock will be exchanged in the transaction and the following discussion is not applicable.

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of Northwest with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for Northwest Common Stock, is to occur as a statutory merger under applicable state law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Bank with and into HNB, wherein Hibernia Common Stock is to be constructively exchanged for Bank Common Stock, is to occur as a statutory merger under applicable state and national law.

Revenue Procedure 77-37, 1977-2 C.B. 568 (3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the transaction will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Proposed Mergers is taken into consideration in applying the "substantially all" test.

In the proposed Bank Merger, it has been represented by the respective managements of Bank and HNB that HNB will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Bank and that, for this purpose, the fair market value of the net and gross assets of Bank will be determined before payment by Bank of any expenses incurred by it in connection with the Bank
Merger, before payment to any dissenters to the Bank Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Bank Merger.


Additional Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

(i)     "continuity of interest" must be present,

(ii)    "continuity of business enterprise" must exist, and

(iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.


Continuity of Interest In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462 (1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir.
1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.02) provides that, for advance ruling purposes, the continuity of interest requirement is satisfied if there is a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated [date], the 50 percent continuity of interest test of Revenue Procedure 77-37, supra, will be met in the Northwest Merger and the Bank Merger. It has been represented by the management of Northwest that the shareholders of Northwest have no plan or intention to sell, exchange or otherwise dispose of a number of Hibernia shares to be received in the transaction that will reduce their Hibernia Common Stock holdings to less than the requisite 50 percent continuity of interest. Accordingly, in the Northwest Merger there will be a continuing interest through Common Stock ownership in Hibernia on the part of the former shareholders of Northwest.

In Revenue Ruling 68-526, 1968-2 C.B. 156, the Internal Revenue Service (the "Service") held that the acquisition of the assets (and assumption of liabilities) of a parent corporation and its 60 percent owned subsidiary constituted separate tax-free reorganizations when the transactions occurred pursuant to one plan of reorganization and for valid business reasons. In
Revenue Ruling 76-528, 1976-2 C.B. 103, the Service clarified that the continuity of interest requirement was met in Revenue Ruling 68-526 with respect to the subsidiary acquisition even when the parent had no assets other than stock of a subsidiary because, in light of the acquisition of the parent's assets, and its dissolution pursuant to the plan of reorganization, the parent's shareholders, in effect, "stepped into the parent's shoes" as the only qualified parties to receive and continue the stock interest formerly held by the parent corporation. Although no assurance can be given that the Service will agree, the rationale of the above Revenue Rulings suggests that the continuity of interest maintained by the Northwest shareholders in the Northwest Merger is relevant in determining whether the continuity of interest requirement is satisfied in the Bank Merger. See also PLR 9109044 (December 4, 1990) where the Service, after applying the step transaction doctrine, ruled that a sideways merger of a Bank Holding Company and its wholly owned banking subsidiary into an acquiring bank holding company and its banking subsidiary respectively constituted reorganizations under Section 368(a)(1)(C) and Section 368(a)(2)(D).

In the past, the Service has frequently ruled on certain facts that the simultaneous mergers of a parent and its wholly-owned subsidiary into an acquiring parent corporation and its wholly-owned subsidiary, respectively each qualified as a Section 368(a)(1)(A) reorganization (see e.g., PLR 9111025 (December 14, 1990), 9047015 (August 24, 1990) and 9003053 (October 26, 1989)).
In other rulings involving slightly different facts (i.e., minority shareholders in the subsidiary), the Service held that the subsidiary mergers were Section 368(a)(1)(A) reorganizations by reason of Section 368(a)(2)(D) (see e.g., PLR 9109044 (December 4, 1990), 8943067 (August 2, 1989) and 8942090 (July 27,
1989)).

Although private letter rulings are not binding on the Service as precedent, they are cited to illustrate a consistent rulings position. In recent years, while the Service has declined to rule on whether a transaction qualifies as a reorganization pursuant to Section 368(a)(1)(A) of the Code (see section
3.01(24) of Rev. Proc. 97-3) it has consistently ruled that the receipt by a target parent's shareholders of stock of an acquiring corporation will not prevent a lower tier target's merger from satisfying the continuity of interest requirement of Section 1.368-1(b) of the Regulations. See, for example, PLR 9237031 (June 16, 1992), PLR 9317027 (January 29, 1993), and PLR 9510059 (March
10, 1995).


Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Bank Merger will meet the continuity of business enterprise test of
Section 1.368-1(d) because, based upon the representation of the management of HNB, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic assets in a business.

Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met upon the merger of two bank holding companies where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Northwest Merger because Hibernia through its wholly-owned subsidiary HNB, will continue the banking business indirectly conducted by Northwest.


Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, there are substantial business reasons for the Proposed Mergers. Accordingly, the Proposed Mergers each satisfy the business purpose requirement as set forth in the Regulations.


Constructive Exchange of Shares

To avoid the expense and inconvenience of issuing Hibernia shares to itself in the Bank Merger, and because Northwest's shareholders will have already received fair value for their shares, the shares of Bank Common Stock obtained by Hibernia in the Northwest Merger shall be canceled. (See the preceding discussion regarding Rev. Rul. 76-528). In the Bank Merger, which occurs simultaneously, but is to be described in the closing documents covering the Proposed Mergers as a step following the Northwest Merger, HNB technically would acquire the assets of Bank by issuing shares of Hibernia Common Stock to the Bank shareholder, Hibernia (as the result of the Northwest Merger).

The tax court has consistently held that the physical transfer of shares is not necessary if it would be a "meaningless gesture," particularly in situations where common ownership is present. See, Fowler Hosiery Co., 36 T.C. 201 (1961), aff'd 301 F.2d 394 (7th Cir. 1962) and William Holton George, 26 T.C. 396
(1956). In fact, the Service has ruled that the absence of an actual physical exchange of shares does not prevent a transaction from qualifying as a tax-free reorganization if such an exchange would have been a "meaningless gesture" or a "useless task." See Rev. Rul. 70-240, 1970-1 C.B. 81 and Rev. Rul. 75-383, 1975-2 C.B. 127. See also Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966); James Armour, Inc., 43 T.C. 295 (1964); American Manufacturing Co., 55 T.C. 204
(1970). In addition, the Service held in Revenue Ruling 78-47, 1978-1 C.B. 113, that a physical issuance of shares was unnecessary in order to eliminate certain expenses associated with a reorganization.

The Service has also consistently permitted constructive exchanges in private letter rulings. See e.g., PLR 9247019 (August 24, 1992) and 9137029 (June 13,
1991) citing Revenue Ruling 78-47; PLR 9319017 (February 5, 1993) citing Revenue Ruling 70-240; PLR 8750071 (September 17, 1987), 8722021 (February 25, 1987),
8620043  (February 14, 1986),  8403028 (October 17, 1983), and 8306010 (November
4, 1982).

Based on the above, the constructive exchange described herein does not prevent the Bank Merger from qualifying as a tax-free reorganization.


Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Treasury Regulations (Treas. Regs.) Section 1.1032-2.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Cash received by shareholders of Northwest Common Stock who dissent, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Treas. Reg. Sec. 1.354-1(d), Ex.
(3). If, as a result of such distribution, a shareholder owns no Northwest Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under Section 302(a) of the Code.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Statements of Facts and Representations, the Agreement, and the Bank Plan of Merger, it is our opinion that the following federal income tax consequences will result, but only to the extent that the Average Market Price of Hibernia Common Stock equals or exceeds $12.14:

In the merger of Northwest with and into Hibernia:

(1) Provided the proposed merger of Northwest with and into Hibernia qualifies as a statutory merger under Louisiana law, the Northwest Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Northwest and Hibernia will each be a party to a reorganization within the meaning of
Section 368(b) of the Code.

(2) No gain or loss will be recognized by Northwest upon the transfer of its assets to Hibernia in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of Northwest, since any cash for dissenters will be distributed to the shareholders (Sections 361(a), 361(b), and 357(a) of the Code).

(3) No gain or loss will be recognized by Hibernia on receipt of the Northwest assets in exchange for Hibernia Common Stock, cash and the assumption by Hibernia of the liabilities of Northwest (Section 1032(a) of the Code).

(4) The basis of the assets of Northwest in the hands of Hibernia will, in each case, be the same as the basis of those assets in the hands of Northwest immediately prior to the transaction (Section 362(b) of the Code).

(5) The holding period of the assets of Northwest in the hands of Hibernia will, in each case, include the period for which such assets were held by Northwest (Section 1223(2) of the Code).

(6) No gain or loss will be recognized, with respect to the receipt of Hibernia Common Stock, by the shareholders of Northwest who receive solely Hibernia Common Stock and cash for fractional shares in exchange for their shares of Northwest Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 12 below.

     (7) The cash received by a dissenting shareholder of Northwest in exchange for his or her Northwest Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no Northwest Common Stock either directly or indirectly through the application of Section 318, the redemption will be treated as a complete termination of interest under Section 302(b)(3) and such cash will be treated as a distribution in exchange for stock under Section 302(a).

(8) The basis of Hibernia Common Stock to be received by the shareholders of Northwest Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange. (Section 358(a)(1) of the Code).

(9) The holding period of the Hibernia Common Stock to be received by the shareholders of Northwest Common Stock in the transaction will include in each instance, the period during which the Northwest Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

(10) Hibernia will succeed to and take into account those tax attributes of Northwest described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations.) These items will be taken into account by Hibernia subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Northwest as of the date of transfer. Any deficit in the earnings and profits of Northwest will be used only to offset the earnings and profits accumulated after the date of transfer.

(12) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B.
574).

(13) Northwest will close its taxable year as of the date of the distribution or transfer. Hibernia will not close its taxable year merely because of the Northwest Merger.
(Section 381(b) of the Code).


In the merger of Bank with and into HNB:

(14) Provided the proposed merger of Bank with and into HNB qualifies as statutory merger under the Bank Merger Act, the acquisition by HNB of substantially all of the assets of Bank solely in constructive exchange for Hibernia Common Stock and the assumption by HNB of the liabilities of Bank, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank, Hibernia and HNB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(15) No gain or loss will be recognized by either Hibernia or HNB upon the acquisition by HNB of substantially all of the assets of Bank in constructive exchange for Hibernia Common Stock and the assumption of Bank's liabilities (Section 1032(a) of the Code). (See Treas. Regs. Section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124.)

(16) The basis of the assets of Bank acquired by HNB will be the same in the hands of HNB as the basis of such assets in the hands of Bank immediately prior to the exchange (Section 362(b) of the Code).

(17) The basis of the HNB Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Bank assets in the hands of HNB and decreased by the sum of the amount of the liabilities of Bank assumed by HNB and the amount of liabilities to which the assets of Bank are subject (Section 1.358-6(c)(1) of Treas. Regs.).

(18) The holding period of the assets of Bank received by HNB will, in each instance, include the period for which such assets were held by Bank (Section 1223(2) of the Code).

(19) As provided by Section 381(c) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bank as of the date of transfer.
 Any deficit in the earnings and profits of Bank or HNB will be used only to offset the earnings and profits accumulated after the date of transfer.

(20) The shareholder of HNB will recognize no gain or loss upon the constructive exchange of Bank Common Stock solely for Hibernia Common Stock. (Section 354(a)(1) of the Code.)

(21) Bank will recognize no gain or loss on the transfer of its assets to HNB in constructive exchange for Hibernia Common Stock and the assumption by HNB of the liabilities of Bank, as described above. (Sections 361(a) and 357(a) of the Code.)

(22) Bank will close its taxable year as of the date of the distribution or transfer. HNB will not close its taxable year merely because of the Bank Merger. (Section 381(b) of the Code.)

(23)  Pursuant  to  Section  381(a) of the Code and  Section  1.381(a)-1  of the
Regulations, HNB will succeed to and take into account the items of Bank described in Section 381(c) of the Code. These items will be taken into account by HNB subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations promulgated thereunder.


SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (23) in the section entitled "Federal Income Tax Consequences" above.
 Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for Hibernia, HNB, Northwest, the Bank or any of their shareholders if the transaction is solely for cash consideration due to the Average Market Price of Hibernia Common Stock being less than $12.14 as described in the section entitled "Proposed Transactions" above. Our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia or with regard to the foreign, state or local income tax consequences for the shareholders of Northwest, Bank, and HNB. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Mergers, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Mergers unless expressly stated above. Further, we have made no determination as whether Northwest dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Mergers nor the common shares being exchanged in the Proposed Mergers. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to Northwest, Bank, Hibernia, and HNB.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon.

Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our opinions as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.




PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

        The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

        Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions. Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

        Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

        Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

        The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

        Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

        Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

        Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

        Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

        Hibernia Corporation (the "Registrant") has adopted an indemnification provision in its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Registrant's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Registrant or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Registrant) by reason of the fact that the person served as an officer or director of the Registrant or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Registrant if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Registrant to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

        The Registrant's Articles of Incorporation further provide that no director or officer of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such a limitation.


Item 21....  Exhibits and Financial Statement Schedules.

  (a)

EXHIBIT      DESCRIPTION

     2 Agreement and Plan of Merger (included as Appendix A to the Proxy Statement-Prospectus)

     3.1 Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

     3.2 Exhibit 3.2 to the Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1997 filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of the Registrant, as amended to date)

     5 Opinion of Patricia C. Meringer, Esq. re: legality of shares

     8 Opinion of Ernst & Young LLP, certified public accountants, regarding certain tax matters (included as Appendix D to the Proxy Statement-Prospectus)

     10.13 Exhibit 10.13 to the Annual Report on Form 10- K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Deferred Compensation Plan for Outside Directors of Hibernia Corporation and its Subsidiaries, as amended to date)

     10.14 Exhibit 10.14 to the Annual Report on Form 10- K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Hibernia Corporation Executive Life Insurance Plan)

     10.16 Exhibit 4.7 to the Registration Statement on Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia Corporation 1987 Stock Option Plan, as amended to date)

     10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term Incentive Plan of Hibernia Corporation)

     10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock Option Plan of Hibernia Corporation)

     10.36 Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission file no. 0-7220) is hereby incorporated by reference (Employment agreement between Stephen A. Hansel and Hibernia Corporation)

     10.37 Exhibit 10.37 to the Registrant's Annual Report on Form 19-K; Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement) between J. Herbert Boydstun and Hibernia Corporation)

     10.38 Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between E.R. "Bo" Campbell and Hibernia Corporation)

     10.39 Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between B.D. Flurry and Hibernia Corporation)

     10.40 Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Split-Dollar Life Insurance Plan of the Registrant effective as of July 1996)

     10.41 Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Nonqualified Deferred Compensation Plan for Key Management Employees of the Registrant effective as of July 1996)

     10.42 Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Supplemental Stock Compensation Plan for Key Management Employees effective as of July 1996)

     10.43 Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Nonqualified Target Benefit (Deferred Award) Plan of the Registrant effective as of July 1996)

     13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (1996 Annual Report to security holders of the Registrant).

     21 Exhibit 21 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

     23(a)     Consent of Patricia C. Meringer, Esq. (included with Exhibit 5)

     23(b)(i)  Consent of Edmonson & Waddell CPAs
         (ii)  Consent of Ernst & Young LLP
        (iii)  Consent of Southard Financial

     24        Powers of Attorney

     99        Form of Proxy of Northwest Bancshares of Louisiana, Inc.



  (b)

FINANCIAL STATEMENT SCHEDULES
N/A


Item 22.  Undertakings.

        The undersigned registrant hereby undertakes:

        (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                (a) to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (iv) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (v) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

        (vi) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (vii) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (viii) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on November 6, 1997.

                          HIBERNIA CORPORATION


                    By:   /s/ PATRICIA C. MERINGER
                          Patricia C. Meringer
                          Senior Vice President and
                            Secretary


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 1997.



Signatures                                              Title

       *
_____________________________           Chairman of the Board
Robert H. Boh

       *
_____________________________           President and Chief
Stephen A. Hansel                         Executive Officer and
                                          Director

       *
_____________________________           Chief Financial Officer
Marsha M. Gassan

       *
_____________________________           Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________           Director
J. Herbert Boydstun

       *
_____________________________           Director
J. Terrell Brown

       *
_____________________________           Director
E. R. Campbell

       *
_____________________________           Director
Richard W. Freeman, Jr.

       *
_____________________________           Director
Dick H. Hearin

       *
_____________________________           Director
Robert T. Holleman

       *
_____________________________           Director
Elton R. King

       *
_____________________________           Director
Sidney W. Lassen

       *
_____________________________           Director
Laura A. Leach

       *
_____________________________           Director
James R. Murphy

       *
_____________________________           Director
Donald J. Nalty

       *
_____________________________           Director
William C. O'Malley

       *
_____________________________           Director
Robert T. Ratcliff

       *
_____________________________           Director
H. Duke Shackelford

       *
_____________________________           Director
Janee M. Tucker

       *
_____________________________           Director
Virgnia Eason Weinmann

       *
_____________________________           Director
Robert E. Zetzmann




*By: /s/ PATRICIA C. MERINGER
     Patricia C. Meringer
     Attorney-in-Fact




                                  EXHIBIT INDEX

Exhibit                                                   Sequential
                                                             Page
                                                            Number


 5           Opinion of Patricia C. Meringer, Esq.

 23(a)       Consent of Patricia C. Meringer, Esq.
               (included with Exhibit 5)

 23(b)(i)    Consent of Edmonson & Waddell CPAs
     (ii)    Consent of Ernst & Young LLP
    (iii)    Consent of Southard Financial

 24          Powers of Attorney

 99          Form of Proxy of Northwest
                Bancshares of Louisiana, Inc.





                                  EXHIBIT 5(a)




                                November __, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

        I am Corporate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares) to be issued by the Company in a proposed merger (the "Merger") with Northwest Bancshares of Louisiana, Inc. ("Northwest") in which the shareholders of Northwest will receive the Shares in exchange for their shares of common stock of Northwest, to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Northwest upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

        In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

        In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

        Based  upon  and  limited  by  the  foregoing,   and  based  upon  legal
considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

        1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

        2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

        I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.

        This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.

                            Very truly yours,



                            /s/ PATRICIA C. MERINGER
                            Patricia C. Meringer
                            Corporate Counsel
                              and Secretary

PCM/gbp


                                Exhibit 23(b)(i)
                       Consent of Edmonson & Waddell CPAs


     We consent to the reference to our firm under the caption Experts and to the use of our report dated January 3, 1997 on the consolidated financial statements of Northwest Bancshares of Louisiana, Inc. in the Registration Statement (Form S-4) and related Proxy Statement-Prospectus of Hibernia Corporation for the registration of approximately 1,753,000 shares of its Class A common stock.



/s/ EDMONSON & WADDELL
Edmonson & Waddell
Shreveport, Louisiana
November 3, 1997



                                Exhibit 23(b)(ii)
                          Consent of Ernst & Young LLP


     We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 1,752,706 shares of its common stock to be issued pursuant to its proposed merger with Northwest Bancshares of Louisiana, Inc. and to the incorporation by reference therein of our report dated January 15, 1997, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                              /s/ ERNST & YOUNG LLP
                              Ernst & Young LLP



New Orleans, Louisiana
November 3, 1997



                               Exhibit 23(b)(iii)
                          Consent of Southard Financial


     We hereby consent to the inclusion in this registration statement on Form S-4 of our opinion dated November 3, 1997 and to all references to our firm in the registration statement.



                             SOUTHARD FINANCIAL



                             /s/ DOUGLAS K. SOUTHARD
                             Douglas K. Southard


November 3, 1997



                                   Exhibit 24
                               Powers of Attorney


                                P0WER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.

                                                /s/ ROBERT H. BOH
                                                Robert H. Boh
                                                Chairman and Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ J. HERBERT BOYDSTUN
                                                J. Herbert Boydstun
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ J. TERRELL BROWN
                                                J. Terrell Brown
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ E. R. "BO" CAMPBELL
                                                E. R. "Bo" Campbell
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ RICHARD W. FREEMAN, JR.
                                                Richard W. Freeman, Jr.
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned President, Chief Executive Officer and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.



                                             /s/ STEPHEN A. HANSEL
                                             Stephen A. Hansel
                                             President, Chief Executive
                                               Officer and Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ DICK H. HEARIN
                                                Dick H. Hearin
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ ROBERT T. HOLLEMAN
                                                Robert T. Holleman
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ ELTON R. KING
                                                Elton R. King
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ SIDNEY W. LASSEN
                                                Sidney W. Lassen
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ LAURA A. LEACH
                                                Laura A. Leach
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ JAMES R. MURPHY
                                                James R. Murphy
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ DONALD J. NALTY
                                                Donald J. Nalty
                                                Vice Chairman and Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ WILLIAM C. O'MALLEY
                                                William C. O'Malley
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ ROBERT T. RATCLIFF
                                                Robert T. Ratcliff
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ H. DUKE SHACKELFORD
                                                H. Duke Shackelford
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ JANEE M. "GEE" TUCKER
                                                Janee M. "Gee" Tucker
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ VIRGINIA E. WEINMANN
                                                Virginia E. Weinmann
                                                Director
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ ROBERT E. ZETZMANN
                                                Robert E. Zetzmann
                                                Director
                                                HIBERNIA CORPORATION






                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Controller and Chief Accounting Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997.


                                                /s/ RON E. SAMFORD, JR.
                                                Ron E. Samford, Jr.
                                                Controller and Chief Accounting
                                                  Officer
                                                HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chief Financial Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Northwest Bancshares of Louisiana, Inc. ("Northwest") wherein the Corporation agrees to exchange shares of its common stock, or cash in certain circumstances, for all of the outstanding shares of common stock of Northwest and merge Northwest into the Corporation, authorized by resolutions adopted by the Board of Directors on July 23, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 23rd day of July, 1997


                                                /s/ MARSHA M. GASSAN
                                                Marsha M. Gassan
                                                Chief Financial Officer
                                                HIBERNIA CORPORATION



                                   EXHIBIT 99

                     NORTHWEST BANCSHARES OF LOUISIANA, INC.
                                      PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        NORTHWEST BANCSHARES-TEXAS, INC.


        The undersigned shareholder of Northwest Bancshares of Louisiana, Inc. ("Northwest"), a Louisiana corporation, hereby constitutes and appoints _______________ and ______________, or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of common stock, no par value, of Northwest the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Northwest, which will be held at the office of Northwest Bancshares of Louisiana, Inc. (which is the main office of First National Bank in Mansfield, 214 South Washington, Mansfield, Louisiana 71052), on ________ __, 1997 at _____ _.m. (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF NORTHWEST, OR, IN THE EVENT A MATTER IS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AS TO WHICH THE BOARD OF DIRECTORS HAS MADE NO RECOMMENDATION, THE PROXIES WILL VOTE THE SHARES IN THEIR DISCRETION.

        The Board of Directors of Northwest recommends that you vote FOR the approval of the Agreement and Plan of Merger between Northwest and Hibernia effective as of June 26,, 1997 and the merger (the "Merger") of Northwest into Hibernia Corporation ("Hibernia").

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                      IN THE ENCLOSED POSTAGE PAID ENVELOPE



PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK
    /---/


            --------------------
            Common Stock

      Approval of the Agreement and Plan of Merger between Northwest and Hibernia dated as of June 26, 1997 and the Merger.

               For            Against             Abstain

               ---            ---                 ---
              /---/          /---/               /---/

        The  undersigned   hereby   acknowledges   receipt  of  a  copy  of  the
accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.


  The representations in this section are made only to the extent that the Average Market Price of Hibernia Common Stock is equal to or greater than $12.14.